UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Wendy’s International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2005 Annual Meeting of Shareholders,

Proxy Statement, Financial Statements and Other Information

Contents

Notice of Annual Meeting of Shareholders
1	Proxy Statement
1	Voting Securities and Principal Holders Thereof
4	Election of Directors
7	Other Director Information, Committees of Directors and Corporate Governance Information
10	Audit Committee Report
11	Compensation of Management
11	Summary Compensation Table
13	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
14	Report of the Compensation Committee on Executive Compensation
17	Comparison of Five-Year Total Return for Wendy’s International, Inc., the Peer Group Index and the S&P 500 Index
18	Executive Agreements
19	Certain Transactions Involving Management or 5% Shareholders
19	Ratification of Independent Registered Public Accounting Firm
19	Equity Compensation Plan Information
20	Shareholder Proposals
25	Other Matters

Financial Statements and Other Information
AA-1	Management’s Discussion and Analysis
AA-24	Management’s Statement of Responsibility for Financial Statements and Report on Internal Control Over Financial Reporting
AA-24	Report of Independent Registered Public Accounting Firm
AA-27	Consolidated Statements of Income
AA-28	Consolidated Balance Sheets
AA-29	Consolidated Statements of Cash Flows
AA-30	Consolidated Statements of Shareholders’ Equity
AA-31	Consolidated Statements of Comprehensive Income
AA-32	Notes to the Consolidated Financial Statements
AA-51	Officers and Directors
AA-52	Market for Common Stock and Related Stockholder Matters
AA-52	Selected Financial Data
AA-53	Safe Harbor Statement
Map to Wendy’s Annual Meeting

WENDY’S INTERNATIONAL, INC.

P.O. Box 256

Dublin, Ohio 43017-0256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy’s International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy’s International, Inc. (the “Company”) will be held at the AMC Theatres, 6700 Village Parkway, Dublin, Ohio 43017, on Thursday, April 28, 2005, at 8:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect four Directors, each for a term of three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year.

3.	To consider two Shareholder Proposals, if presented at the Annual Meeting, as described on pages 20 to 24 of the Proxy Statement.

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

YOUR VOTE IS IMPORTANT

Again this year we are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically through the internet or by telephone, does not affect your right to vote in person in the event you attend the meeting.

You are invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed Proxy or as prompted if you vote electronically through the internet or by telephone. For shareholders of record, an admission ticket (which is attached to the enclosed Proxy) and government-issued picture identification will be required to enter the meeting. Shareholders owning common shares through a broker, bank or other record holder must bring evidence of ownership as of March 7, 2005, such as an account statement, proxy issued by the record holder or other acceptable document in addition to a government-issued picture identification. An individual arriving at the meeting site without an admission ticket, account statement, proxy issued by the record holder or other acceptable document and a government-issued picture identification will not be admitted unless the Company can otherwise verify ownership as of the record date. Seating at the meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting. Additional details about admission to the meeting are stated on the back cover of the Proxy Statement.

/s/ Leon M. McCorkle, Jr.

LEON M. McCORKLE, JR.

Secretary

Dublin, Ohio

March 28, 2005

WENDY’S INTERNATIONAL, INC.

P.O. Box 256

Dublin, Ohio 43017-0256

(614) 764-3100

PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Thursday, April 28, 2005, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. A shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing, by accessing the internet site, by using the toll-free telephone number stated on the form of Proxy, or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by a later-dated electronic vote through the internet site, by using the toll-free telephone number stated on the form of Proxy, or by voting at the open meeting. All properly executed Proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS”, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year, and “AGAINST” the Shareholder Proposals, if presented at the Annual Meeting, as described on pages 20 to 24 of this Proxy Statement.

Solicitation of Proxies may be made by mail, personal interview and telephone by Officers, Directors and regular employees of the Company, and by employees of the Company’s transfer agent, American Stock Transfer and Trust Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable expenses, Georgeson Shareholder Communications, Inc., a firm specializing in proxy solicitations. All costs related to the solicitation of Proxies on behalf of the Board of Directors will be borne by the Company, except as noted below. The Company will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 31, 2005.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights

The total number of outstanding shares entitled to vote at the meeting is 113,296,001, and only shareholders of record at the close of business on March 7, 2005, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy, and votes recorded through the internet or by telephone, would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than 5% of the outstanding common shares of the Company as of March 7, 2005:

(1) Title of Class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership		(4) Percent of class
Common shares	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	8,601,466	(a)(b)	7.6%
Common shares	Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue 15th Floor Dallas, Texas 75204-2429	8,058,991	(a)	7.1%

(a)	As of December 31, 2004.

(b)	Fidelity Management and Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 6,923,580 common shares as the result of acting as investment advisor to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp., through its control of Fidelity, and the Fidelity Funds each have sole power to dispose of the 6,923,580 common shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds. The sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds resides with the Board of Trustees of such funds.

Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,516,205 common shares as the result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the 1,516,205 common shares owned by the institutional accounts and sole power to vote or direct the voting over such common shares.

Strategic Advisors, Inc., a wholly-owned subsidiary of FMR Corp., provides investment advisory services to individuals. As such, FMR Corp.’s beneficial ownership includes 1,721 common shares beneficially owned through Strategic Advisors, Inc.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of the common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Fidelity International Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 159,960 common shares and has the sole power to vote and to dispose of such common shares.

A partnership controlled by Edward C. Johnson 3d and members of his family own shares of FIL voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of FIL stock. Mr. Johnson 3d is Chairman of FMR Corp. and FIL. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other beneficial ownership of securities owned by the other corporation. However, the shares beneficially owned by FIL are included in the amount listed in the table above.

Security Ownership of Management

The following table sets forth, as of March 7, 2005, information with respect to the Company’s common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 11 of this Proxy Statement and by all Directors and Executive Officers as a group:

(1) Title of Class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership (a) (b)	(4) Percent of class
(All of these are	John T. Schuessler	597,259.5%
common shares.)	Kerrii B. Anderson	212,743.2%
	Paul D. House	314,123.3%
	Ann B. Crane	3,889	—
	Janet Hill	21,764	—
	Thomas F. Keller	22,575	—
	William E. Kirwan	5,905	—
	David P. Lauer	149,343.1%
	J. Randolph Lewis	2,600	—
	James F. Millar	6,389	—
	James V. Pickett	89,511.1%
	John R. Thompson	5,000	—
	Donald F. Calhoon	112,392.1%
	George Condos	84,060.1%
	Kathie T. Chesnut	106,306.1%
	Thomas J. Mueller	262,600.2%
	All Directors and Executive Officers as a group (19 persons)	2,239,987	1.9%

(a)	The amounts reflected in this table include common shares in which there is shared voting and investment power.
(b)	Includes options exercisable within 60 days following March 7, 2005 and restricted shares.

In addition to the amounts shown above, as of March 7, 2005, Dr. Kirwan and all Directors and Executive Officers as a group held 774 and 1,639, respectively, phantom shares under the Company’s Deferred Compensation Plan. Under that Plan, phantom shares are payable in common shares of the Company not earlier than six months after termination as a Director or employment with the Company (as applicable). Phantom shares do not have voting rights.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that all filing requirements applicable to its Directors and Executive Officers were complied with during the last completed fiscal year.

ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2008:

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
John T. Schuessler	54	Chairman of the Board, Chief Executive Officer and President. Mr. Schuessler joined the Company in 1976 and has been promoted several times. He was Executive Vice President, U.S. Operations from February 20, 1995 until February 19, 1997, when he became President and Chief Operating Officer, U.S. Operations. He became Chief Executive Officer and President on March 16, 2000. He assumed his current position on May 1, 2001.	2000

Kerrii B. Anderson	47	Executive Vice President and Chief Financial Officer. Mrs. Anderson joined the Company on September 1, 2000. Prior to joining the Company, Mrs. Anderson had held the titles of Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. since 1987. She was also Secretary of M/I Schottenstein Homes, Inc. from 1987 to 1994 and Assistant Secretary from 1994 until she joined the Company. (1)	2000

William E. Kirwan	66	Chancellor, University System of Maryland, Adelphi, Maryland. Dr. Kirwan assumed this position effective August 1, 2002. He had previously served as President of The Ohio State University for four years and as President of the University of Maryland for nine years.	2001

Ann B. Crane	48	President and Chief Executive Officer, Crane Group, Columbus, Ohio. Ms. Crane has been President of Crane Group since 1996 and assumed the position of Chief Executive Officer in January, 2003. Crane Group is a diversified company comprised of several manufacturing businesses primarily serving the home building and commercial markets, real estate investments and equities.	2003

The following Directors will continue to serve after the 2005 Annual Meeting:

Terms Expiring in 2006

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
James V. Pickett	63	Chairman, The Pickett Realty Advisors Inc., Dublin, Ohio. Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett was the Vice Chairman of Banc One Capital Corporation from February 1, 1993 to August 4, 1999. He was also a Principal of Stonehenge Financial Holdings, Inc., an investment management firm, from August 6, 1999 to July 31, 2004.	1982

Thomas F. Keller	73	R.J. Reynolds Professor Emeritus of Business Administration and Dean Emeritus, Fuqua School of Business, Duke University, Durham, North Carolina. Dr. Keller was the R.J. Reynolds Professor of Business Administration at the Fuqua School of Business at Duke University until he retired on September 1, 2004. He was Dean of the Fuqua School of Business until he retired from that position on May 31, 1996. He was also Dean of the Fuqua School of Business Europe from July 1, 1999 to June 30, 2001. (1)	1991

David P. Lauer	62	Retired President and Chief Operating Officer, Bank One, Columbus, NA, Columbus, Ohio. Mr. Lauer was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from January, 1989 until he retired in June, 1997. He was also a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. He was appointed to his former position with Bank One, Columbus, NA in June, 1997. Mr. Lauer retired from that position in January, 2001. He has been a Certified Public Accountant since 1968. (1)	2000

James F. Millar	57	Retired Executive Director – Strategic Initiatives, Cardinal Health, Inc., Dublin, Ohio. Mr. Millar was President and Chief Operating Officer – Pharmaceutical Distribution and Medical Products of Cardinal Health, Inc. from 1987 until February, 2004, at which time he was named Executive Director – Strategic Initiatives. He retired from Cardinal Health effective March 5, 2005. Cardinal Health, Inc. provides products and services to healthcare providers and manufacturers.	2001

Terms Expiring in 2007

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Janet Hill	57	Vice President, Alexander & Associates, Inc., Washington, D.C. Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm. (1)	1994

Paul D. House	61	President and Chief Operating Officer, The TDL Group Corp., Oakville, Ontario, Canada. Mr. House has been the Chief Operating Officer of The TDL Group Corp. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Corp. franchises and operates Tim Hortons restaurants.	1998

John R. Thompson	53	Senior Vice President and General Manager, BestBuy.com, a subsidiary of Best Buy Co., Inc. Mr. Thompson joined Best Buy in April, 2001 as Senior Vice President of Supply Chain and Business Systems. He was Chief Information Officer and Senior Vice President for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. from February, 1995 to March, 2001. Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. from February, 1993 to February, 1995. Best Buy is a retailer of consumer electronics, home-office equipment, entertainment software and major appliances.	2004

J. Randolph Lewis	55	Senior Vice President, Distribution and Logistics, Walgreen Co. Mr. Lewis joined Walgreen Co. in March, 1992 as Vice President, Logistics and Planning. He was promoted to his current position in March, 1996. Prior to joining Walgreen Co. he was a partner in the consulting division of Ernst & Young. Walgreen Co. is the nation’s largest drugstore chain.	2004

(1)	Mrs. Anderson serves as a director of Lancaster Colony Corporation; Dr. Keller serves as a director of DIMON International and Biogen Idec Inc.; Mr. Lauer serves as a director of AirNet Systems, Inc., Diamond Hill Investment Group, Huntington Bancshares Incorporated and R.G. Barry Corporation; and Mrs. Hill serves as a director of Dean Foods Company and Nextel Communications, Inc.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies FOR the election of Mr. Schuessler, Mrs. Anderson, Dr. Kirwan and Ms. Crane, as Directors of the Company, each to serve for a term of three years and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Board of Directors originally adopted Principles of Governance and Governance Guidelines in February, 2001. The Board last amended its Governance Guidelines in October, 2004. The Governance Guidelines address Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Principles of Governance and Governance Guidelines, the Board of Directors meets quarterly in executive session (without management present). The chair of the Nominating and Corporate Governance Committee serves as lead Director and in that capacity presides at executive sessions of the independent Directors (except where the principal matters to be considered are within the scope of authority of one of the other chairs).

The Governance Guidelines provide that the Board’s goal is that a substantial majority of the Directors should be independent Directors. A Director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries; (ii) satisfies the other criteria specified by New York Stock Exchange listing standards; (iii) has no business conflict with the Company or its subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. The Board of Directors has affirmatively determined that the following Directors are independent under that definition:

Ann B. Crane	J. Randolph Lewis
Janet Hill	James F. Millar
Thomas F. Keller	James V. Pickett
William E. Kirwan	John R. Thompson
David P. Lauer

The Governance Guidelines further provide that the Directors are invited and expected to attend the Annual Meeting of Shareholders. A total of 11 Directors attended the Annual Meeting of Shareholders in 2004.

The Corporate Governance section of the Company’s corporate and investor website (www.wendys-invest.com) contains the Principles of Governance and Governance Guidelines. The Company’s corporate and investor website also contains a description of its strategic plan, including the elements of the plan and the role of the Directors in the development, formulation and oversight for future performance and refinement of the plan.

A total of 10 meetings of the Board of Directors of the Company were held during 2004. No Director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director.

Directors who are not employees of the Company or its subsidiaries are paid $7,500 quarterly, plus $1,500 for each Board meeting and $1,250 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time. In addition, the Chair of the Audit Committee is paid a retainer of $2,500 quarterly, the Chairs of the Compensation and Nominating and Corporate Governance Committees are paid a retainer of $1,875 quarterly and the lead Director is paid a retainer of $1,875 quarterly. Directors who are not employees of the Company are also reimbursed for expenses related to attendance at director education seminars attended pursuant to the Board’s director education program.

Directors who are not employees of the Company or its subsidiaries also receive an annual award of 2,040 restricted shares under the 2003 Stock Incentive Plan. Restricted shares will be awarded on the date on which the regularly scheduled Board meeting is held during the Company’s second fiscal quarter. 25% of the shares awarded each year will vest on each of the first four anniversaries of the award date for those shares.

The Company has adopted a code of ethics that applies to all of its officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This code of ethics, designated as the Standards of Business Practices by the Company, can be found on the Company’s corporate and investor website at www.wendys-invest.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Standards of Business Practices that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Company’s corporate and investor website.

In accordance with New York Stock Exchange requirements, the Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which have written charters and are comprised solely of independent Directors as discussed above. The Principles of Governance, Governance Guidelines, the Standards of Business Practices, a Code of Business Conduct (applicable to directors) and written charters for the Nominating and Corporate Governance, Compensation and Audit Committees are available on the Company’s investor website at www.wendys-invest.com and a copy of the foregoing will be made available (without charge) to any shareholder upon request.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is independent as discussed above. In January, 2004 the Committee recommended, and the Board of Directors approved, a Nominating and Corporate Governance Committee Charter, which can be found on the Company’s corporate and investor website.

The members of the Nominating and Corporate Governance Committee are Messrs. Pickett (Chair), Kirwan, Lauer and Millar. The Committee met four times during 2004. Its functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Principles of Governance and Governance Guidelines, makes recommendations to the Board with respect to other corporate governance principles applicable to the Company, oversees the annual evaluation of the Board and management, and reviews Board and management succession plans.

The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a Director. Potential candidates are identified with the assistance of a paid outside search firm and evaluated according to the qualification criteria as set forth in the Board’s Governance Guidelines:

•	High personal and professional ethics, integrity, practical wisdom and mature judgment;

•	Board training and experience in business, government, education or technology;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the best interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity, and other relevant factors as the Board may determine.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2006 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than December 1, 2005, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

Each member of the Compensation Committee is independent as discussed above. In February, 2004 the Committee recommended, and the Board of Directors approved, a revised Compensation Committee Charter, which can be found on the Corporate Governance section of the Company’s corporate and investor website.

The members of the Compensation Committee are Messrs. Millar (Chair), Kirwan and Lewis, and Mses. Crane and Hill. The Compensation Committee met nine times during 2004. The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and non-CEO officers, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to non-CEO officer compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making administrative and compensation decisions under equity compensation plans approved by the Board, and adopting and administering one or more cash bonus plans, subject to shareholder approval, which will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and implementing and administering such plans.

Audit Committee

Each member of the Audit Committee is independent as discussed above. In January, 2004 the Committee recommended, and the Board of Directors approved, a revised Audit Committee Charter, which can be found on the Corporate Governance section of the Company’s corporate and investor website.

The members of the Audit Committee are Messrs. Keller (Chair), Lauer, Pickett and Thompson. The Committee met 12 times during 2004. Its functions include providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the Company’s system of internal controls, the internal audit function, the Company’s code of ethical conduct, retaining and, if appropriate, terminating the independent registered public accounting firm, and approving audit and non-audit services to be performed by the independent registered public accounting firm.

The Board of Directors has determined that each of Thomas F. Keller, David P. Lauer and James V. Pickett is an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 401(h) of Regulation S-K. The Board of Directors has affirmatively determined that each member of the Audit Committee is independent in accordance with the listing standards of the New York Stock Exchange.

Mr. Lauer currently serves on the audit committees of more than three public companies. The Board of Directors has determined that such service does not impair Mr. Lauer’s ability to effectively serve on the Company’s Audit Committee.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent registered public accounting firm are pre-approved. The Committee’s Pre-Approval Policy can be found on the Company’s corporate and investor website. No services were provided by the independent registered public accounting firm in 2004 that were approved by the Committee under Securities and Exchange Commission Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Committee after such services have been performed).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years of the Company.

	2004	2003
Audit fees (1)	$3,083,900	$1,036,650
Audit-related fees (2)	$178,100	$301,700
Tax fees (3)	$118,300	$413,400
All other fees (4)	$0	$0

Total	$3,380,300	$1,751,750

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, services related to the audit of internal control over financial reporting (which totaled $1,926,500 in 2004) and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements not reported as “audit fees”. Audit-related fees for both years primarily include accounting research, benefit plan audits and services provided to advertising funds.

(3)	Includes services rendered for tax compliance, tax advice and tax planning. Tax fees for both years primarily include services related to the organization of the Company’s subsidiaries, other tax and tax planning advice and services rendered in connection with federal and international tax audits.

(4)	No products or services were provided to the Company other than those reported as audit, audit-related or tax fees.

AUDIT COMMITTEE REPORT

In performing its responsibilities, the Audit Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented, and the Public Company Accounting Oversight Board’s Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting performed in conjunction with an Audit of Financial Statements); and (iii) received the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004 for filing with the Securities and Exchange Commission.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence.

Respectfully submitted,

Audit Committee

Thomas F. Keller, Chair

David P. Lauer

James V. Pickett

John R. Thompson

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compensation ($) (2)
		Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)		Securities Underlying Options (#)
John T. Schuessler,	2004	1,047,750	0	86,276 (3)	5,722,609	(4)		518,009
Chairman of the Board,	2003	934,192	1,606,500	60,329 (3)			318,000	461,465
Chief Executive Officer and President	2002	863,693	1,931,250	78,683 (3)			330,000	347,955

Kerrii B. Anderson,	2004	439,519	0	(5)	682,935	(6)		111,098
Executive Vice	2003	388,765	803,250				72,000	95,038
President and Chief Financial Officer	2002	359,885	965,625				88,000	62,253

Donald F. Calhoon,	2004	392,531	283,360	(5)	370,027	(6)		158,715
Executive Vice	2003	350,435	397,785				39,000	141,309
President	2002	321,923	523,275				49,500	61,292

George Condos,	2004	366,500	283,360	(5)	370,027	(6)		157,675
Executive Vice	2003	342,215	397,785				39,000	143,010
President	2002	326,500	523,275				49,500	78,857

Kathie T. Chesnut,	2004	355,385	283,360	(5)	370,027	(6)		82,148
Executive Vice	2003	326,827	397,785				39,000	92,192
President	2002	201,346	249,610				49,500	84,251

Thomas J. Mueller,	2004	402,546	202,240	(5)	682,935	(6)		122,585
President and Chief	2003	364,989	553,440				72,000	108,234
Operating Officer – North America	2002	339,154	728,035				88,000	121,358

(1)	Fiscal year 2004 includes 53 weeks. Fiscal years 2003 and 2002 include 52 weeks.

(2)	The amounts shown in this column for each named Executive Officer consist of (i) executive health insurance premiums paid by the Company for coverage for the named Executive Officers of $3,173 per person for each year; and (ii) contributions or other allocations to the Company’s Profit Sharing and Savings Plan, and the amount allocated to the account of each of the named Executive Officers under the Company’s Supplemental Executive Retirement Plan (“SERP”), as follows:

	Profit Sharing and Savings Plan			SERP Allocations
Name	2004	2003	2002	2004	2003	2002
Mr. Schuessler	$8,200	$8,000	$8,000	$497,386	$446,225	$336,782
Mrs. Anderson	$8,200	$8,000	$8,000	$91,957	$81,199	$51,080
Mr. Calhoon	$8,200	$8,000	$8,000	$138,874	$126,796	$50,119
Mr. Condos	$8,200	$8,000	$8,000	$137,394	$128,074	$67,684
Mrs. Chesnut	$8,200	$8,000	$8,000	$62,307	$77,679	$73,078
Mr. Mueller	$8,200	$8,000	$8,000	$102,839	$93,813	$110,185

The amounts shown in this column for 2004 also include premiums paid by the Company for each of the named Executive Officers under a supplemental long-term disability insurance program implemented in 2003 as follows: John T. Schuessler, $4,250; Kerrii B. Anderson, $2,768; Donald F. Calhoon, $3,468; George Condos, $3,908; Kathie T. Chesnut, $3,468; and Thomas J. Mueller,

$3,373; and a one time cash payment of $5,000 to each named Executive Officer in lieu of further participation in the Company’s executive health care reimbursement program (which was terminated as of December 31, 2004).

(3)	Other annual compensation for Mr. Schuessler in 2004, 2003 and 2002 consists of personal use of Company aircraft in the amount of $72,715, $47,681 and $67,123, respectively, personal use of a Company car in the amount of $12,914, $12,648 and $11,560, respectively, and $647 in 2004 for non-cash gifts which is taxable income to Mr. Schuessler under the American Jobs Creation Act of 2004.

(4)	Amount shown was determined by multiplying 66,250 performance shares and 72,875 restricted stock units awarded to Mr. Schuessler in 2004 by the closing price of the Company’s common shares on the dates of the awards, March 19, 2004 ($40.85) and April 22, 2004 ($41.39), respectively. The March 19 performance share award was made subject to approval of the Company’s 2003 Stock Incentive Plan at the 2004 Annual Meeting of Shareholders. The performance shares will be settled in restricted shares on the date of the regularly scheduled meeting of the Board of Directors held in the second fiscal quarter of 2005. The number of restricted shares issued will be 59,625 and was determined based on the Company’s earnings per share in 2004 and the Company’s three-year average total shareholder return through fiscal 2004 relative to the Standard & Poor’s 500 Index. Once the restricted shares are issued, the restrictions with respect to 25% of such shares will lapse on April 26, 2006. Restrictions will lapse on an additional 25% of such restricted shares on each successive April 26 and such restricted shares will have the other terms with respect to dividend reinvestment, termination of employment and acceleration of restriction lapse as described below in footnote 6. If Mr. Schuessler’s employment is terminated for any reason prior to the regularly scheduled meeting of the Board of Directors held in the second quarter of 2005, all performance shares will be forfeited (and he would not be entitled to settlement in restricted shares). The value of the performance shares as of the last trading day of fiscal 2004 (based on the closing price of the Company’s common shares, $39.26) was $2,600,975.

The restricted stock units can be settled only in common shares of the Company and include dividend equivalent rights. 25% of the restricted stock units awarded to Mr. Schuessler will vest on April 22, 2005. An additional 25% will vest on each successive April 22. The vesting dates would be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s 2003 Stock Incentive Plan. If Mr. Schuessler’s employment is terminated for any reason other than death, disability or retirement, any remaining restricted stock units will be forfeited as of the date of such termination. If his employment is terminated by reason of his death, disability or retirement, all remaining restricted stock units will vest as of the date of such termination. Dividends on restricted stock units, payable only as additional common shares, are paid on all restricted stock units outstanding as of the dividend payment date. The additional shares issued under the terms of the dividend equivalent rights will vest at the same time as the underlying shares. Notwithstanding the vesting of restricted stock units, Mr. Schuessler will only be entitled to receive common shares on the first date that such shares may be issued without resulting in the disallowance of a deduction by the Company under Section 162(m) of the Code. The value of the restricted stock units (including dividends on the restricted stock units) as of the last trading day of fiscal 2004 (based on the closing price of the Company’s common shares, $39.26) was $2,890,596.

(5)	The aggregate amount of perquisites and other benefits received by Mses. Anderson and Chesnut and Messrs. Calhoon, Condos and Mueller did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such individuals in 2004, 2003 or 2002.

(6)

Amount shown was determined by multiplying the following amounts of restricted stock awarded to the named Executive Officers in 2004 by the closing price of the Company’s common shares on the date of the award, April 22, 2004 ($41.39): Mrs. Anderson, 16,500; Mr. Calhoon, 8,940; Mr. Condos, 8,940; Mrs. Chesnut, 8,940; and Mr. Mueller, 16,500. Restrictions with respect to 25% of the number of restricted shares awarded will lapse on April 22, 2005. Restrictions will lapse on an additional 25% of such restricted shares on each successive April 22. The dates that restrictions lapse would be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s 2003 Stock Incentive Plan. If the Executive Officer’s employment is terminated for any reason other than death, disability or retirement, any remaining restricted shares will be forfeited as of the date of such termination. If the Executive Officer’s employment is terminated by reason of his or her death, disability or retirement, the restrictions will lapse as to all remaining restricted shares as of the date of such termination. Dividends on restricted shares, payable only as additional restricted shares, are paid on all restricted shares outstanding as of the dividend payment date. The restrictions on additional shares issued under the dividend reinvestment provision lapse at the same time as the underlying shares.

The number and value of restricted shares held by each of the named Executive Officers as of the last trading day of fiscal 2004 (based on the closing price of the Company’s common shares, $39.26) was as follows:

Name	Number of Restricted Shares	Value
Mrs. Anderson	16,670	$654,464
Mr. Calhoon	9,032	$354,596
Mr. Condos	9,032	$354,596
Mrs. Chesnut	9,032	$354,596
Mr. Mueller	16,670	$654,464

The Company had awarded stock options to the named Executive Officers prior to 2004. The following table sets forth information regarding the exercise of stock options made during the last fiscal year by each of the named Executive Officers.

AGGREGATED OPTION EXERCISES

IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at fiscal year-end (#)		Value of unexercised in-the-money options at fiscal year-end ($) (1) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Schuessler	280,693	3,922,474	360,141	457,046	3,022,145	3,588,466
Kerrii B. Anderson	15,009	252,301	133,770	113,094	1,281,745	858,937
Donald F. Calhoon	—	—	68,884	64,016	610,569	489,574
George Condos	130,818	1,701,462	45,219	64,241	381,469	492,391
Kathie T. Chesnut	—	—	65,751	64,096	556,306	490,576
Thomas J. Mueller	—	—	196,462	113,556	2,415,857	864,721

(1)	All values as shown are pretax.

(2)	Based on the fiscal year-end closing price of $39.26 per share.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the SERP for each of the named Executive Officers are set forth in footnote 2 to the Summary Compensation Table (see page 11). The third retirement plan is the Company’s Pension Plan. Under the Pension Plan as in effect since January 1, 2001, each participant is credited with a basic benefit determined by years of service. The Company contribution is 1.5% of current compensation for participants with less than five years of service, 2.0% of current compensation for participants with at least five but less than 10 years of service, and 2.5% of current compensation for participants with 10 or more years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $205,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the average of the 1 year Constant Maturity Treasury Rates for each of the 12-months ending with the month of November, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: John T. Schuessler, $76,157; Kerrii B. Anderson, $24,787; Donald F. Calhoon, $69,372; George Condos, $90,343; Kathie T. Chesnut, $45,047; and Thomas J. Mueller, $19,783. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policy has been “pay for performance” since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company’s executive compensation practices, this Report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

Compensation Philosophy

The Company’s executive compensation program is based on two objectives:

Providing market-competitive compensation opportunities, and

Creating a strong link among the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s Executive Officers.

There are three components to the Company’s executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 2004 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the “Peer Group Index” shown on the graph on page 17. The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position’s duties and responsibilities.

Under the Senior Executive Annual Performance Plan (the “Senior Executive Plan”) (which Messrs. Schuessler and Mueller, and Mrs. Anderson, participated in during fiscal 2004) and the Executive Annual Performance Plan (the “Executive Plan”) (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company met or exceeded specified earnings per share, return on assets, and, for certain participants, Wendy’s North America or International Division income goals for the year. The Committee established specific performance objectives for 2004 under both plans, and the eligible participants and individual award opportunities for those participants under the Senior Executive Plan. In accordance with the terms of the Executive Plan, Mr. Schuessler determined the participants, the individual award opportunities for those participants, and the allocation of performance objectives between overall corporate results and business unit results in consultation with the Committee under the Executive Plan. Annual incentive opportunities under both plans were targeted at the 75th percentile of competitive practice. The performance objectives and individual award opportunities were designed to create financial incentives that were closely tied to Company performance.

Total cash compensation that could be earned was highly dependent on Company performance, rather than adjustments to base salary, since individual award opportunities were targeted independently from adjustments to base salary. Increases in base salary had no impact on individual award opportunities under the bonus plans. Total annual cash compensation may well be below the 50th percentile of competitive practice when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

In the fourth quarter of 2004 the Company concluded that a goodwill impairment was required under generally accepted accounting principles related to its Baja Fresh Mexican Grill brand, which was acquired by the Company in 2002. The Company also announced that Baja Fresh would close a total of 15 underperforming restaurants in the fourth quarter and that it would impair asset values of restaurants in three markets. The aggregate effect of the goodwill impairment, restaurant closings and market impairments was to reduce the Company’s reported earnings per share and return on assets for 2004 below the threshold performance objectives established by the Committee under the Senior Executive Plan. As a result, Mr. Schuessler and Mrs. Anderson received no bonus for 2004, and Mr. Mueller received only that portion of his award opportunity that reflected the extent to which the Wendy’s North America income goal was exceeded for the year. The performance objectives under the Executive Plan for other Executive Officers excluded the effect of the charges, as well as the effect of a correction in the Company’s accounting for leases and leasehold improvements, and the awards paid to those participants were substantially lower than they would have been if the Company had attained its earnings per share and return on assets goals for the year.

Beginning in 2004, the longer-term incentive compensation program applicable to Executive Officers consists of restricted stock granted under the Company’s 2003 Stock Incentive Plan, which was approved by shareholders in 2004. Prior to 2004 the longer-term incentive program consisted of stock options. Under the new program one restricted share was awarded for every four stock options that would have been granted previously to participants. Award opportunities under the restricted stock program for 2004 were set by comparison to equity awards made to comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 60th percentile. Prior to 2003 award opportunities had been targeted at the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the Peer Group Index shown on the graph on page 17. Award opportunities under the restricted stock program are based primarily on a fixed number of restricted shares for each eligible employee grade. The fixed number of restricted shares awarded is adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. In addition, the number of restricted shares awarded was adjusted in 2004 to reflect earnings per share growth and the Company’s three-year average total shareholder return relative to the Standard & Poor’s 500 Index. This adjustment serves to more closely align equity compensation opportunities to Company performance.

The value of restricted stock awarded under this program increases as the market price of the Company’s common shares increases. This program accomplishes the objective of linking each Executive Officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer’s employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers Executive Officers and other Officers. Executive Officers and other Officers also participated in an executive health care reimbursement plan during 2004. That plan was terminated on December 31, 2004.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year, unless the requirements specified in applicable Internal Revenue Service regulations are met. The $1 million compensation deduction limitation does not apply to “performance-based compensation”. The Company believes that compensation paid under the Senior Executive Plan, its stock option plans and the performance shares awarded to Mr. Schuessler under the 2003 Stock Incentive Plan qualifies as “performance-based compensation” for purposes of Section 162(m).

Compensation for Chief Executive Officer

Mr. Schuessler was named Chief Executive Officer and President of the Company on March 16, 2000. He had previously served as President and Chief Operating Officer, U.S. Operations of the Company. Mr. Schuessler was named Chairman of the Board, Chief Executive Officer and President on May 1, 2001.

Mr. Schuessler’s base salary for 2004 was targeted at the 50th percentile of competitive data, taking into consideration the Company’s overall compensation philosophy, Mr. Schuessler’s performance since being named Chief Executive Officer and President, and the Company’s performance under his leadership.

An annual cash incentive award was payable under the Senior Executive Plan to Mr. Schuessler only if the Company achieved or exceeded specified earnings per share and return on assets goals. The amount of the award increased if the Company exceeded the specified goals. Conversely, no award was payable if the Company did not achieve the specified goals. As noted previously in this Report, the Company did not achieve the specified earnings per share and return on assets goals for 2004 due to goodwill, market impairment and restaurant closings charges at Baja Fresh Mexican Grill announced in the fourth quarter. As a result, Mr. Schuessler received no bonus for 2004.

Long-term incentives in the form of performance shares and restricted stock units were granted to Mr. Schuessler in 2004. The principal terms of these awards are described in footnote 4 to the Summary Compensation Table (see page 12). Performance shares and restricted stock units serve to directly align Mr. Schuessler’s interests with the interests of other shareholders, since the value of these awards increases as the market price of the Company’s common shares increases.

The Committee considered the number of unexercised options already held by Mr. Schuessler, competitive practices and the Company’s earnings per share growth and three-year average total shareholder return relative to the Standard & Poor’s 500 Index in determining the number of performance shares and restricted stock units to grant in 2004. The number of performance shares and restricted stock units granted in 2004 to Mr. Schuessler was designed to approximate the 60th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described, adjusted for the Company’s earnings per share growth and three-year average total shareholder return relative to the Standard & Poor’s 500 Index.

The Committee believes that Mr. Schuessler was reasonably compensated for the job he has done as the Chairman of the Board, Chief Executive Officer and President. His opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Schuessler have accomplished the objective of linking shareholder and financial performance to Mr. Schuessler’s total compensation.

Respectfully submitted,

Compensation Committee

James F. Millar, Chair

Ann B. Crane

Janet Hill

William E. Kirwan

J. Randolph Lewis

COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY’S INTERNATIONAL, INC., THE PEER GROUP INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company’s share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the “Peer Group Index”). The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

COMPARISON OF FIVE-YEAR TOTAL RETURN(1)

FOR WENDY’S INTERNATIONAL, INC.,

THE PEER GROUP INDEX AND THE S&P 500 INDEX(2)

	1999	2000	2001	2002	2003	2004
WEN	$100.00	128.09	143.66	134.26	196.20	198.90
PEER GROUP INDEX	$100.00	96.64	89.22	69.27	100.47	142.01
S&P 500 INDEX	$100.00	89.86	78.14	59.88	75.68	82.49

(1)	Assumes $100 invested on December 31, 1999, in Wendy’s International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2)	The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Brinker International, Inc.; CBRL Group, Inc.; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Denny’s Corporation (f/k/a Advantica Restaurant Group, Inc.); Jack in the Box Inc.; McDonald’s Corporation; Outback Steakhouse, Inc.; Starbucks Corporation; and YUM! Brands, Inc. This Index has been weighted by market capitalization of each component company.

EXECUTIVE AGREEMENTS

The Company has entered into employment agreements (“Key Executive Agreements”) with each of the Executive Officers named in the Summary Compensation Table (see page 11) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

The Key Executive Agreements provide that in the event of a “change in control” (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for “cause” by the Company or terminates employment himself or herself without good reason (as such terms are defined therein), whichever occurs first (the “Employment Term”).

In the event of a change in control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change in control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive’s employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his or her employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive’s status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive’s base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive’s business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive’s employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of the executive’s then-current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the annual bonus plans and was an eligible participant under such plans at the time his employment was terminated, he or she will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive’s predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive’s then-current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Code Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of reasonable legal fees or expenses incurred in good faith by the key executives in enforcing their rights under the Key Executive Agreements or any other benefit plans in which they participate.

The Company also has a severance policy that is applicable to Officers generally, including Executive Officers. Under that policy an Officer whose employment is terminated by the Company except for cause is generally entitled to continue to receive two weeks of salary continuation, and continued participation in the Company’s other benefit plans, for each year of service, with a minimum of 26 weeks. An Officer can elect to receive the total remaining amount payable in a lump sum at any time during the severance period, in which case participation in the other benefit plans ceases.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT OR 5% SHAREHOLDERS

A trust for the benefit of Paul D. House is the sole shareholder of a corporation which purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to a subsidiary of the Company. The remaining term of the lease is 9 years. The amount of rent paid to the corporation in 2004 was the Canadian dollar equivalent of $42,287 (the exchange rate used for all Canadian dollar equivalents in this section is 1.30064942 Canadian dollars per U.S. dollar). In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the common shares represented at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listing requirements and the Company’s Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or a broker non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans,

(b) the weighted-average exercise price of outstanding options under such plans, and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,770,684	30.1173	2,358,942
Equity compensation plans not approved by security holders	2,785,469	27.9871	574,832
Total	12,556,153	29.6447	2,933,774

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (the “WeShare Plan”), a non-qualified stock option plan that provided for grants of options equal to 10% of each eligible employee’s earnings, with a minimum of 20 options to be granted to each eligible employee annually. Beginning in 2002, options equal to 8-12% of each eligible employee’s earnings could be granted annually under the WeShare Plan. The percentage of each eligible employee’s earnings is determined by the Company’s annual performance as measured by earnings per share growth and the Company’s three-year average total shareholder return relative to the Standard & Poor’s 500 Index. Most employees of the Company and its subsidiaries who are full-time employees on the grant date and on December 31 of the year preceding the grant date are eligible employees. An aggregate of 9.2 million common shares of the Company have been reserved pursuant to the WeShare Plan (including shares already issued pursuant to option exercises).

Options granted under the WeShare Plan have a term of 10 years from the grant date and become exercisable in installments of 25% on each of the first four anniversaries of the grant date. These exercise dates may be accelerated if the Company is involved in certain merger, consolidation, reclassification or exchange of securities transactions as specified in the WeShare Plan. If an employee’s employment is terminated for any reason other than death, disability, termination without cause in connection with the disposition of one or more restaurants or retirement, the options will be canceled as of the date of such termination. If the employee’s employment is terminated by reason of his or her death, disability or termination without cause in connection with the disposition of one or more restaurants (“disposition termination”), the options will become immediately exercisable and may be exercised at any time during the 12-month period after his or her death, disposition termination or date of becoming disabled, subject to the stated term of the options. If the employee’s employment is terminated by reason of his or her retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options. The Company had granted options under the WeShare Plan annually to several thousand employees. However, the Company no longer makes grants of options under the WeShare Plan. The WeShare Plan has not been submitted to the shareholders of the Company for approval as permitted under current New York Stock Exchange listing requirements.

SHAREHOLDER PROPOSALS

Set forth below are two shareholder proposals received by the Company for the Annual Meeting of Shareholders. As required by rules of the Securities and Exchange Commission, the text of the shareholder proposals and supporting statements appear as submitted to the Company by the shareholders. The Board of Directors and the Company accept no responsibility for the proposals and supporting statements. The Board of Directors has recommended a vote against each of these proposals for the broader policy reasons set forth following each proposal.

SHAREHOLDER PROPOSAL NO. 1

The Sinsinawa Dominicans, 7200 West Division Street, River Forest, Illinois 60305, owner of 32 common shares of the Company, and the Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian,

Michigan 49221-1793, owner of 100 common shares of the Company, have notified the Company that they intend to propose the following resolution at the Annual Meeting of Shareholders:

Report on Impacts of Genetically Engineered Products

2004-05

RESOLVED: Shareholders request that an independent committee of the Board review Company policies and procedures for monitoring genetically engineered (GE) products and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the annual meeting on the results of the review, including:

(i)	the scope of Company products that are genetically engineered;

(ii)	the environmental impacts of continued use of GE products sold or manufactured by the company;

(iii)	contingency plans for removing GE seed and other GE products from the ecosystem should circumstances so require;

(iv)	evidence of independent long-term safety testing demonstrating that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

Supporting Statement

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

•	The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences [NAS] 7/2004) states: . . . “there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food; to determine the biological relevance of such changes to human health; to devise appropriate scientific methods to predict and assess unintended adverse effects on human health.” (p. 15)

•	The study Gone to Seed, (Union of Concerned Scientists, 3/2004), found that genetically engineered DNA is contaminating U.S. traditional seeds (corn, soybean, canola), and that if left unchecked could disrupt agricultural trade, unfairly burden the organic foods industry, and allow hazardous materials into the food supply.

The FDA does not require producers of GE food products to seek prior FDA approval of finished GE food products; producers of GE-products are merely encouraged to have voluntary safety consultations with the FDA. The testing protocol on foods derived from biotechnology adopted in 2003 by the Joint UN FAO/WHO Codex Alimentarius Commission is not required by the FDA to assess GE foods on the U.S. market.

No post-marketing surveillance is in effect to verify pre-market screening for unanticipated adverse health consequences from the consumption of GE food. (NAS 7/2004).

European Union rules require traceability of food and feed ingredients to their source materials, and labeling of food containing more than 0.9% GE ingredients.

Insurers in Germany, the UK and elsewhere are refusing liability coverage for genetically engineered crops, an example of heightened concern about the long-term safety of GE crops.

Weed resistance to the herbicide used widely by farmers who plant genetically engineered herbicide resistant crops, is increasing. (Agriculture Research Service 8/24/04).

In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink first contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

An August-September 2004 survey of 1,194 grain elevators across the United States conducted by the American Corn Growers Foundation Farmer Choice-Customer First program found that nearly one-quarter (23.7%) reported that they require segregation of biotech corn from conventional corn varieties.

We believe such a report will disclose information material to the company’s future.

Management’s Response

The Board of Directors recommends a vote AGAINST this Shareholder Proposal.

The Company is committed to food safety as its highest priority and understands and supports its customers’ interest in food safety matters. Menu offerings include a wide variety of products that are derived from products or ingredients produced by the agricultural industry. The Company firmly believes that all of the food products served in its restaurants, including those that may contain genetically engineered ingredients, are safe. Furthermore, the Company relies on the United States Food & Drug Administration, the Environmental Protection Agency and the Biotechnology Regulatory Services of the U.S. Department of Agriculture, who are charged with protecting the health and safety of the public and the environment, to properly evaluate and make judgments about environmental and health risks regarding crops derived through biotechnology. The Company believes that these regulatory authorities have not found any meaningful safety, health or environmental risks posed by genetically engineered food products grown in the U.S. The Company, nonetheless, has monitored and intends to continue to actively monitor developments in agricultural biotechnology. In addition, the Company has supported, and intends to continue its support of, initiatives issued by the regulatory authorities to ensure that food served at the Company’s restaurants is safe for consumers.

The Company is aware of the concerns of some who oppose the use of biotechnology-derived crops in agriculture, as well as the strong contrary views of those who believe that use of such crops will benefit humanity and the environment by increasing the world’s food supply and decreasing the use of pesticides. The Company does not believe that preparation of the report requested by the proponents of this proposal would add new information to the ongoing dialogue on this issue. The Company believes the subject is more appropriately addressed under regulatory authority and leadership on an industry-wide basis, including food producers, processors, distributors and sellers (not just restaurants), and in light of scientific findings and the conclusions of regulatory authorities. It would be an imprudent expenditure of the Company’s limited resources to require its management to devote time, attention and funds to research the complex issues involved and compile the report requested by the proposal.

The Company understands that the use of genetic engineering with respect to certain staple foods, such as corn and soybeans, is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices they are combined with other biotechnology-derived foods during storage, distribution and processing. It would be difficult and costly, if not impossible in the absence of federal laws and regulations, for the Company to require its vendors to identify the scope of the Company’s products that are derived from biotechnology-derived ingredients and identify sources of alternative food ingredients that are not biotechnology-derived.

The Company will continue to develop and revise plans as required to address business and safety issues as they arise. These issues are critical to the Company’s business. However, the publication of the Company’s business plans would serve only to compromise its efforts and businesses. The proposed report would require the Company (i) to make public confidential and proprietary business information regarding its products and business plans; and (ii) to make highly speculative scientific and environmental judgments about issues which the Company is not in a position to evaluate independently. Such a report would not advance consumer safety, but it would jeopardize the business interests of the Company and its shareholders as a result of the publication of confidential business plans and proprietary information.

The Company opposes this proposal on the basis that it would require significant cost and business risks without the prospect of advancing food safety. The Company emphasizes that it is committed to the use of only those products and ingredients that meet its high quality and safety standards and will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. The Company’s shareholders and consumers can count on its compliance with all such regulations. Particularly in light of the scientific and regulatory attention being given to the use of genetically engineered ingredients, the Company believes that preparation and publication of the report requested in this proposal would not constitute an effective use of the Company’s assets. The Company believes that shareholders will be better served if regulatory authorities continue to monitor farmers and scientists to determine the safety of biotechnology-derived food ingredients for both human consumption and the environment while the Company keeps its focus on offering a variety of menu items that comply with applicable food safety regulations.

Accordingly, the Board of Directors recommends that shareholders vote AGAINST this Shareholder Proposal.

Vote Required

The affirmative vote of a majority of the common shares that are voted on this Shareholder Proposal is necessary to adopt this Shareholder Proposal. Abstentions and broker non-votes will not be counted in determining the number of common shares necessary for approval. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies against the preceding Shareholder Proposal.

SHAREHOLDER PROPOSAL NO. 2

The People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, Virginia 23510, owner of 120 common shares of the Company, have notified the Company that it intends to propose the following resolution at the Annual Meeting of Shareholders:

Shareholders’ Resolution

This resolution is submitted by People for the Ethical Treatment of Animals (PETA), which owns 120 shares of Wendy’s stock.

In its online “Animal Welfare Program Fact Sheet,” our company states, “[W]e believe it is our obligation to ensure that each of our suppliers exceeds government regulations by meeting Wendy’s more exacting standards pertaining to the humane treatment of animals.”1 However, the facilities that supply our restaurants with animal products are still home to abuses that most decent people would deem unacceptable. Our company has taken some laudable first steps to address these issues, but there is much work to be done.

One area in which much improvement is needed is that of chicken slaughter. Currently, chickens raised for Wendy’s are hung upside-down by their often-injured legs in painful metal shackles and run through an electrified stun bath that often gives them painful shocks without rendering them insensible to pain. Many are still fully conscious when their throats are slit or when they are dunked into tanks of scalding-hot water for feather removal. Clearly, there are major animal welfare concerns with this outdated process.

Other companies are starting to explore a new slaughter technology known as controlled-atmosphere killing (CAK), which eliminates most–if not all–of these concerns. When using CAK, chickens are placed into a controlled environment where the oxygen they are breathing is slowly replaced with an inert gas, such as argon or nitrogen, putting the birds to sleep quickly and painlessly. CAK is a USDA-approved method of slaughtering chickens and has been described by animal welfare experts as “the most stress-free, humane method of killing poultry ever developed.” The technology also has positive worker and food safety implications, and it has been shown that the resulting savings would recoup the initial investment in a year and a half or less.

Wendy’s “Animal Welfare Program Fact Sheet” also states, “To remain an industry leader in the area of animal welfare, we actively work with our suppliers to research, evaluate and implement advances in the science of animal handling and care.”2 CAK is perhaps the single most important scientific advance in the field of chicken slaughter, and our company acknowledges its responsibility to fully explore advances that can improve animal welfare.

[1]	http://www.wendys.com/w-6-3-1.shtml
[2]	http://www.wendys.com/w-6-3-1.shtml

RESOLVED:

Shareholders request that the board of directors issue a report to shareholders by October 2005, prepared at reasonable cost and omitting proprietary information, on the feasibility of Wendy’s requiring its chicken suppliers to phase in controlled-atmosphere killing within a reasonable timeframe, with a focus on the animal welfare and economic benefits that this technology could eventually bring to all our company’s slaughter facilities.

Management’s Response

The Board of Directors recommends a vote AGAINST this Shareholder Proposal.

As noted by the proponent in its proposal, the Company actively works with its suppliers to research, evaluate and implement advances in the science of animal handling and care. The Company has a long-standing policy with respect to the humane treatment of animals and of working with its suppliers to ensure humane animal handling and care. Wendy’s animal welfare program fact sheet is available on its website under corporate initiatives at www.wendys.com. The Company is continually working with its suppliers to ensure that the newest slaughter procedures are thoroughly tested and scientifically evaluated and, if satisfactory to the Company and its suppliers, implemented by its suppliers. Certain of the Company’s suppliers have already evaluated, and continue to evaluate, controlled atmosphere stunning. These evaluations considered a number of factors, including: animal welfare; scientific research and studies; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of humans involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors and expected costs. The Company’s suppliers currently believe that the research is incomplete and inconclusive as to whether controlled atmosphere stunning is a better and more humane method of stunning than conventional stunning methods.

Moreover, the Company’s suppliers believe that further research should be conducted to evaluate controlled atmosphere stunning and its effects on food safety and product quality issues. The Company’s first priority has always been the safety and quality of its products. The Company is also committed to the humane treatment of animals. The Company does not own, raise, transport or process livestock. However, it contracts with suppliers who perform these functions and the Company believes it has the obligation to ensure that each of its suppliers exceeds government regulations by meeting the Company’s more exacting standards pertaining to the humane treatment of animals. The Company believes that handling animals in a humane manner, and preventing neglect or abuse, is the right thing to do.

The Company’s commitment, leadership and results with respect to animal welfare matters are well established, and recognized, within the industry. The Company works hard to be a good corporate citizen and is a strong advocate of good animal handling practices. Its policies are designed to help to achieve humane treatment of animals. It has been, and will continue to be, committed to upholding and abiding by its established policies and principles. In addition, the Company continually monitors its suppliers for compliance with the policies it establishes. As noted above, the Company and its suppliers have already reviewed and continue to evaluate controlled atmosphere stunning as a new slaughtering technique; however, based on the testing results and scientific data currently available, the Company and its suppliers consider it premature to implement the technique at this time. The Company believes that the proposed animal welfare report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of many existing policies, initiatives and efforts.

Accordingly, the Board of Directors recommends that the shareholders vote AGAINST this Shareholder Proposal.

Vote Required

The affirmative vote of a majority of the common shares that are voted on this Shareholder Proposal is necessary to adopt this Shareholder Proposal. Abstentions and broker non-votes will not be counted in determining the number of common shares necessary for approval. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies against the preceding Shareholder Proposal.

OTHER MATTERS

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the Proxy Statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2006, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than December 1, 2005. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2006, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than February 14, 2006, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.

Shareholder Communications to the Board of Directors

Shareholders may communicate with the Board of Directors or one or more Directors by sending a writing addressed to the Board or to any one or more Directors in care of Corporate Secretary, P. O. Box 237, Dublin, Ohio 43017-0237, in an envelope clearly marked “shareholder communication”. The Corporate Secretary’s office will forward such correspondence unopened to either Mr. Pickett or Mr. Lauer, or to another independent Director as the Board of Directors may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

Householding of Annual Meeting Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request addressed to Investor Relations Department, P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256, by calling Investor Relations at 614-764-3138 or by sending an e-mail to Investor Relations at investor_relations@wendys.com.

General Information

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE, OR TO VOTE ELECTRONICALLY AS DESCRIBED ON PAGE 1 OF THIS PROXY STATEMENT.

By order of the Board of Directors.

/s/ Leon M. McCorkle, Jr.

LEON M. McCORKLE, JR.

Secretary

2004 Financial Statements and Other Information

Wendy’s International, Inc. and Subsidiaries

Management’s Discussion and Analysis

Executive Overview

The core Wendy’s and Tim Hortons (“Hortons”) brands for Wendy’s International, Inc. and subsidiaries (the “Company”) delivered record annual revenues and earnings before interest and taxes in 2004, despite facing a challenging competitive environment. The year’s results, however, were significantly impacted by a $190.0 million pretax ($186.6 million after tax) goodwill impairment charge for Baja Fresh and restaurant closure and impairment charges of $21.7 million pretax ($13.8 million after tax) related to underperforming Baja Fresh restaurants. As a result, the Company’s net income declined from $236.0 million in 2003 to $52.0 million in 2004 and fully diluted earnings per share (“EPS”) declined from $2.05 in 2003 to $0.45 in 2004. The 2004 EPS impact of the Baja Fresh goodwill impairment charge was $1.61 and the Baja Fresh store closure and impairment charges were $0.12. For the last three years, the Company’s reported EPS was $0.45 in 2004, $2.05 in 2003 and $1.89 in 2002. The 2004 sales and income improvements in the Company’s two core brands over 2003 were led by increases in average same-store sales, strengthening of the Canadian dollar and continued growth in the number of restaurants operated by the Company and franchisees. Partially offsetting the overall improvements in the core brands were higher food costs due to rising commodity prices, especially beef.

One of the key indicators in the restaurant industry that management monitors to assess the health of the Company is average same-store sales. This metric provides information on total retail sales at restaurants operating during the relevant period and provides a useful comparison between periods, in addition to the opening of new stores. Average same-store sales changes, including company operated and franchised restaurants, for 2004 are shown in the table below on a comparable 52-week basis. Franchisee operations are not included in the Company’s financial statements; however, franchisee sales result in royalties and some rental income which are included in franchise revenues. Wendy’s U.S. company-operated same-store sales increased 2.9% for the year, the 17th consecutive annual increase; however, sales slowed during the second half. Hortons Canadian same-store sales increased 7.4% in local currency, the 13th consecutive annual increase, with steady increases throughout the year. The declining average same-store sales for Baja Fresh both in 2004 and 2003 (see below) was a significant consideration in the determination that the recorded value of Baja Fresh goodwill was impaired and in management’s decision to close or impair the assets of a number of underperforming Baja Fresh restaurants in 2004.

	2004 Average Same-Store Sales Increase /(Decrease)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year
Wendy’s U.S. Company	9.1%	5.9%	2.0%	(4.3)%	2.9%
Wendy’s U.S. Franchise	7.6%	3.7%	0.9%	(4.0)%	1.8%
Hortons - Canada(1)	6.6%	7.8%	8.4%	6.6%	7.4%
Hortons - U.S.(1)	10.3%	10.2%	9.8%	9.1%	9.8%
Baja Fresh U.S.(1)	(4.9)%	(6.2)%	(7.5)%	(6.1)%	(6.3)%
(1)	Amounts include both company operated and franchise restaurants.

For comparative purposes, average same-store sales changes, including company operated and franchised restaurants, for 2003 are shown in the table below. The Wendy’s U.S. average same-store sales declines in the first half of 2003 had a significant impact on the Company’s first half overall results as many restaurant costs are fixed or semi-fixed and the Wendy’s U.S. operations represent a significant portion of the Company’s results.

	2003 Average Same-Store Sales Increase / (Decrease)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year
Wendy’s U.S. Company	(3.1)%	(2.3)%	0.5%	8.6%	0.9%
Wendy’s U.S. Franchise	(1.7)%	(2.0)%	0.9%	7.6%	1.1%
Hortons - Canada(1)	3.9%	4.0%	5.5%	5.7%	4.8%
Hortons - U.S.(1)	0.4%	3.3%	6.8%	7.2%	4.5%
Baja Fresh U.S.(1) (2)	(1.8)%	(6.8)%	(4.1)%	(5.3)%	(4.6)%
(1)	Amounts include both company operated and franchise restaurants.
(2)	The Company acquired Baja Fresh on June 19, 2002. First and second quarters for 2003 represent a comparison to periods prior to this acquisition date.

Other financial and operating highlights include:

•	Consolidated revenues, which do not include sales in franchise restaurants, increased 15.5% to an annual record $3.6 billion in 2004. The components of and changes in consolidated revenues are shown in the tables on page AA-4.

•	Systemwide sales, which include sales at both company operated and franchise restaurants, increased 12.4% in 2004 and 10.9% in 2003.

•	The Company continued its growth, opening 552 new restaurants in 2004 (127 company operated and 425 franchised), including 287 Wendy’s, 224 Hortons, 40 Baja Fresh and one Cafe Express. New restaurant openings continued to be concentrated in the Wendy’s North America and Hortons’ Canada markets.

•	Positively impacting the Company’s 2004 results were stronger Canadian dollar exchange rates throughout 2004 and the resulting favorable impact when translating the Canadian results for the Hortons and Wendy’s Canadian operations. The stronger Canadian dollar positively impacted the Company’s EPS by approximately $0.11 in 2004 compared to 2003 and $0.14 in 2003 compared to 2002.

•	Positively impacting 2004 results was one additional operating week (the 53rd week) in the Company’s 2004 fiscal year. The additional week occurs periodically because the Company’s fiscal year ends on the Sunday nearest to December 31.

•	Baja Fresh results were disappointing. In addition to closing underperforming restaurants, the Company made significant management changes at Baja Fresh to position the brand for future growth.

•	In late 2004 and early 2005, a number of companies in the restaurant and retail industries announced corrections to their accounting for leases. In the fourth quarter of 2004, the Company corrected its accounting for leases to conform the lease term used to amortize improvements on leased properties with the term used to recognize rent for operating leases on a straight-line basis, including during “rent holiday” periods while constructing leasehold improvements. In the case of property that is leased or sub-leased by the Company to franchisees, the adjustment also includes recording of straight-line rent revenue. The lease adjustments reduced income for the year by $9.1 million pretax ($5.8 million after-tax) or $.05 per share (see Note 1 to the Consolidated Financial Statements). These adjustments are non-cash and do not affect the timing or amount of lease payments.

•	In 2004 the Company repurchased 3.6 million common shares for $138.1 million. In 2003 the Company repurchased 2.1 million common shares for $57.0 million. Since 1998, the Company has repurchased a total of 40.4 million shares for $1.0 billion.

•	The Company took steps to implement its integrated Financial Strategy, including doubling dividends paid, share repurchases, beginning to transition to a new equity-based compensation program for its employees that features restricted stock rather than stock options, new stock ownership guidelines for Company officers and a long-term goal for annual EPS growth. Information on these components of the integrated Financial Strategy is included in the Liquidity and Capital Resources and Management’s Outlook sections of this report.

See also Management’s Outlook section of this report for a discussion on the Company’s strategic initiatives and future expectations.

Operating Income

Total operating income (equal to income, before income taxes and interest—see chart on page AA-3) for the Company declined in 2004 primarily due to the $190.0 million Baja Fresh goodwill impairment charge and Baja Fresh restaurant closure and impairment charges of $21.7 million. Segment operating income (operating income attributable to the Company’s reportable segments which excludes the Baja goodwill impairment charge—see chart on page AA-3) increased 3.8% in 2004 and 10.0% in 2003. The improvements primarily relate to Wendy’s and Hortons’ increases in average same-store sales, a stronger Canadian dollar and development of new restaurants. Overall, the Company’s total segment operating income from its reportable segments as a percent of total revenues was 13.2%, 14.7% and 15.4% in 2004, 2003 and 2002, respectively.

In 2004, total segment operating income increased $17.6 million primarily driven by Hortons, which increased operating income 21.1% (9.5% excluding currency translation). Hortons increased Canadian average same-store sales 7.4%, continued to develop new restaurants and benefited from a stronger Canadian dollar. Wendy’s increased operating income 3.1%, reflecting systemwide average same-store sales increases of 2.1% for U.S. restaurants and food cost pressure, particularly higher beef prices. Wendy’s average same-store sales increases were not sufficient to leverage higher restaurant and food costs and, as a result, Wendy’s operating income as a percent of sales declined from 12.1% in 2003 to 11.2% in 2004. The 2004 operating loss of $38.3 million attributable to the Developing Brands includes $21.7 million in Baja Fresh restaurant closure and impairment charges. Higher 2004 corporate costs include accruals for certain legal proceedings, expensing of restricted stock grants made for the first time in 2004 and higher costs incurred to implement the internal control requirements of the Sarbanes-Oxley Act of 2002.

In 2003, total operating income increased $37.1 million primarily driven by Hortons, which increased operating income 29.3% (15.6% excluding currency translation). Hortons Canadian average same-store sales increased 4.8%, continued to develop new restaurants and benefited from a stronger Canadian dollar. Wendy’s operating income increased 0.6%, reflecting systemwide average same-store sales increases of 1.1% for domestic restaurants and cost pressure from beef prices. The Wendy’s average same-store sales increases were not sufficient to leverage restaurant costs which tend to be fixed or semi-fixed. Although total operating income increased, as a percent of total revenues, operating income was 13.3% in 2003 versus 14.0% in 2002.

OPERATING INCOME (In thousands)	2004 Compared to 2003
		% of		% of	2004 Change
	2004	Revenues	2003	Revenues	Dollars	Percentage
Wendy’s	$272,362	11.2%	$264,050	12.1%	$8,312	3.1%
Hortons	247,485	24.9%	204,431	25.3%	43,054	21.1%
Developing Brands*	(38,347)	(18.6)%	(4,554)	n/m	(33,793)	n/m
Segment Operating Income	481,500	13.2%	463,927	14.7%	17,573	3.8%
Baja Fresh Goodwill Impairment	(190,000)		0		(190,000)	n/m
Corporate **	(64,896)		(45,485)		(19,411)	(42.7)%
Total Operating Income	$226,604	6.2%	$418,442	13.3%	$(191,838)	(45.8)%

	2003 Compared to 2002
		% of		% of	2003 Change
	2003	Revenues	2002	Revenues	Dollars	Percentage
Wendy’s	$264,050	12.1%	$262,541	13.1%	$1,509	0.6%
Hortons	204,431	25.3%	158,129	24.3%	46,302	29.3%
Developing Brands *	(4,554)	n/m	1,143	n/m	(5,697)	n/m
	463,927	14.7%	421,813	15.4%	42,114	10.0%
Corporate **	(45,485)		(40,445)		(5,040)	(12.5)%
Total Operating Income	$418,442	13.3%	$381,368	14.0%	$37,074	9.7%
*	Developing Brands includes Baja Fresh and Cafe Express. Baja Fresh was acquired by the Company on June 19, 2002. Information prior to that date is not included. Included in Developing Brands operating income in 2003 and 2002 are losses of $2.0 million and $1.2 million, respectively, related to the Company’s equity investment in Cafe Express. The Company had previously included these results accounted for using the equity method in corporate charges.
**	Corporate charges include certain overhead costs which are not allocated to individual business units.
n/m	– The comparison is not meaningful.

RESULTS OF OPERATIONS

Below is a summary of comparative results for the Company’s reportable segments and a more detailed discussion of results from 2002 through 2004.

REVENUES (In thousands)	2004 Compared to 2003
		% of		% of	2004 Change
	2004	Total	2003	Total	Dollars	Percentage
Retail sales
Wendy’s	$2,124,973	72.4%	$1,899,299	75.0%	$225,674	11.9%
Hortons	613,050	20.9%	492,563	19.4%	120,487	24.5%
Developing Brands*	197,876	6.7%	142,273	5.6%	55,603	39.1%
	$2,935,899	100.0%	$2,534,135	100.0%	$401,764	15.9%
Franchise revenues
Wendy’s	$308,128	44.0%	$291,510	47.4%	$16,618	5.7%
Hortons	382,588	54.7%	314,081	51.1%	68,507	21.8%
Developing Brands*	8,823	1.3%	9,186	1.5%	(363)	(4.0)%
	$699,539	100.0%	$614,777	100.0%	$84,762	13.8%
Total revenues
Wendy’s	$2,433,101	66.9%	$2,190,809	69.6%	$242,292	11.1%
Hortons	995,638	27.4%	806,644	25.6%	188,994	23.4%
Developing Brands*	206,699	5.7%	151,459	4.8%	55,240	36.5%
	$3,635,438	100.0%	$3,148,912	100.0%	$486,526	15.5%

	2003 Compared to 2002
		% of		% of	2003 Change
	2003	Total	2002	Total	Dollars	Percentage
Retail sales
Wendy’s	$1,899,299	75.0%	$1,731,341	79.2%	$167,958	9.7%
Hortons	492,563	19.4%	391,779	17.9%	100,784	25.7%
Developing Brands*	142,273	5.6%	64,318	2.9%	77,955	n/m
	$2,534,135	100.0%	$2,187,438	100.0%	$346,697	15.8%
Franchise revenues
Wendy’s	$291,510	47.4%	$279,100	51.4%	$12,410	4.4%
Hortons	314,081	51.1%	259,280	47.8%	54,801	21.1%
Developing Brands*	9,186	1.5%	4,443	0.8%	4,743	n/m
	$614,777	100.0%	$542,823	100.0%	$71,954	13.3%
Total revenues
Wendy’s	$2,190,809	69.6%	$2,010,441	73.6%	$180,368	9.0%
Hortons	806,644	25.6%	651,059	23.9%	155,585	23.9%
Developing Brands*	151,459	4.8%	68,761	2.5%	82,698	n/m
	$3,148,912	100.0%	$2,730,261	100.0%	$418,651	15.3%
*	Developing Brands includes Baja Fresh and Cafe Express. Amounts for 2003 and 2002 do not include Cafe Express, which was accounted for using the equity method in 2003. Baja Fresh was acquired by the Company on June 19, 2002. Information prior to that date is not included.
n/m	– The comparison is not meaningful.

WENDY’S

Retail Sales

Total Wendy’s retail sales include sales from company operated Wendy’s restaurants in the U.S. (“domestic”), Canada, two restaurants located outside of North America and sales of sandwich buns from Wendy’s bun baking facilities to Wendy’s franchisees. Franchise sales are not included in reported retail sales. Of the total Wendy’s retail sales shown in the above tables, domestic Wendy’s retail sales were $1.9 billion, $1.7 billion and $1.6 billion in 2004, 2003 and 2002 respectively. This represents an increase of 11.4% in 2004 and 8.6% in 2003. Domestic retail sales increases were due to a combination of increases in average same-store sales, an increase in the number of restaurants and 2004 being a 53-week year compared with 2003 and 2002 being 52-week years.

The following table summarizes the changes in average same-store sales, average number of transactions, average check, selling prices and total restaurants open for domestic company operated Wendy’s restaurants for the last three years on a comparable 52-week basis:

	2004	2003	2002
Average same-store sales increase	2.9%	0.9%	4.7%
Increase in average number of transactions	0.3%	0.4%	2.5%
Increase in average check	2.6%	0.4%	2.2%
Increase in selling prices	0.8%	0.5%	0.8%
Year-end company operated restaurants open	1,328	1,312	1,183

The following chart reflects average unit volumes per domestic Wendy’s restaurant for the last three years. Total domestic Wendy’s average unit volumes increased 1.9% and 1.1% in 2004 and 2003, respectively. Franchise sales are not included in retail sales recorded on the Company’s financial statements. The 2004 amounts have been adjusted to a comparable 52-week basis.

Average Unit Volumes	2004	2003	2002
Company	$1,416,000	$1,389,000	$1,387,000
Franchise	$1,291,000	$1,268,000	$1,251,000
Total domestic	$1,319,000	$1,294,000	$1,280,000

Of Wendy’s total retail sales, Canadian Wendy’s retail sales were $184.2 million, $156.1 million and $121.8 million in 2004, 2003 and 2002, respectively. Canadian Wendy’s retail sales increased $28.1 million, or 18.0% in 2004 and $34.3 million, or 28.1%, in 2003. Approximately $13 million, or 46%, of the increase in 2004 and approximately $17 million, or 49%, of the increase in 2003 was due to the strengthening of the Canadian dollar. Canadian Wendy’s average same-store sales for company operated restaurants, in local currency, increased 3.1% in 2004 following a 4.2% increase in 2003. Also, the total number of Canadian company operated Wendy’s restaurants continued to grow. As of the end of each year, Canadian company operated restaurants totaled 154, 148 and 133 for 2004, 2003 and 2002, respectively.

Franchise Revenues

Total Wendy’s franchise revenues primarily consist of royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees cover charges for various costs and expenses related to establishing a franchisee’s business. Of the total reported Wendy’s franchise revenues, domestic Wendy’s represented approximately 91% in 2004 and 92% in both 2003 and 2002, and Canadian Wendy’s represented 6%, 5% and 3% in 2004, 2003 and 2002, respectively. Total Wendy’s franchise restaurants open at year-end were 5,184, 5,016 and 4,933 for 2004, 2003 and 2002, respectively.

The increases in Wendy’s franchise revenues in 2004 and 2003 are primarily due to higher royalties. Royalties increased $16.0 million, or 6.6%, to $257.0 million in 2004, and $9.9 million, or 4.3%, to $241.0 million in 2003. The increases were primarily the result of more domestic Wendy’s franchise restaurants open in 2004 compared to 2003, more domestic Wendy’s franchise restaurants open in 2003 compared to 2002, and average same-store sales increases at domestic franchise restaurants of 1.8% and 1.1% in 2004 and 2003, respectively.

Canadian Wendy’s royalties also increased primarily due to a stronger Canadian dollar in both 2004 and 2003. Average same-store sales realized by Canadian franchisees increased, in local currency, 3.0% and 2.9% in 2004 and 2003, respectively. At year-end, total Canadian franchise Wendy’s restaurants open were 230, 219 and 221 for 2004, 2003 and 2002, respectively.

Rental income from restaurants leased by the Company to franchisees of $42.7 million in 2004 increased $0.9 million compared to $41.8 million in 2003 primarily due to the 53rd week in 2004 and an increase in percentage rents (charged as a percentage of sales), partially offset by a decline in the number of restaurants leased to franchisees.

Total restaurants leased to franchisees were 434, 483 and 502 at year-end 2004, 2003 and 2002, respectively. Franchise fees were $4.3 million in 2004, $4.6 million in 2003 and $4.7 million in 2002.

HORTONS

Most of Hortons operations are in Canada. The strengthening of the Canadian dollar in 2004 and 2003 increased amounts reported in U.S. dollars from Hortons on average by approximately 8% in 2004 and 11% in 2003.

Retail Sales

Hortons retail sales primarily include sales of dry goods and supplies from Hortons’ Canadian distribution warehouses to franchisees as well as sales from company operated Hortons restaurants. Of the total 2,721 Hortons restaurants open at the end of 2004, only 98 were company operated. Beginning in 2004, Hortons’ retail sales also include the impact of consolidating approximately 80 Hortons’ franchisees in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R. Although the impact of FIN 46R resulted in the increase or elimination of certain amounts on the Company’s financial statements, there was no net operating income impact. Retail sales in 2004 include a 53rd week compared to 52 weeks in 2003 and 2002.

In reviewing the comparative revenue summaries in the table on page AA-4, the strengthening of the Canadian dollar accounted for approximately $38 million of the Hortons’ $120.5 million retail sales increase in 2004 and approximately $51 million of the Hortons’ $100.8 million retail sales increase in 2003. The consolidation of approximately 80 franchisees in accordance with FIN 46R also increased Hortons’ retail sales $46.3 million in 2004.

The remaining increase in retail sales reflected Canadian distribution warehouse sales, which increased $29.1 million, or 6.5%, in 2004 from $451.5 million and increased $60.2 million, or 17.6%, in 2003. These increases reflected higher numbers of Hortons’ Canadian franchised restaurants serviced and positive average same-store sales growth, in local currency, of 7.4% in 2004 and 4.8% in 2003.

Retail sales from U.S. company operated units increased $8.9 million, or 49.1%, in 2004 due to acquiring 42 restaurants formerly operating under the Bess Easton name. Retail sales decreased $12.1 million, or 24.8%, in 2003 reflecting the Company’s franchising of company operated units in the U.S.

Franchise Revenues

Included in Hortons franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees cover charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises. Beginning in 2004, Hortons’ franchise revenues also includes the impact of consolidating approximately 80 Hortons’ franchisees in accordance with FIN 46R. Franchise revenue in 2004 includes a 53rd week compared to 52 weeks in 2003 and 2002.

The strengthening of the Canadian dollar accounted for approximately $26 million of the Hortons’ $68.5 million franchise revenue increase in 2004 and approximately $31 million of the $54.8 million franchise revenue increase in 2003. The consolidation of approximately 80 franchisees in accordance with FIN 46R means the Company no longer recognizes royalty and rental income from the franchisees and resulted in a decrease of $10.5 million in Hortons’ 2004 franchise revenues. The discussion in the following three paragraphs excludes the impact of the stronger Canadian dollar and FIN 46R.

Canadian rental income from restaurants leased to franchisees increased $28.9 million, or 15.7%, in 2004 compared with $21.4 million, or 14.9%, in 2003 reflecting an additional number of restaurants leased to Canadian franchisees and positive average same-store sales growth (rent is generally charged as a percent of sales). At the end of 2004, total Hortons restaurants leased to franchisees were 2,102 versus 1,977 in 2003 and 1,799 in 2002.

Hortons royalties increased $10.1 million, or 15.2%, in 2004 and $7.7 million, or 14.7%, in 2003. This primarily reflected the increase in the number of Canadian franchise restaurants open and the positive average same-store sales growth in Canada, in local currency, of 7.4% and 4.8% in 2004 and 2003, respectively. At the end of 2004, total Hortons restaurants franchised were 2,623 versus 2,470 in 2003 and 2,277 in 2002.

Total Hortons franchise fees increased $2.3 million, or 4.8%, reflecting higher fees from franchises sold in 2004. In 2003, total Hortons franchise fees decreased $2.7 million, or 5.8%, reflecting a decrease in the number of standard-size businesses sold to franchisees.

DEVELOPING BRANDS

Developing Brands includes Baja Fresh and Cafe Express. The full results of Cafe Express’ operations have been included in the Company’s Consolidated Financial Statements since February 2004 when a controlling interest in Cafe Express was acquired by the Company. Previously, the Company accounted for its investment in Cafe Express using the equity method. The results of Baja Fresh’s operations have been included in the Company’s Consolidated Financial Statements since June 19, 2002, the date Baja Fresh was acquired by the Company.

Retail Sales

Developing Brands retail sales include sales from company operated Baja Fresh and Cafe Express restaurants. The increase in retail sales in 2004 is due to the consolidation of Cafe Express beginning in the first quarter of 2004 and an increase in the number of Baja Fresh company operated restaurants. The increase in 2003 retail sales over 2002 is substantially due to the timing of the Company’s acquisition of Baja Fresh in mid-2002. The 2004 and 2003 increases were partially offset by decreases in Baja Fresh average same-store sales of 7.3% and 3.3%, respectively, for company operated units. At year-end 2004 and 2003, total Baja Fresh company operated restaurants open were 144 and 132, respectively, and at year-end 2004 there were 19 Cafe Express stores.

Franchise Revenues

Baja Fresh comprises all of the Developing Brands franchise revenues as Cafe Express does not have franchised restaurants. Baja Fresh franchise revenues consist of royalty income from franchisees and franchise fees. The decrease in Baja Fresh franchise revenues in 2004 is due to lower franchise fees due to a decrease in the number of franchises sold to franchisees. The increase in Baja Fresh 2003 franchise revenues over 2002 is substantially due to the timing of the Company’s acquisition in mid-2002. Additionally, 2003 franchise revenues increased due to an increase in the number of Baja Fresh franchise restaurants, partially offset by a 2003 average same-store sales decrease in franchise operated units of 5.9%. At year-end 2004 and 2003, total Baja Fresh franchise restaurants open were 151.

COST OF SALES, COMPANY RESTAURANT OPERATING COSTS AND OPERATING COSTS

The following table is a comparative summary of cost of sales, company restaurant operating costs and operating costs from 2002 through 2004, followed by a discussion of those results.

(In thousands)	2004 Compared to 2003
		% of		% of	2004 Change
	2004	Total	2003	Total	Dollars	Percentage
Cost of sales
Wendy’s	$1,320,118	68.7%	$1,156,141	70.7%	$163,977	14.2%
Hortons	473,408	24.7%	387,731	23.7%	85,677	22.1%
Developing Brands*	126,776	6.6%	90,690	5.6%	36,086	39.8%
	$1,920,302	100.0%	$1,634,562	100.0%	$285,740	17.5%
Company restaurant operating costs
Wendy’s	$556,615	85.7%	$479,156	89.7%	$77,459	16.2%
Hortons	25,889	4.0%	11,974	2.2%	13,915	116.2%
Developing Brands*	66,777	10.3%	42,953	8.1%	23,824	55.5%
	$649,281	100.0%	$534,083	100.0%	$115,198	21.6%
Operating costs
Wendy’s	$21,060	12.5%	$18,245	13.5%	$2,815	15.4%
Hortons	147,432	87.5%	117,087	86.5%	30,345	25.9%
Developing Brands*	0	0.0%	0	0.0%	0	0.0%
	$168,492	100.0%	$135,332	100.0%	$33,160	24.5%

	2003 Compared to 2002
		% of		% of	2003 Change
	2003	Total	2002	Total	Dollars	Percentage
Cost of sales
Wendy’s	$1,156,141	70.7%	$1,036,331	74.9%	$119,810	11.6%
Hortons	387,731	23.7%	305,323	22.1%	82,408	27.0%
Developing Brands*	90,690	5.6%	42,011	3.0%	48,679	n/m
	$1,634,562	100.0%	$1,383,665	100.0%	$250,897	18.1%
Company restaurant operating costs
Wendy’s	$479,156	89.7%	$428,067	93.2%	$51,089	11.9%
Hortons	11,974	2.2%	15,359	3.4%	(3,385)	(22.0)%
Developing Brands*	42,953	8.1%	15,715	3.4%	27,238	n/m
	$534,083	100.0%	$459,141	100.0%	$74,942	16.3%
Operating costs
Wendy’s	$18,245	13.5%	$17,477	14.7%	$768	4.4%
Hortons	117,087	86.5%	101,166	85.3%	15,921	15.7%
Developing Brands*	0	0.0%	0	0.0%	0	0.0%
	$135,332	100.0%	$118,643	100.0%	$16,689	14.1%
*	Developing Brands includes Baja Fresh and Cafe Express. Amounts for 2003 and 2002 do not include Cafe Express, which was accounted for using the equity method in 2003 and 2002. Baja Fresh was acquired by the Company on June 19, 2002.
n/m	– The comparison is not meaningful.

WENDY’S

Cost of Sales

Wendy’s total cost of sales includes food, paper and labor costs for company operated restaurants and the cost of goods sold to franchisees from Wendy’s bun baking facilities. Domestic Wendy’s company operated restaurant cost of sales comprise approximately 88% of Wendy’s total cost of sales and accounted for most of the cost of sales increases between years. Of the Wendy’s total cost of sales increases between years, domestic Wendy’s company restaurant cost of sales increased $138.8 million, or 13.6%, in 2004 and increased $95.4 million, or 10.3%, in 2003. These increases were driven primarily by growth in the number of domestic Wendy’s company operated restaurants open and increases in average same-store sales as well as an extra week of operations in 2004.

Domestic Wendy’s company restaurant cost of sales also increased to 61.8% of domestic Wendy’s company restaurant retail sales in 2004, compared to 60.5% in 2003 and 59.6% in 2002. Most of the increases between years as a percent of sales were due to higher food costs. Domestic food costs, as a percent of domestic retail sales, were 31.2% in 2004, 29.8% in 2003 and 29.0% in 2002. Food costs in 2004, as a percent of retail sales, reflected an increase in beef costs of approximately 15% and increases in tomato prices and other commodity prices, partially offset by a selling price increase of 0.8%. Food costs in 2003, as a percent of retail sales, reflected an increase in beef costs of 7% and increases in other commodity costs, partially offset by a selling price increase of 0.5%.

Domestic Wendy’s labor costs were 27.1% of domestic Wendy’s company restaurant retail sales in 2004, compared with 27.2% in 2003 and 27.0% in 2002. Average wage rates increased 0.1% in 2004 and 1.2% in 2003. The Company continues to control labor costs by adherence to its labor guidelines and store-level productivity programs.

Canadian Wendy’s company restaurant cost of sales increased $20.9 million, or 20.8%, to $121.5 million in 2004 and $22.7 million, or 29.2%, to $100.6 million in 2003. The strengthening of the Canadian dollar accounted for approximately $9 million, or 41%, of the Wendy’s Canada increase in 2004 and approximately $11 million, or 47%, of the increase in 2003. The remaining Wendy’s Canada increases between years are due primarily to an increase in the number of Canadian company operated restaurants. Canadian Wendy’s cost of sales increased to 66.0% of Canadian Wendy’s retail sales in 2004 from 64.5% in 2003 and 63.9% in 2002, primarily reflecting increased beef costs in 2004 and 2003.

Company Restaurant Operating Costs

Wendy’s total company restaurant operating costs include costs necessary to manage and operate restaurants, except cost of sales and depreciation. Domestic Wendy’s company restaurant operating costs comprise over 90% of Wendy’s total company restaurant operating costs and increased $68.7 million, or 15.7%, to $507.2 million in 2004 and $42.8 million, or 10.8%, to $438.5 million in 2003. The increase between years is primarily due to growth in the number of stores. Domestic Wendy’s company restaurant operating costs, as a percent of domestic Wendy’s company restaurant retail sales, were 27.0% in 2004, 25.9% in 2003 and 25.4% in 2002. The higher percentages in 2004 and 2003 primarily reflect average same-store sales increases that were not sufficient to leverage operating costs. The increase in 2004 also includes the impact of the lease correction (discussed earlier) recorded in the fourth quarter as well as an extra week of operations in 2004.

Canadian Wendy’s company restaurant operating costs increased $7.9 million, or 20.3%, to $46.6 million in 2004 and $8.3 million, or 27.2%, to $38.7 million in 2003. The strengthening of the Canadian dollar accounted for approximately $3 million of the 2004 increase and approximately $4 million of the 2003 increase. The increases in 2004 and 2003 also include an increase in the number of Canadian Wendy’s company operated restaurants and for 2004, the lease correction recorded in the fourth quarter and an extra week of operations in 2004.

Operating Costs

Wendy’s total operating costs include rent expense and other costs related to properties subleased to franchisees and costs related to operating and maintaining Wendy’s bun-baking facilities. The increases between years primarily relate to cost of properties subleased to franchisees. These costs totaled $16.6 million in 2004, $15.1 million in 2003 and $14.6 million in 2002.

HORTONS

Cost of Sales

Hortons total cost of sales includes food, paper and labor costs for company operated restaurants, and the cost of goods sold to franchisees from Hortons’ distribution warehouses. The Hortons’ distribution warehouses distribute primarily dry goods such as coffee, sugar and restaurant supplies to Hortons’ franchisees. Beginning in 2004, Hortons’ cost of sales also includes the impact of consolidating approximately 80 Hortons’ franchisees in accordance with FIN 46R. Although the impact of FIN 46R resulted in the increase or elimination of certain amounts on the Company’s financial statements, there was no net operating income impact.

The Hortons’ Canadian warehouse cost of sales increased 16.3% to $418.9 million in 2004 and 32.7% to $360.3 million in 2003, reflecting additional sales to franchisees due to the increased number of restaurants serviced and higher average sales per restaurant, as well as a stronger Canadian dollar and an additional week of operations in 2004. Warehouse cost of sales, as a percent of warehouse sales, was 82.1% in 2004, 79.8% in 2003 and 79.1% in 2002, reflecting a changing mix of products sold.

Cost of sales for company operated units amounted to $54.5 million, $27.4 million and $33.6 million in 2004, 2003 and 2002, respectively. The differences between years primarily reflect the consolidation of approximately 80 franchisees in accordance with FIN 46R and changes in the number of company operated units in the U.S. At year-end 2004, there were 67 company operated Hortons restaurants in the U.S. versus 25 at year-end 2003 and 40 at year-end 2002.

Company Restaurant Operating Costs

Hortons company restaurant operating costs include costs necessary to manage and operate Canadian and U.S. restaurants, except cost of sales and depreciation. Beginning in 2004, Hortons’ company restaurant operating costs also include the impact of consolidating approximately 80 Hortons franchisees in accordance with FIN 46R.

The $13.9 million, or 116.2%, company restaurant operating costs increase in 2004 primarily relates to consolidating the approximate 80 Hortons franchisees for the first time in 2004. The 2004 increase also includes additional costs related to managing and operating 42 restaurants acquired in May 2004. The 42 restaurants formerly operated under the Bess Eaton name and are located throughout Rhode Island, Connecticut and Massachusetts. The $3.4 million, or 22.0%, decrease in 2003 company restaurant operating costs compared to 2002 primarily reflected the decrease in the number of company operated units in the U.S.

Operating Costs

Hortons operating costs include rent expense related to properties subleased to franchisees under operating leases and cost of equipment sold to Hortons’ franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons franchise opening and costs to operate and maintain the distribution warehouses and coffee roaster facility are also included in operating costs.

Hortons total operating costs increased $30.3 million in 2004 and $15.9 million in 2003. The strengthening of the Canadian dollar accounted for approximately $10 million, or 32%, of the increase in 2004. The remaining increase in 2004 primarily reflected Hortons rent expense, which increased $11.3 million in 2004, excluding the translation impact, due to the growth in the number of properties being leased and then subleased to Canadian franchisees, as well as higher percentage rent resulting from increases in sales, an extra week of operations and the lease correction recorded in the fourth quarter. The strengthening of the Canadian dollar accounted for approximately $11 million, or 71%, of the increase in Hortons’ total operating costs in 2003. The remaining increase in 2003 primarily reflected Hortons rent expense which increased $4.7 million in 2003, excluding the translation impact, due to the growth in the number of properties being leased and then subleased to Canadian franchisees, as well as higher percentage rent resulting from increases in sales. There were 1,549 total restaurants leased by Hortons and then subleased to franchisees at year-end 2004 versus 1,466 in 2003 and 1,342 in 2002.

DEVELOPING BRANDS

Cost of Sales and Company Restaurant Operating Costs

The increases in Developing Brands cost of sales and company restaurant operating costs over 2003 were primarily due to fully consolidating Cafe Express beginning in February 2004, when a controlling interest was acquired, and an increase in the number of Baja Fresh company operated restaurants. The increases in reported Developing Brands 2003 cost of sales and company restaurant operating costs over 2002 were substantially due the timing of the Company’s acquisition of Baja Fresh in mid-2002.

CONSOLIDATED

General and Administrative Expenses

As a percent of revenues, general and administrative expenses decreased to 7.8% in 2004, down from 8.3% in 2003 and 8.8% in 2002. The percentage decrease in 2004 and 2003 reflects that revenues grew at a higher rate than general and administrative costs. Included in 2004 and 2003 general and administrative expenses is an approximate $4 million and $6 million increase due to a stronger Canadian dollar, respectively. General and administrative expenses in 2004 included an additional $3.8 million for restricted stock granted and expensed for the first time by the Company in 2004 and $4.5 million in higher external professional fees to implement the internal control requirements of the Sarbanes-Oxley Act of 2002, partially offset by reduced performance-based bonuses. Also impacting the comparability between years is the approximate half year impact of Baja Fresh (acquired in June 2002) versus a full year of Baja Fresh general and administrative expenses in 2003 and additional general and administrative expenses due to the consolidation of Cafe Express beginning in February 2004.

Goodwill Impairment

In conjunction with the Company’s policy to review goodwill for impairment in the fourth quarter of each year, the Company recorded an impairment charge of $190.0 million pretax related to Baja Fresh. The amount of the impairment charge was based on an estimate of the fair value of Baja Fresh primarily using a combination of historical performance and comparative market data. The declining average same-store sales for Baja Fresh in both 2004 and 2003 were a significant consideration in management’s conclusion that the recorded value of Baja Fresh goodwill was impaired.

For further discussion of the Company’s goodwill impairment approach, see “The Application of Critical Accounting Policies” section of Management’s Discussion and Analysis.

Depreciation of Property and Equipment

Consolidated depreciation of property and equipment increased 9.1% in 2004 and 17.5% in 2003. The increase in 2004 primarily reflects additional restaurant development and a stronger Canadian dollar, partially offset by a reduction in depreciation expense related to the lease correction recorded in the fourth quarter. The increase in 2003 primarily reflected additional restaurant development.

Other Expense

Other expense, net of other income, includes amounts that are not directly derived from the Company’s primary businesses. This includes income from equity investments in joint ventures and other minority investments, expenses related to store closures, other asset write-offs and reserves for international and legal issues.

Other expense, net of other income, was $18.6 million, $1.9 million and $6.9 million in 2004, 2003 and 2002, respectively. The increase in 2004 primarily reflects Baja Fresh 2004 restaurant closure and impairment charges of $21.7 million, including fixed asset impairment charges of $12.2 million related to certain markets, higher legal reserves and less favorable currency adjustments, partially offset by income from Hortons’ joint venture with IAWS Group/Cuisine de France. Other expense in 2003 included income from the joint venture with IAWS Group/Cuisine de France turning profitable and favorable currency adjustments, partially offset by provisions for store closures and other asset write-offs and the absence of income from Hortons’ cup manufacturing business, which was sold in 2002.

Interest Expense

Interest expense was $47.0 million in 2004, $45.8 million in 2003 and $41.5 million in 2002. The increase in 2003 primarily reflects the $225 million of 6.20% Senior Notes issued by the Company in the second quarter of 2002. This was partially offset by 2002 interest expense recognized prior to the conversion into common shares of $200 million in term convertible securities in the second quarter of 2002.

Interest Income

Interest income was $4.4 million in 2004, $4.9 million in 2003 and $6.0 million in 2002. Interest income has declined in each of the last three years, primarily reflecting lower available interest income rates. The decrease in interest income also reflects franchisees’ repayment of franchise notes receivable.

Income Taxes

The effective income tax rate for 2004 was 71.7% compared to 37.5% for 2003 and 36.75% for 2002. The 2004 high effective rate results because the Company’s tax basis in Baja Fresh is primarily in the stock of Baja Fresh and not the assets and liabilities of Baja Fresh. As a result, the Company recorded only $3.4 million of tax benefit for the $190.0 million Baja Fresh goodwill impairment charge. Excluding the impact of the goodwill charge, the effective income tax rate for 2004 was 36.2%. The higher 2003 effective tax rate was primarily due to increasing current and deferred state tax liabilities as a result of income tax increases enacted by various states in response to declining state revenues.

Comprehensive Income

Comprehensive income was higher than net income by $55.9 million and $107.0 million in 2004 and 2003,

respectively, and lower than net income by $12.1 million in 2002. The increases in comprehensive income over net income in 2004 and 2003 include $56.0 million and $93.8 million, respectively, in income related to favorable translation adjustments on the Canadian dollar and $0.1 million and $15.2 million, respectively, in income related to a minimum pension liability adjustment on the Company’s pension plans (see Note 11 of the Company’s Consolidated Financial Statements). In 2002 comprehensive income includes $4.0 million in income related to favorable translation adjustments on the Canadian dollar and $16.2 million in expense related to a minimum pension liability adjustment on the Company’s pension plans.

FINANCIAL POSITION

Overview

The Company generates considerable cash flow each year from net income excluding depreciation and amortization. The main recurring requirement for cash is capital expenditures. In the last three years the Company has generated cash from operating activities well in excess of capital expenditure spending. Acquisition and investment activity can be an important expenditure, and the Company may borrow money to fund major purchases, such as Baja Fresh in 2002. Share repurchases are part of the ongoing financial strategy utilized by the Company, and normally these repurchases come from cash on hand and the cash provided by option exercises. Longer term, both the cash provided from option exercises and the cash used for share repurchases should decrease as the Company implements its new equity compensation program featuring restricted stock. The Company will increase its dividend payment rate by 12.5% in 2005 after increasing the rate by 100% in 2004. The Company currently has a $500 million shelf registration and $200 million line of credit which are unused.

The Company maintains a strong balance sheet and has taken steps to increase its financial flexibility in order to meet the Company’s strategic objectives. Standard & Poor’s and Moody’s rate the Company’s senior unsecured debt BBB+ and Baa1, respectively. The long-term debt-to-total equity ratio declined to 35% at year-end 2004 from 39% at year-end 2003, primarily reflecting the impact of the 6.35% Notes due December 15, 2005, which are now classified as a current liability.

Total assets increased $64.6 million in 2004 to $3.2 billion. Net property and equipment increased $195.5 million, primarily reflecting an increase in the number of Wendy’s and Hortons restaurants. A total of $138.1 million of cash was used to repurchase 3.6 million common shares in 2004, including 1.4 million shares repurchased in an accelerated share buyback transaction for $52.6 million in the fourth quarter. Return on average assets was 1.7% in 2004 and 8.4% in 2003. The decrease reflects the impact of the $190.0 million pretax ($186.6 million after tax) Baja Fresh goodwill impairment charge recorded in the fourth quarter. Excluding the impact of the 2004 Baja Fresh goodwill impairment charge, the 2004 return on average assets was 7.6%. Return on average assets is computed as net income divided by average assets over the previous five quarters, excluding advertising fund restricted assets. Advertising fund restricted assets are separately presented on the Company’s balance sheets and the Company is restricted from utilizing these assets for its own purposes. See also Note 12 of the Company’s Consolidated Financial Statements, Advertising Costs, for further information.

Total shareholders’ equity decreased $42.9 million in 2004 primarily due to the Company’s repurchase of common shares, partially offset by 2004 earnings, option exercises and currency translation adjustments. Return on average equity, defined as net income divided by average equity over the previous five quarters, was 2.9% in 2004 and 14.9% in 2003. Excluding the impact of the 2004 Baja Fresh goodwill impairment charge, the 2004 return on average equity was 13.1%. The Company believes that providing financial results excluding the non-cash charge for the reduction in the goodwill of Baja Fresh provides investors with a meaningful perspective of the current underlying operating performance of the Company.

Comparative Cash Flows

Cash provided from operating activities was $502.4 million in 2004 compared to $430.2 million in 2003 and $443.9 million in 2002. Each year, operating cash flows has benefited from higher net income, excluding non-cash amounts such as depreciation expense, amortization expense and impairment charges, than the prior year. Cash flows in 2004 also benefited from an increase in accounts payable and accrued expenses primarily due to the timing of payments and increases in certain accruals such as legal reserves. In 2003 these improvements were offset by approximately $51 million in higher tax payments compared to 2002. Also, reported cash increased in 2004 and 2003 because the Company’s Canadian dollars held by Canadian operations are translated into a higher U.S. dollar value due to the stronger Canadian dollar.

Net cash used in investing activities totaled $322.5 million in 2004 compared to $438.6 million in 2003 and $603.5 million in 2002. Capital expenditures are the largest ongoing component of the Company’s investing activities and include expenditures for new restaurants, improvements to existing restaurants and other capital needs. A summary of capital expenditures for the last three years follows.

Capital Expenditures (In millions)	2004	2003	2002
New restaurants	$184	$224	$173
Restaurant improvements	83	86	111
Other capital needs	74	32	47
Total capital expenditures	$341	$342	$331

Other significant items impacting the comparability of investing cash flows between years include the acquisition of Baja Fresh in 2002 using $287.4 million in cash, increased acquisitions of franchisee restaurants in 2003, $23.0 million in short-term financial investment outflows in 2003 compared to 2004 cash inflows of $24.7 million from the maturity of financial investments, Hortons’ 2004 acquisition of 42 restaurants formerly operating under the Bess Eaton name, higher proceeds in 2004 from the sale of restaurants to franchisees and the variability in the amount invested in a joint venture between Hortons and IAWS Group/Cuisine de France.

The higher acquisitions of franchisee restaurants in 2003 totaling $97.6 million, compared to $16.5 million in 2004 and $2.3 million in 2002, is due to the acquisition of 68 Wendy’s restaurants in Florida. Subsequent proceeds from the refranchising of 35 of the 68 Florida restaurants totaled $35.8 million in 2004.

In 2002 the Company invested $9.0 million for a 45% minority interest in Cafe Express, a fast-casual concept, and $12 million for a 25% (fully diluted) minority interest in Pasta Pomodoro, also a fast-casual concept. In 2004 the Company invested an additional $5.0 million in Cafe Express, bringing its total equity interest to 70%, and an additional $4.0 million in Pasta Pomodoro, bringing its equity interest to approximately 29% (fully diluted). These investments are consistent with the Company’s strategy to invest in opportunities that have the potential to add to the Company’s long-term earnings growth. The Company also invested $6.2 million and $21.6 million in 2003 and 2002, respectively, in the joint venture with IAWS Group/Cuisine de France, which was formed in 2001 to build a par-baked goods manufacturing facility in Canada.

Financing activities used cash of $183.7 million and $3.6 million in 2004 and 2003, respectively, and provided cash of $220.0 million in 2002. The primary differences impacting the comparability of financing activities between years are proceeds from debt issuances, proceeds from employee stock options exercised and the amount of common shares repurchased. In 2002 the Company received $223.0 million net proceeds from the issuance of 6.20% Senior Notes which were used for the acquisition of Baja Fresh. At year-end 2003, $40.0 million of commercial paper was outstanding, which was used for the acquisition of 68 Wendy’s restaurants in Florida from a franchisee. The Company repaid the $40.0 million in the first half of 2004. In 2004 the Company issued, and subsequently repaid in the first quarter of 2005, $25.0 million of commercial paper related to its fourth quarter 2004 accelerated share repurchase transaction.

The timing of employees’ stock option exercises is usually driven by the market price for the Company’s common shares. The Company generally attempts to offset dilution as a result of employees exercising stock options by repurchase of its common shares, including utilizing the cash provided from option exercises. Dividends paid in 2004 increased $27.4 million due to a 100% increase in the dividend rate.

Liquidity and Capital Resources

Cash flow from operations, cash and investments on hand, possible asset sales, and cash available through existing revolving credit agreements and through the possible issuance of securities should provide for the Company’s projected short-term and long-term cash requirements, including cash for capital expenditures, potential share repurchases, dividends, repayment of debt (including the repayment of the 6.35% Notes due December 15, 2005), future acquisitions of restaurants from franchisees or other corporate purposes.

In the past three years, cash provided by operating activities, borrowings and other sources was used to fund continued growth in restaurants, other capital expenditures, dividend payments, repurchases of shares of common stock, and, primarily in 2002, acquisitions and investments.

The Company expects 2005 capital expenditures to be in the range of $335 million to $380 million for new restaurant development, remodeling, maintenance and technology initiatives. Capital spending in 2005 is expected to be higher than the last several years due primarily to a new distribution and warehousing facility to be completed in 2006 to better serve Hortons Canada distribution needs. The expected investment in the new facility is in excess of $70 million in Canadian dollars, of which approximately 25% was spent in 2004, and it is currently estimated that approximately 55% will be spent in 2005 and 20% in 2006. The increase in 2005 capital expenditures also reflects the installation of double-sided grills in all Wendy’s North

America restaurants. In 2005, the Company plans to open new company operated and franchised restaurants which, in the aggregate, would total between 510 and 560. The number of anticipated 2005 restaurant openings is somewhat lower than the last several years reflecting the effort to roll-out the double-sided grills throughout Wendy’s. Development is expected to be concentrated in the Wendy’s North America and Hortons Canada markets.

As in prior years, the Company may also invest in new business opportunities and expand its IAWS Group/Cuisine de France joint venture. In February 2004, the Company invested an additional $5 million to acquire a controlling 70% share of Cafe Express, up from the previous 45% minority interest position. In October 2004 the Company invested an additional $4 million in Pasta Pomodoro, bringing its investment to approximately 29% on a fully diluted basis. The Company will evaluate other opportunities as they arise.

The Company has used cash to repurchase common shares totaling $138.1 million, $57.0 million and $49.4 million in 2004, 2003 and 2002, respectively. As of the end of 2004, approximately $227 million remained under the repurchase authorization as approved by the Company’s Board of Directors, which includes an additional $200 million authorized in the first quarter of 2004. Generally, the Company’s objective in its share repurchase program is to offset the dilution impact of the Company’s equity compensation program. Since 1998 and through the end of 2004, the Company has repurchased 40.4 million common and other shares exchangeable into common shares for approximately $1 billion.

In February 2004, the Company announced a new equity-based compensation program for directors and employees featuring restricted stock shares and restricted stock units rather than stock options which had previously been used exclusively. This new program will permit up to 3.6 million common shares to be issued. The year 2004 was a transition year with restricted shares and restricted stock units awarded along with a reduced number of stock options. The Company does not expect to award stock options in 2005 or future years. The new program is expected to reduce “overhang” (all approved but unexercised options and shares divided by shares outstanding plus all approved but unexercised options and shares) and reduce the long-term effect of the equity compensation program on the Company’s EPS.

The expected reductions in the Company’s overhang and effect on EPS are based on a number of assumptions, including the number of stock option exercises, share repurchases, increases in employee salaries, net additions in the number of employees, the Company achieving specified annual earnings per share goals and the Company’s total shareholder return relative to the Standard & Poor’s 500 Index. Other types of incentives could also be awarded under the new program, although the Company presently does not have plans to do so. The new equity-based compensation program was approved at the 2004 Annual Meeting of Shareholders held April 22, 2004.

In February 2005, the Company announced that based on its strong cash position and strategic direction the Board of Directors had approved a 12.5% increase in the common stock dividend rate. The announced increase is in addition to the 100% increase in the rate of common stock dividends paid in 2004 over 2003. The Company’s target for its dividend payout ratio remains at 18% to 22% of earnings, with a dividend yield of 1.1% to 1.2%. As a result, dividend payments in 2005 are expected to increase to approximately $62 million from approximately $55 million in 2004.

In the first quarter of 2003, the Company took two steps to increase its financial flexibility to respond to potential opportunities and longer-term cash requirements. These included filing a shelf registration statement on Form S-3 with the Securities and Exchange Commission to issue up to $500 million of securities and entering into a new $200 million revolving credit facility. The $200 million revolving credit facility replaced the six revolving credit facilities totaling $200 million that were previously in place. The new revolving credit facility contains various covenants which, among other things, require the maintenance of certain ratios, including indebtedness to total capitalization and a fixed charge coverage ratio, and limits on the amount of assets that can be sold and liens that can be placed on the Company’s assets. The Company’s Senior Notes and debentures also have limits on liens that can be placed on the Company’s assets and limits on sale leaseback transactions. As of January 2, 2005, the Company was in compliance with its covenants under the revolving credit facility and the limits of its Senior Notes and debentures. As of January 2, 2005, no amounts under the credit facility were outstanding and all of the $500 million of securities available under the above-mentioned Form S-3 filing remained unused.

The Company also has a commercial paper program, under which approximately $25 million was outstanding at January 2, 2005 and $40 million was outstanding at December 28, 2003. The amount of commercial paper outstanding at January 2, 2005 and December 28, 2003 was repaid in the first quarter of 2005 and the first half of 2004, respectively. The availability of the Company’s unused revolving credit facility supports the Company’s commercial paper and lowers the Company’s borrowing costs by improving the credit rating of the Company’s commercial paper.

Standard & Poor’s and Moody’s rate the Company’s senior unsecured debt BBB+ and Baa1, respectively. The Company is committed to a strong capital structure and financial profile, and intends to maintain an investment grade rating. If additional funds are needed for mergers, acquisitions or other strategic investments, the Company believes it could borrow additional cash and still maintain its investment grade rating. In the event the Company’s rating declines, the Company may incur an increase in borrowing costs. If the decline in the rating is significant, it is possible that the Company would not be able to borrow on acceptable terms. Factors that could be significant to the determination of the Company’s credit ratings include sales and cost trends, the Company’s cash position, cash flow, capital expenditures and stability of earnings.

The Company’s 6.35% Notes in the principal amount of $100 million mature and are payable in December 2005. Beyond 2005, the Company does not have significant term-debt maturities until 2011. The Company believes it will be able to pay or refinance its debt obligations as they become due based on its strong financial condition and sources of cash described above. The Company’s significant contractual obligations and commitments as of January 2, 2005 are shown in the following table. Purchase obligations primarily include commitments for advertising expenditures and purchases for certain food-related ingredients.

	Payments Due by Period
Contractual Obligations(1) (In thousands)	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years	Total
Long-term debt, including interest and current maturities:
Wendy’s	$164,789	$69,145	$66,984	$720,512	$1,021,430
Hortons	143	387	602	14,055	15,187
Developing Brands	68	114	0	0	182
Total	$165,000	$69,646	$67,586	$734,567	$1,036,799
Capital leases:
Wendy’s	$2,235	$3,359	$2,910	$17,284	$25,788
Hortons	7,584	14,053	10,630	41,527	73,794
Total	$9,819	$17,412	$13,540	$58,811	$99,582
Operating leases:
Wendy’s	$60,065	$103,431	$90,560	$702,083	$956,139
Hortons	43,471	78,320	71,283	267,723	460,797
Developing Brands	18,818	36,690	35,651	57,162	148,321
Total	$122,354	$218,441	$197,494	$1,026,968	$1,565,257
Purchase obligations:
Wendy’s	$172,187	$364	$0	$0	$172,551
Hortons	125,735	6,223	324	167	132,449
Developing Brands	34,432	18,067	0	0	52,499
Corporate	7,686	2,643	0	0	10,329
Total	$340,040	$27,297	$324	$167	$367,828
Total Contractual Obligations	$637,213	$332,796	$278,944	$1,820,513	$3,069,466
(1)	As of January 2, 2005, the Company’s pension plans were funded such that pension assets are greater than the projected benefit obligation. The Company made contributions totaling approximately $9 million into its pension plans in 2004. Estimates of reasonably likely future pension contributions are heavily dependent on expectations about future events outside of the pension plans, such as future pension asset performance, future interest rates, future tax law changes and future changes in regulatory funding requirements. The Company estimates contributions to its pension plans in 2005 will not exceed $9 million, however no such contributions would be required. It is possible future legislative changes could require significant future contributions. Certain executive employees are also eligible to participate in the Company’s supplemental executive retirement plan. Under this plan, each participating employee’s account reflects amounts credited by the Company based on the employee’s earnings plus or minus investment gains and losses of specified investments in which amounts credited by the Company are deemed to be invested. The supplemental executive retirement plan is not funded, but account balances are payable to participating employees when they retire or otherwise are no longer employed by the Company. Estimates of reasonably likely future payments by the Company under the supplemental executive retirement plan are heavily dependent on future events outside of this plan, such as the timing of participating employees leaving the Company, the performance of the investments and the time period over which employees elect to receive distributions from the supplemental executive retirement plan. Due to the significant uncertainties regarding future pension fund contributions and payments under the Company’s supplemental executive retirement plan, no pension fund contributions or supplemental executive retirement plan payments are included in the table.

Other Commercial Commitments (In thousands)	As of January 2, 2005
Franchisee lease and loan guarantees:
Wendy’s	$165,455
Hortons	1,218
Developing Brands	4,939
Total	$171,612
Contingent rent on leases:
Wendy’s	$24,575
Letters of credit:
Wendy’s	$5,954
Hortons	4,134
Total	$10,088
Total Other Commercial Commitments	$206,275

The Company has guaranteed certain leases and debt payments of franchise owners amounting to $171.6 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. The Company is also contingently liable for certain leases of non-franchisees amounting to an additional $24.6 million. These leases have been assigned to unrelated third parties, which have agreed to indemnify the Company against future liabilities arising under the leases. The Company is also the guarantor on $10.1 million in letters of credit with various parties; however, management does not expect any material loss to result from these instruments because it does not believe performance will be required. Effective January 1, 2003, the Company adopted FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In accordance with FIN 45 and based on available information, the Company has accrued for certain guarantees and indemnities as of January 2, 2005 and December 28, 2003, in amounts which, in total, are not material.

At January 2, 2005 and December 28, 2003, the Company’s reserves established for doubtful royalty receivables were $3.2 million and $2.5 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $10.5 million at January 2, 2005 and $9.4 million at December 28, 2003. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

In prior years, the Company had generated a significant amount of interest income on invested cash balances; however, given the current interest rate environment, management expects interest income rates to remain relatively low in the near future. In addition, $13.2 million and $9.4 million of franchise notes receivable were paid off in 2004 and 2003, respectively. As a result, management expects relatively low interest income to continue in 2005.

Off-Balance Sheet Arrangements

The Company has no “off-balance sheet” arrangements as of January 2, 2005 and December 28, 2003 as that term is described by the Securities and Exchange Commission.

Market Risk

Inflation

Financial statements determined on a historical cost basis may not accurately reflect all the effects of changing prices on an enterprise. Several factors tend to reduce the impact of inflation for the Company. Inventories approximate current market prices, there is some ability to adjust prices and liabilities are repaid with dollars of reduced purchasing power.

Foreign Exchange Risk

The Company’s exposure to foreign exchange risk is primarily related to fluctuations in the Canadian dollar relative to the U.S. dollar. The impact of foreign exchange rates on the Company’s income statement is predominately related to Canadian Hortons and Wendy’s operations, since exposure outside of North America is limited to royalties paid by franchisees. The exposure to Canadian dollar exchange rates on the Company’s 2004 cash flows primarily includes imports paid for by Canadian operations in U.S. dollars and payments from the Company’s Canadian operations to the Company’s U.S. operations. In aggregate, cash flows between the Canadian and U.S. dollar currencies were in excess of $100 million in 2004 and 2003.

The Company seeks to manage its cash flows and balance sheet exposure to changes in the value of foreign currencies. The Company may use derivative products to reduce the risk of a significant negative impact on its U.S. dollar cash flows or income. The Company does not hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flows. The Company has a policy forbidding trading or speculating in foreign currency and does not hedge foreign currency translation or foreign currency net assets and liabilities.

Forward currency contracts to sell Canadian dollars and buy $38.8 million and $77.3 million U.S. dollars were outstanding as of January 2, 2005 and December 28, 2003, respectively, to hedge inter-company payments and purchases from third parties. The contracts outstanding at January 2, 2005 and December 28, 2003 mature at various dates through June 2005 and January 2005, respectively, and are considered to be highly effective cash flow hedges according to criteria specified in Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”.

In accordance with SFAS No. 133, the Company defers unrealized gains and losses arising from these contracts until the impact of the related transactions occur. The fair value unrealized losses on the contracts as of January 2, 2005 and December 28, 2003 of $5.0 million and $4.2 million, respectively, will offset the impact of the underlying transactions. Fair values are determined from quoted market prices. Changes in the fair value of the cash flow hedges due to changes in U.S. and Canadian dollar exchange rates are offset by the underlying transaction with little or no impact to the Company’s net income.

At the current level of annual operating income generated from Canada, if the Canadian currency rate changes U.S. $0.05, or 4% compared to the average 2004 exchange rate, for an entire year, the annual impact on the Company’s diluted EPS would be $0.05 per share. At current royalty levels outside of North America, if all foreign currencies moved 10% during each royalty collection period in the same direction, at the same time, the annual impact on the Company’s diluted EPS would be approximately one-half cent per share. The Company does not hedge its exposure to currency fluctuations related to royalty collections outside North America because it does not believe the risk is significant.

Interest Rate Risk

The Company’s debt is primarily denominated in U.S. dollars, at fixed interest rates. The Company is exposed to interest rate risk impacting its net borrowing costs. The Company seeks to manage its exposure to interest rate risk and to lower its net borrowing costs by managing the mix of fixed and floating rate instruments based on capital markets and business conditions.

To manage interest rate risk, the Company entered into an interest rate swap in 2003, effectively converting some of its fixed interest rate debt to variable interest rates. By entering into the interest rate swap, the Company agreed, at specified intervals, to receive interest at a fixed rate of 6.35% and pay interest based on the floating LIBOR-BBA interest rate, both of which are computed based on the agreed-upon notional principle amount of $100.0 million. The Company does not enter into speculative swaps or other financial contracts.

The interest rate swap outstanding at January 2, 2005 and December 28, 2003 was for the notional amount of $100.0 million, matures in December 2005 and meets specific conditions of SFAS No. 133 to be considered a highly effective fair value hedge of a portion of the Company’s long-term debt. Accordingly, gains and losses arising from the swap are completely offset against gains or losses of the underlying debt obligation.

The fair value loss on the interest rate swap was $0.9 million and $0.5 million as of January 2, 2005 and December 28, 2003, respectively, based on quoted market prices. An average 1.0% increase or decrease in the LIBOR-BBA rate over a year would increase or decrease, respectively, the Company’s interest expense before income taxes by $1.0 million.

Commodity Risk

The Company purchases certain products in the normal course of business, which are affected by commodity prices. Therefore, the Company is exposed to some price volatility related to weather and various other market conditions outside the Company’s control. However, the Company employs various purchasing and pricing contract techniques in an effort to minimize volatility. Generally these techniques include setting fixed prices with suppliers generally for one year, setting in advance the price for products to be delivered in the future (sometimes referred to as “buying forward”), and unit pricing based on an average of commodity prices over a period of time. The Company does not generally make use of financial instruments to hedge commodity prices, partly because of the contract pricing utilized. While price volatility can occur, which would impact profit margins, there are generally alternative suppliers available and, if the pricing problem is prolonged, the Company has some ability to increase selling prices to offset a rise in commodity price increases.

In instances such as reported cases of “mad cow disease”, it is possible the Company may be exposed to risks other than price risk. The reported cases of “mad cow disease” in

North America in 2004 and 2003, however, did not significantly impact the Company’s sales or earnings. There can be no assurance, however, that a future case of “mad cow disease” or another food-borne illness would not have a significant impact on the Company’s sales and earnings.

Concentration of Credit Risk

The Company has cash balances in various domestic bank accounts above the Federal Deposit Insurance Corporation (“FDIC”) guarantee limits. The Company subscribes to a bank rating system, and only utilizes high-grade banks for accounts that might exceed these limits. At year-end 2004, the amount in domestic bank accounts above FDIC limits was approximately $32 million. The Company also has cash in various Canadian bank accounts above amounts guaranteed by the Canadian Deposit Insurance Corporation of Canada (“CDIC”). At year-end 2004, the amount in Canadian banks above CDIC limits was approximately $98 million dollars equivalent. The Company utilizes only high-grade banks in Canada for accounts that might exceed CDIC limits.

MANAGEMENT’S OUTLOOK

The Company continues to employ its strategic initiatives. These initiatives include leveraging the Company’s core assets, growing average same-store sales, improving store-level productivity to enhance margins, improving underperforming operations, developing profitable new restaurants and implementing new technology initiatives. Management intends to allocate resources to improve long-term return on assets and invested capital, and monitor its progress by tracking various metrics, including return on average assets, return on average equity and return on invested capital, as well as comparing to historical performance, the Company’s peers and other leading companies.

The Company also continues to execute its integrated Financial Strategy announced in 2004 that includes a focus on a dividend policy, continued share repurchases, a new equity-based compensation program for employees and directors, stock ownership guidelines for Company officers and a long-term goal for annual EPS growth.

The Company obtained shareholder approval at its 2004 Annual Meeting of Shareholders for a revised equity-based compensation program (“Omnibus Plan”) which has the objectives of remaining competitive in attracting and retaining employees, lowering stock option overhang and minimizing EPS dilution from stock option grants over the next several years. The Omnibus Plan allows for the transition from stock options to a combination of restricted stock and restricted stock units. The Company also developed a new cash bonus/profit-sharing program that generally applies to non-executive employees. In an effort to further align employee and shareholder goals, the Company also established stock ownership guidelines which include requiring officers to hold Company stock and in-the-money stock options equal to their annual base salary, and the named executive officers, as established in the proxy statement, to hold Company stock and in-the-money stock options equal to three times their annual base salary.

In February 2005, the Company reiterated its long-term annual EPS growth goal of 11% to 13%. Consistent with this goal, the Company’s anticipated diluted EPS is in the range of $2.17 to $2.23 for the full year 2005. The Company will adopt SFAS No. 123R in the first quarter of 2005 and will retroactively apply SFAS No. 123R, which will impact 2004 EPS to reflect the expensing of stock options as if it had occurred at the beginning of the year. To enhance total return to shareholders, the Company also increased the dividend 100% in 2004 and announced an additional 12.5% increase for 2005.

The Company intends to remain focused on established long-term operational strategies of exceeding customer expectations, fostering a performance-driven culture, delivering a balanced message of brand equity plus value in marketing, growing a healthy restaurant system and partnering finance with operations. The Company believes its success depends on providing everyday value, quality and variety, not price discounting. As a result, the Company provides a variety of menu choices and will continue to evaluate and introduce new products to meet the trends and desires of its customers. Management believes in reinvesting in its restaurants to maintain a fresh image, providing convenience for its customers and increasing the overall efficiency of restaurant operations. The goal of these strategies is to increase average sales over time, primarily through greater customer traffic in the restaurants. The Company intends to effectively manage corporate and field-level costs to control overall general and administrative expense growth.

New restaurant development will continue to be very important to the Company. Wendy’s, Hortons and Baja Fresh restaurant concepts are all under penetrated in key markets. The Company intends to grow aggressively, but responsibly, focusing on the markets with the best potential for sales and return on investment. A total of 552 new restaurants were opened in 2004. Current plans call for 510 to 560 new company and franchise restaurants to open in 2005. Over the next several years, the Company anticipates opening a substantial number of new Wendy’s, Hortons and Baja Fresh restaurants. The primary focus will be on core operations of Wendy’s in North America and Hortons in Canada, with the majority of units being standard sites.

The Company is optimistic about the development of Hortons in the U.S. The Company’s strategy for Hortons U.S. is to enhance brand awareness, increase average same-store sales, build customer loyalty and attract additional franchisees.

In 2005, the Company plans to develop approximately 50 new Hortons franchise units in the U.S. Management believes that Hortons U.S. has the potential to become a long-term growth opportunity for the Company through further development in existing markets, entering into new markets, acquisitions and entering into area development agreements with franchisees. However, there is no assurance that the anticipated growth will occur.

Another element of the Company’s strategic plan is the evaluation of potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures that could add to the Company’s long-term earnings growth. As part of this initiative, in 2001, the Company formed a joint venture between Hortons and IAWS Group/Cuisine de France to build a par-baked goods manufacturing facility in Canada.

In 2002, the Company purchased 100% of the common stock of Baja Fresh (see Note 8 to the Consolidated Financial Statements). Baja Fresh is in the Mexican segment of fast-casual restaurants and currently represents about 5% of the Company’s revenues. However, Baja Fresh was not profitable in 2003 and 2004 due to average sales declines and cost increases. The Company took decisive action in 2004 to position Baja Fresh for improved performance. In addition to closing and impairing a number of underperforming restaurants, the Company made significant management changes at Baja Fresh. The Company’s strategy for Baja Fresh will focus on strengthening the management team, improving unit-level economics, evolving the concept and positioning it for future growth. The Company believes that the concept has the potential to contribute to earnings long-term; however, as with all developing companies, there are challenges to gaining customer acceptance and the industry is extremely competitive. In 2004 the Company recorded a $190 million goodwill impairment related to Baja Fresh (see Note 2 to the Consolidated Financial Statements).

In 2002, the Company made several investments including a 45% minority ownership investment of $9.0 million in Cafe Express and a 25% minority ownership (fully diluted) investment of $12 million in Pasta Pomodoro (see Note 8 of the Company’s Consolidated Financial Statements for more information on these investments). In February 2004, the Company invested an additional $5.0 million to increase its ownership in Cafe Express to a 70% majority interest and in the fourth quarter of 2004, invested an additional $4.0 million in Pasta Pomodoro bringing its investment to an approximate 29% minority interest (fully diluted). Both Cafe Express and Pasta Pomodoro are fast-casual restaurant concepts. Also, the Company is making an investment in a new warehousing and distribution facility to be completed in 2006 to better serve Hortons’ Canada distribution needs.

The Company also continues to focus on improving its global brand image and supporting its franchisees’ business plans and growth objectives. The International Wendy’s division produced a profit for the fourth consecutive year. However, in the last three years, the International division has reduced the number of restaurants operated. Most of Wendy’s development outside North America is with franchisees that can be affected by adverse economic and political conditions. Economic and competitive pressures remain very challenging in Latin America and certain other markets outside of North America.

Revenue Recognition

Wendy’s and Baja Fresh have a significant number of company operated restaurants, while Hortons is predominately franchised. Revenue at company operated restaurants is recognized as customers pay for products at the time of sale. Hortons operates warehouses in Canada to distribute coffee and other dry goods to an extensive franchise system. Revenues from these sales are recorded when the product is delivered to the franchisee.

Franchise revenues consist of royalties, rents and various franchise fees. Royalties and rent revenues are recognized in the month earned at estimated realizable amounts. Franchise fee revenues are recognized when the related services have been performed and when the related franchise store is opened.

The Application of Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates that can have a material impact on the results of operations of the Company. The earnings reporting process is covered by the Company’s system of internal controls, and generally does not require significant management estimates and judgments. However, estimates and judgments are inherent in the calculations of royalty and other franchise-related revenue collections, legal obligations, pension and other postretirement benefits, income taxes, insurance liabilities, various other commitments and contingencies, valuations used when assessing potential impairment of goodwill, other intangibles and other long lived assets and the estimation of the useful lives of fixed assets and other long-lived assets. While management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

The Company collects royalties, and in some cases rent, from franchisees and Hortons collects distribution revenues from Canadian franchisees. The Company provides for estimated losses for revenues that are not likely to be collected. Although the Company generally enjoys a good relationship with franchisees, and collection rates are currently very high, if average sales or the financial health of franchisees were to deteriorate, the Company might have to increase reserves against collection of franchise revenues.

The Company is self-insured for most domestic workers’ compensation, health care claims, general liability and automotive liability losses. The Company records its insurance liabilities based on historical and industry trends, which are continually monitored, and accruals are adjusted when warranted by changing circumstances. Outside actuaries are used to assist in estimating casualty insurance obligations. Since there are many estimates and assumptions involved in recording insurance liabilities, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities. Workers’ compensation insurance can particularly involve significant time before the ultimate resolution of claims. Wendy’s had accrued $42.6 million and $37.6 million at year-end 2004 and 2003, respectively, for domestic workers’ compensation liabilities, domestic general liability, domestic automotive liability and other property liabilities. In Canada, workers’ compensation benefits are part of a government-sponsored plan and although the Company and its employees make contributions to that plan, management is not involved in determining these amounts.

Pension and other retirement benefits, including all relevant assumptions required by generally accepted accounting principles, are evaluated each year with the oversight of the Company’s retirement committee. Due to the technical nature of retirement accounting, outside actuaries are used to provide assistance in calculating the estimated future obligations. Market interest rates are reviewed to establish pension plan discount rates and expected returns on plan assets are based on the mix of investments and expected market returns. Since there are many estimates and assumptions involved in retirement benefits, differences between actual future events and prior estimates and assumptions could result in adjustments to pension expenses and obligations. If the Company were to change its discount rate by 0.25%, this would change annual pension costs by $0.2 million. If the Company were to change its long-term return on assets rate by 0.25%, this would change annual pension costs by $0.2 million.

In the normal course of business, the Company must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management’s judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

The Company records income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carryforwards. When considered necessary, the Company records a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. Management must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When the Company determines that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and income statement reflects the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance. The Company uses an estimate of its annual effective tax rate at each interim period based on the facts and circumstances available at that time while the actual effective tax rate is calculated at year-end.

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and leasehold improvements and property under capital leases, the lesser of the useful life of the asset or the lease term, as that term is defined in SFAS No. 13, “Accounting for Leases,” as amended. The Company estimates useful lives on buildings and equipment based on historical data and industry trends. The Company capitalizes certain internally developed software costs which are amortized over a period of up to 10 years. The Company monitors its capitalization and amortization policies to ensure they remain appropriate. Intangibles separate from goodwill are amortized on a straight-line basis over periods of up to 30 years. Lives may be related to legal or contractual lives, or must be estimated by management based on specific circumstances.

Long-lived assets are grouped into operating markets and tested for impairment whenever an event occurs that indicates that an impairment may exist. The Company tests for impairment using the cash flows of the operating markets. A significant deterioration in the cash flows of an operating market or other circumstances may trigger impairment testing. If an impairment is indicated, the fair value of the fixed assets is estimated using the discounted cash flows of the operating market. The interest rate used in preparing discounted cash flows is management’s estimate of the weighted average cost of capital.

The Company tests goodwill for impairment annually (or in interim periods if events or changes in circumstances indicate that its carrying amount may not be recoverable) by comparing the fair value of each reporting unit, as measured by discounted cash flows and market multiples based on earnings, to the carrying value, to determine if there is an indication that a potential impairment may exist. One of the most significant assumptions is the projection of future sales. The Company reviews its assumptions each time goodwill is tested for impairment and makes appropriate adjustments, if any, based on facts and circumstances available at that time. In the fourth quarter of 2004, the Company tested goodwill for impairment and recorded an impairment charge of $190.0 million related to Baja Fresh, which is included in the Developing Brands segment. The Company, with the assistance of an independent third-party, determined the amount of the charge, which was primarily based on comparative market data. The Company tested for goodwill impairment as of year-end 2003, and no impairment was indicated.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANTS

	As of January 2, 2005	As of September 26, 2004	Increase/ (Decrease) From Prior Quarter	As of December 28, 2003	Increase/ (Decrease) From Prior Year
Wendy’s
U.S.
Company	1,328	1,302	26	1,312	16
Franchise	4,607	4,552	55	4,449	158
	5,935	5,854	81	5,761	174
Canada
Company	154	150	4	148	6
Franchise	230	223	7	219	11
	384	373	11	367	17
Other International
Company	5	5	0	5	0
Franchise	347	340	7	348	(1)
	352	345	7	353	(1)
Total Wendy’s
Company	1,487	1,457	30	1,465	22
Franchise	5,184	5,115	69	5,016	168
	6,671	6,572	99	6,481	190
Hortons
U.S.
Company	67	66	1	25	42
Franchise	184	167	17	159	25
	251	233	18	184	67
Canada
Company	31	28	3	32	(1)
Franchise	2,439	2,371	68	2,311	128
	2,470	2,399	71	2,343	127
Total Hortons
Company	98	94	4	57	41
Franchise	2,623	2,538	85	2,470	153
	2,721	2,632	89	2,527	194
Baja Fresh
Company	144	148	(4)	132	12
Franchise	151	157	(6)	151	0
Total Baja Fresh	295	305	(10)	283	12
Cafe Express
Company	19	18	1	18	1
Total Cafe Express	19	18	1	18	1
Total System
Company	1,748	1,717	31	1,672	76
Franchise	7,958	7,810	148	7,637	321
	9,706	9,527	179	9,309	397

Recently Issued Accounting Standards

In October 2004, the Emerging Issues Task Force (“EITF”) of the FASB ratified the consensuses reached on Issue No. 04-01, “Accounting for Preexisting Relationships between the Parties to a Business Combination”. The EITF requires that all preexisting relationships between two parties that have consummated a business combination should be evaluated to determine if settlement of a preexisting contract has occurred requiring accounting separate from the business combination. The Issue also requires that the acquisition of a right to use recognized or unrecognized intangible assets be included as part of the business combination and recognized as an intangible asset separate from goodwill. A settlement gain or loss is also required to be recognized in conjunction with the effective settlement of a lawsuit or executory contract in a business combination. The consensuses reached are effective for business combinations consummated and goodwill impairment tests performed in reporting periods beginning after October 13, 2004. The Company will adopt Issue No. 04-01 in the first quarter of 2005. The Company is currently evaluating the impact of adoption, but does not expect it to have a significant impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award using an option-pricing model. The cost of the awards, including the related tax effects, will be recognized over the vesting period of the award. This statement eliminates the alternative to use the intrinsic value method for valuing stock based compensation, which typically resulted in recognition of no compensation cost. This statement is effective for interim or annual periods beginning after June 15, 2005, with early adoption encouraged. The Company will adopt SFAS No. 123R in the first quarter of 2005 using the modified retrospective application whereby the Company will retroactively apply SFAS No. 123R, which will impact all prior periods presented to give effect to the fair-value-based method of accounting for stock options on a basis consistent with the pro forma disclosures provided in Note 1 to the Consolidated Financial Statements. The net income impact, however, may be different than that disclosed in Note 1 to the Consolidated Financial Statements because SFAS No. 123R specifies different income tax treatments than SFAS No. 123. The presentation of cash flows will also be affected due to a change in treatment for tax benefits realized. The Company is currently in the process of evaluating the tax implications.

Safe Harbor Statement

Certain information contained in the Financial Statements and Other Information section of the Proxy Statement, particularly information regarding future economic performance and finances, plans and objectives of management, is forward looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appears together with such statement. In addition, the following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include: competition within the quick-service restaurant industry, which remains extremely intense, both domestically and internationally, with many competitors pursuing heavy price discounting; changes in economic conditions; changes in consumer perceptions of food safety; harsh weather, particularly in the first and fourth quarters; changes in consumer tastes; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new restaurant development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; changes in applicable accounting rules; the ability of the Company to successfully complete transactions designed to improve its return on investment; or other factors set forth in Exhibit 99 to the Company’s most recent Form 10-K filed with the Securities and Exchange Commission and in the Financial Statements and Other Information section of the Proxy Statement for the 2005 Annual Meeting of Shareholders.

Management’s Statement of Responsibility for Financial Statements and Report on Internal Control Over Financial Reporting

Financial Statements

Management is responsible for preparation of the consolidated financial statements and other related financial information included in the Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, incorporating management’s reasonable estimates and judgments, where applicable.

Management’s Report on Internal Control Over Financial Reporting

This report is provided by management pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder. Management is responsible for establishing and maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting.

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and Directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the Company’s internal control over financial reporting as of January 2, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management has excluded certain franchised Hortons restaurants from its assessment of internal control over financial reporting as of January 2, 2005 because the Company does not have the ability to dictate or modify the controls of these entities and does not have the ability, in practice, to assess those controls. These restaurants, each of which was in existence prior to December 15, 2003, are consolidated in the Company’s financial statements pursuant to FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” and had total assets and total revenues less than 1%, respectively, of the consolidated financial statement amounts as of January 2, 2005 and for the year then ended. The consolidation of these entities had no net income impact on the consolidated financial statements for the year ended January 2, 2005. Based on the assessment of the Company’s internal control over financial reporting, management has concluded that, as of January 2, 2005, the Company’s internal control over financial reporting was effective. Management’s conclusion regarding the effectiveness of the Company’s internal control over financial reporting as of January 2, 2005 does not extend to the franchised Hortons restaurants referred to above.

The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 2, 2005, as stated in their report which follows.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Wendy’s International, Inc.:

We have completed an integrated audit of Wendy’s International, Inc.’s January 2, 2005 consolidated financial statements and of its internal control over financial reporting as of January 2, 2005 and audits of its December 28, 2003 and December 29, 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows present fairly, in all material respects, the financial position of Wendy’s International, Inc. and its subsidiaries at January 2, 2005 and December 28, 2003, and the results of their operations and their cash flows for each of the years ended January 2, 2005, December 28, 2003, and December 29, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of January 2, 2005 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 2, 2005, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Management’s Report on Internal Control Over Financial Reporting, management has excluded certain franchised Hortons restaurants from its assessment of internal control over financial reporting as of January 2, 2005 because the Company does not have the ability to dictate or modify the controls of these entities and does not have the ability, in practice, to assess those controls. We have also excluded these franchised Hortons restaurants from our audit of internal control over financial reporting. These restaurants, each of which was in existance prior to December 15, 2003, are consolidated in the Company’s financial statements pursuant to FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” and had total assets and total revenues less than 1%, respectively, of the consolidated financial statement amounts as of January 2, 2005 and for the year then ended. The consolidation of these entities had no net income impact on the consolidated financial statements for the year ended January 2, 2005.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

March 31, 2005

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Income

Years ended January 2, 2005, December 28, 2003 and December 29, 2002

(In thousands, except per share data)	2004	2003	2002
Revenues
Retail sales	$2,935,899	$2,534,135	$2,187,438
Franchise revenues	699,539	614,777	542,823

Total revenues	3,635,438	3,148,912	2,730,261

Costs and expenses
Cost of sales	1,920,302	1,634,562	1,383,665
Company restaurant operating costs	649,281	534,083	459,141
Operating costs	168,492	135,332	118,643
Depreciation of property and equipment	178,394	163,481	139,101
General and administrative expenses	283,721	261,070	241,438
Goodwill impairment	190,000	0	0
Other expense, net	18,644	1,942	6,905

Total costs and expenses	3,408,834	2,730,470	2,348,893

Operating income	226,604	418,442	381,368

Interest expense	(46,950)	(45,773)	(41,454)
Interest income	4,409	4,929	5,985

Income before income taxes	184,063	377,598	345,899
Income taxes	132,028	141,599	127,118

Net income	$52,035	$235,999	$218,781

Basic earnings per common share	$0.46	$2.07	$1.96

Diluted earnings per common share	$0.45	$2.05	$1.89

Dividends per common share	$0.48	$0.24	$0.24

Basic shares	113,832	113,866	111,900

Diluted shares	115,685	115,021	116,558

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Balance Sheets

January 2, 2005 and December 28, 2003

(Dollars in thousands)	2004	2003
Assets
Current assets
Cash and cash equivalents	$176,749	$171,206
Accounts receivable, net	127,158	109,880
Notes receivable, net	11,626	14,125
Deferred income taxes	27,280	19,776
Inventories and other	56,010	54,353
Short-term investments	0	24,648
Advertising fund restricted assets	60,021	68,677

Total current assets	458,844	462,665

Property and equipment, net	2,349,820	2,154,307
Notes receivable, net	12,652	18,122
Goodwill	166,998	320,959
Deferred income taxes	6,772	822
Intangible assets, net	41,787	44,547
Other assets	160,671	131,540

Total assets	$3,197,544	$3,132,962

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$197,247	$159,957
Accrued expenses
Salaries and wages	46,971	49,785
Taxes	108,025	81,921
Insurance	53,160	46,677
Other	92,838	70,565
Advertising fund restricted liabilities	60,021	68,677
Current portion of long-term obligations	130,125	50,891

Total current liabilities	688,387	528,473

Long-term obligations
Term debt	538,055	622,596
Capital leases	55,552	70,036

Total long-term obligations	593,607	692,632

Deferred income taxes	109,674	101,874
Other long-term liabilities	90,187	51,377
Commitments and contingencies
Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 118,090,000 and 116,760,000 shares, respectively	11,809	11,676
Capital in excess of stated value	111,286	54,310
Retained earnings	1,700,813	1,703,488
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	102,950	47,142
Pension liability	(913)	(1,018)

	1,925,945	1,815,598
Treasury stock, at cost: 5,681,000 and 2,063,000 shares, respectively	(195,124)	(56,992)
Unearned compensation – restricted stock	(15,132)	0

Total shareholders’ equity	1,715,689	1,758,606

Total liabilities and shareholders’ equity	$3,197,544	$3,132,962

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years ended January 2, 2005, December 28, 2003 and December 29, 2002

(In thousands)	2004	2003	2002
Cash flows from operating activities
Net income	$52,035	$235,999	$218,781
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	182,175	167,844	142,773
Goodwill impairment	190,000	0	0
Deferred income taxes	(9,668)	34,811	17,941
Loss from property dispositions, net	12,170	3,422	2,623
Net reserves for receivables and other contingencies	6,036	1,108	(109)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions of restaurants
Accounts and notes receivable	(12,187)	(23,946)	(5,061)
Inventories and other	7,205	(12,748)	(4,594)
Accounts payable and accrued expenses	77,097	26,635	74,461
Increase in other assets	(6,156)	(19,821)	(18,971)
Other, net	3,645	16,907	16,020

Net cash provided by operating activities	502,352	430,211	443,864

Cash flows from investing activities
Proceeds from property dispositions	57,404	27,126	25,122
Capital expenditures	(341,052)	(341,911)	(330,811)
Acquisition of franchises	(16,489)	(97,553)	(2,316)
Acquisition of Baja Fresh (see Note 8)	0	0	(287,405)
Acquisition of Bess Eaton (see Note 8)	(44,285)	0	0
Proceeds from sale of Conference Cup	0	0	19,959
Principal payments on notes receivable	13,247	9,444	19,751
Investments in joint ventures and other investments	(13,434)	(7,620)	(43,126)
Short-term investments	24,655	(23,043)	0
Other investing activities	(2,532)	(4,996)	(4,630)

Net cash used in investing activities	(322,486)	(438,553)	(603,456)

Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	39,512	39,985	223,037
Proceeds from employee stock options exercised	31,436	46,720	77,737
Repurchase of common stock	(138,132)	(56,992)	(49,401)
Principal payments on long-term obligations	(61,761)	(5,966)	(4,274)
Dividends paid on common and exchangeable shares	(54,708)	(27,322)	(27,076)

Net cash provided by (used in) financing activities	(183,653)	(3,575)	220,023

Effect of exchange rate changes on cash	9,330	11,179	392

Increase (decrease) in cash and cash equivalents	5,543	(738)	60,823

Cash and cash equivalents at beginning of period	171,206	171,944	111,121

Cash and cash equivalents at end of period	$176,749	$171,206	$171,944

Supplemental disclosures of cash flow information:
Interest paid	$47,073	$46,429	$41,456

Income taxes paid	119,351	120,027	69,392

Non-cash investing and financing activities:
Capital lease obligations incurred	$4,415	$15,630	$8,311

$2.50 Term Convertible Securities, Series A, converted and redeemed	0	0	200,000

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Income Shareholders’ Equity

Years ended January 2, 2005, December 28, 2003 and December 29, 2002

(In thousands)	2004	2003	2002
Common stock at stated value
Balance at beginning of period	$11,676	$10,895	$13,271
Exercise of options	133	207	355
Conversion of exchangeable shares	0	574	0
Retirement of treasury stock	0	0	(3,488)
Conversion of $2.50 Term Convertible Securities, Series A	0	0	757

Balance at end of period	11,809	11,676	10,895

Capital in excess of stated value
Balance at beginning of period	54,310	0	467,687
Exercise of options, including tax benefits	37,651	53,624	92,625
Restricted stock awards and other equity-based compensation	19,325	686	0
Retirement of treasury stock	0	0	(755,240)
Conversion of $2.50 Term Convertible Securities, Series A	0	0	194,928

Balance at end of period	111,286	54,310	0

Retained earnings
Balance at beginning of period	1,703,488	1,498,607	1,377,840
Net income	52,035	235,999	218,781
Dividends	(54,710)	(27,322)	(27,076)
Conversion of exchangeable shares	0	(3,796)	0
Retirement of treasury stock	0	0	(70,938)

Balance at end of period	1,700,813	1,703,488	1,498,607

Accumulated other comprehensive income (expense)	102,037	46,124	(60,897)

Treasury stock, at cost
Balance at beginning of period	(56,992)	0	(780,265)
Purchase of common stock	(138,132)	(56,992)	(49,401)
Retirement of treasury stock	0	0	829,666

Balance at end of period	(195,124)	(56,992)	0

Unearned compensation – restricted stock	(15,132)	0	0

Shareholders’ equity	$1,715,689	$1,758,606	$1,448,605

Common shares
Balance issued at beginning of period	116,760	108,951	132,711
Exercise of options	1,330	2,069	3,553
Conversion of exchangeable shares	0	5,740	0
Retirement of treasury stock	0	0	(34,880)
Conversion of $2.50 Term Convertible Securities, Series A	0	0	7,567

Balance issued at end of period	118,090	116,760	108,951

Treasury shares
Balance at beginning of period	(2,063)	0	(33,277)
Purchase of common stock	(3,618)	(2,063)	(1,603)
Retirement of treasury stock	0	0	34,880

Balance at end of period	(5,681)	(2,063)	0

Common shares issued and outstanding	112,409	114,697	108,951

Common shares issuable upon conversion of exchangeable shares
Balance at beginning of period	0	5,741	5,741
Purchase and conversion of exchangeable shares	0	(5,741)	0

Balance at end of period	0	0	5,741

Common shares issued and outstanding, including exchangeable shares	112,409	114,697	114,692

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years ended January 2, 2005, December 28, 2003 and December 29, 2002

(In thousands)	2004	2003	2002
Net income	$52,035	$235,999	$218,781
Other comprehensive income (expense)
Translation adjustments and other	55,808	91,856	4,040
Pension liability (net of a tax benefit of $65 and $8,987 and tax expense of $9,617 for the years ended January 2, 2005, December 28, 2003 and December 29,2002, respectively)	105	15,165	(16,183)

Total other comprehensive income (expense)	55,913	107,021	(12,143)

Comprehensive income	$107,948	$343,020	$206,638

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

The Company’s principal business is the operation, development and franchising of quick-service and fast-casual restaurants serving high-quality food. At year-end 2004, the Company and its franchise owners operated 6,671 restaurants under the name “Wendy’s” in 50 states and in 19 other countries and territories, 295 restaurants under the name “Baja Fresh” in 26 states and 19 restaurants under the name Cafe Express in Texas. Additionally, the Company and its franchise owners operated 2,470 restaurants in Canada and 251 units in the United States under the name Tim Hortons (“Hortons”). As of January 2, 2005, total systemwide restaurants included 1,748 company operated restaurants and 7,958 franchise restaurants.

Fiscal year

The Company’s fiscal year ends on the Sunday nearest to December 31. The 2004 fiscal year consisted of 53 weeks and the 2003 and 2002 fiscal years consisted of 52 weeks.

Basis of presentation

The Consolidated Financial Statements include the results and balances of the Company, its wholly-owned subsidiaries and certain franchisees consolidated according to Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R. All significant intercompany accounts and transactions have been eliminated in consolidation (see also Note 12 to the Consolidated Financial Statements for consolidation of the Company’s advertising funds).

Investments in unconsolidated affiliates over which the Company exercises significant influence but is not the primary beneficiary and does not have control are accounted for using the equity method. The Company’s share of the net income or loss of these unconsolidated affiliates is included in other expense, net.

Certain reclassifications of deferred taxes have been made for the prior year to conform with the 2004 presentation. These reclassifications did not have any impact on net income.

Cash and cash equivalents

The Company considers short-term investments with original maturities of three months or less as cash equivalents.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates. These affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates and judgments are inherent in the calculations of royalty and other franchise-related revenue collections, legal obligations, pension and other postretirement benefits, income taxes, insurance liabilities, various other commitments and contingencies, valuations used when assessing potential impairment of goodwill and other intangibles and the estimation of the useful lives of fixed assets and other long-lived assets. While management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

In the normal course of business, the Company must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management’s judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

Inventories

Inventories, amounting to $37.8 million and $33.1 million at January 2, 2005 and December 28, 2003, respectively, are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items, new equipment and parts, and paper supplies.

Property and equipment

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; leasehold improvements and property under capital leases, the lesser of the useful life of the asset or the lease term as that term is defined in Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases,” as amended. Interest and other costs associated with the construction of new restaurants are capitalized. Major improvements are capitalized, while maintenance and repairs are expensed when incurred. Long-lived assets are grouped into operating markets and tested for impairment whenever an event occurs that indicates an impairment may exist. The Company tests for impairment using the cash flows of the operating markets. A significant deterioration in the cash flows of an operating market or other circumstances may trigger impairment testing (see also Note 9 to the Consolidated Financial Statements). Gains and losses on the disposition of fixed assets are classified in other expense, net.

Property and equipment, at cost, at each year-end consisted of the following:

(In thousands)	2004	2003
Land	$500,136	$459,189
Buildings	1,012,265	885,989
Leasehold improvements	769,248	691,654
Restaurant equipment	643,908	597,425
Capital leases	92,209	95,195
Other	242,067	210,499
Construction in progress	102,325	87,788

	3,362,158	3,027,739

Accumulated depreciation and amortization	(1,012,338)	(873,432)

	$2,349,820	$2,154,307

The Company capitalizes certain internally developed software costs which are amortized over a period of up to ten years. At January 2, 2005 and December 28, 2003, capitalized software development costs, net of accumulated amortization, amounted to $46.0 million and $46.9 million, respectively, which amounts are included in “Other” above.

Leases

Like other companies in the restaurant and retail industries, in the fourth quarter of 2004 the Company reviewed its accounting practices with respect to leasing transactions. Following this review, the Company has corrected its prior lease accounting practices. The cumulative adjustment necessary as a result of the change in lease accounting practices totaled $9.1 million pretax ($5.8 million after tax). The cumulative adjustment was recorded in the 2004 Consolidated Financial Statements in the fourth quarter. The result of the correction is primarily to conform the lease term used to amortize leasehold improvements on leased property with the term used to recognize straight-line rent, including during “rent holiday” periods while constructing leasehold improvements. In the case of property that is leased or sub-leased by the Company to franchisees, the adjustment also includes recording of straight-line rent revenue.

When determining the lease term for purposes of recording depreciation and rent or for evaluating whether a lease is capital or operating, the Company includes option periods for which failure to renew the lease imposes an economic penalty on the Company of such an amount that a renewal appears, at the inception of the lease, to be reasonably assured. For example, such an economic penalty would exist if the Company were to choose not to exercise an option on leased land upon which the Company had constructed a restaurant and, as a result, the Company would lose the ability to use the restaurant.

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight line basis over the lease term as that term is defined in SFAS No. 13, as amended, including any option periods considered in the lease term and any periods during which the Company has use of the property but is not charged rent by a landlord (“rent holiday”). Contingent rentals are generally based on either a percentage of restaurant sales or as a percentage of restaurant sales in excess of stipulated amounts, and thus are not included in minimum lease payments but are included in rent expense when incurred. Rent is capitalized during the construction of a restaurant. Leasehold improvement incentives paid to the Company by a landlord are recorded as a liability and amortized as a reduction of rent expense over the lease term. No individual lease is material to the Company.

Goodwill and other intangibles

Goodwill is the excess of the cost of an acquired entity over the fair value of acquired net assets. For purposes of testing goodwill for impairment, the Company has determined that its reporting units are Wendy’s U.S., Wendy’s Canada, Hortons Canada, Hortons U.S., Baja Fresh and Cafe Express. Each constitutes a business and has discrete financial information available which is regularly reviewed by management. The Company tests goodwill for impairment at least annually by comparing the fair value of each reporting unit, using discounted cash flows or market multiples based on earnings, to the carrying value to determine if there is an indication that a potential impairment may exist (see also Note 2 to the Consolidated Financial Statements).

Intangibles separate from goodwill are amortized on a straight-line method over periods of up to 30 years. Lives are generally related to legal or contractual lives, but in some cases must be estimated by management based on specific circumstances. The Company tests intangible assets for impairment whenever events or circumstances indicate that an impairment may exist.

Notes receivable

Notes receivable arise primarily from the sale of certain real estate and equipment to franchisees as well as agreements by the Company, under certain circumstances, to a structured repayment plan for past due franchisee obligations. The need for a reserve for uncollectible amounts is reviewed on a specific franchisee basis using information available to the Company, including past due balances and the financial strength of the franchisee. Uncollectible amounts for both principal and interest are provided for as those amounts are identified. The carrying amount of notes receivable approximates fair value.

Revenue recognition

Wendy’s and Baja Fresh have a significant number of company operated restaurants, while Hortons is predominately franchised. Revenue at company operated restaurants is recognized as customers pay for products at the time of sale. Hortons operates warehouses in Canada to distribute coffee and other dry goods to an extensive franchise system. Revenues from these sales are recorded when the product is delivered to the franchisee. Franchise revenues consist of royalties, rents and various franchise fees. Royalties are collected by Wendy’s, Hortons and Baja Fresh, and normally all revenue is collected within a month after a period ends. The timing of revenue recognition for both retail sales and franchise revenues does not involve significant contingencies and judgments other than providing adequate reserves against collections of franchise-related revenues. Also, see discussion of “Franchise operations” below for further information regarding franchise revenues.

Franchise operations

The Company grants franchises to independent operators who in turn pay a technical assistance fee and franchise fees which may include equipment, royalties, and in some cases, rents for each restaurant opened. A technical assistance fee is recorded as income when each restaurant commences operations. Royalties, based upon a percent of monthly sales, are recognized as income on the accrual basis. The Company has established reserves related to the collection of franchise royalties and other franchise-related receivables and commitments (see Note 10 to the Consolidated Financial Statements).

Franchise owners receive assistance in such areas as real estate site selection, construction consulting, purchasing and marketing from company personnel who also furnish these services to company operated restaurants. These franchise expenses are included in general and administrative expenses. Gains and losses on the sale of properties previously leased to franchisees are included in franchise revenues.

Variable interest entities

The Company enters into flexible lease arrangements with certain franchisees who are not required to invest a significant amount of equity. Because the legal entity within which such a franchise operates is considered to not be adequately capitalized, that entity is considered a variable interest entity (“VIE”). Based on review of the financial statements it receives from these franchisees, the mathematical projections performed by the Company indicate the Company is the primary beneficiary, as that term is defined by FIN 46R, of these VIEs and, accordingly, the Company has consolidated approximately 80 franchised Hortons restaurants as of January 2, 2005, or approximately 1% of the Company’s total franchised restaurants and systemwide restaurants. The related minority interest is classified in other expense, net on the statement of income and other long-term liabilities on the balance sheet and is not material.

The Company has no equity interest in any of its franchisees and has no “off-balance sheet” exposures relative to any of its franchisees as that term is described by the Securities and Exchange Commission. None of the Company’s assets serves as collateral for the consolidated franchisees and creditors of these franchisees have no recourse to the Company. The only exposure to the Company related to these VIEs relates to the collection of amounts due the Company, which are collected weekly and which were recorded net of uncollectible amounts in the Company’s financial statements prior to the adoption of FIN 46R. The agreements governing the lease arrangements can be cancelled by either the franchisee or the Company with 30 days notice, further reducing potential exposure to the Company.

Franchisee VIEs for which the Company is determined to be the primary beneficiary have no impact on net income reported by the Company. The impact of consolidating these VIEs to the Company’s balance sheet is also not significant. There is a small percentage of franchised restaurants considered to be VIEs for which the Company holds a significant variable interest, but for which the Company is not the primary beneficiary. The Company’s maximum exposure to loss as a result of its involvement with this small percentage of franchised restaurants is also not material.

Advertising costs

The Company expenses advertising costs as incurred with the exception of media development costs that are expensed beginning in the month that the advertisement is first communicated (see Note 12 to the Consolidated Financial Statements).

Foreign operations

At January 2, 2005, the Company and its franchise owners operated 384 Wendy’s restaurants and 2,470 Hortons restaurants in Canada. Additionally, there are 345 Wendy’s restaurants in other foreign countries and territories, primarily operated by franchisees. The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders’ equity and in other comprehensive income. Total translation adjustments included in accumulated other comprehensive income (expense) at January 2, 2005 and December 28, 2003 were $105.0 million and $49.1 million, respectively. Total transaction gains included in other expense, net, were $0.9 million, $3.2 million and $0.7 million, for 2004, 2003 and 2002, respectively.

Derivative instruments

In 2004 and 2003, the Company has entered into two types of derivatives: forward currency contracts which reduce the Company’s cash flow exposure to changes in the U.S. and Canada exchange rates and an interest rate swap which converts a portion of the Company’s fixed interest rate debt to variable interest rates. Forward currency contracts to sell Canadian dollars and buy U.S. dollars of $38.8 million and $77.3 million were outstanding as of January 2, 2005 and December 28, 2003, respectively, to hedge inter-company payments and purchases from third parties. The contracts outstanding at January 2, 2005 and December 28, 2003 mature at various dates through June 2005 and January 2005, respectively, and are considered to be highly effective cash flow hedges according to criteria specified in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Accordingly, the Company defers unrealized gains and losses arising from these contracts until the impact of the related transactions occur. The fair value unrealized losses on the contracts as of January 2, 2005 and December 28, 2003 of $5.0 million and $4.2 million, respectively, are based on quoted market prices and will offset the impact of the underlying transactions.

The Company entered into an interest rate swap in 2003 for the notional amount of $100.0 million. The interest rate swap helps the Company manage its exposure to interest rate risk and to lower its net borrowing costs by managing the mix of fixed and floating rate instruments. The interest rate swap matures in December 2005 and meets specific conditions of SFAS No. 133 to be considered a highly effective fair value hedge of a portion of the Company’s long-term debt. Accordingly, gains and losses arising from the swap are completely offset against gains or losses of the underlying debt obligation. Based on quoted market prices, the fair value loss on the interest rate swap was $0.9 million and $0.5 million as of January 2, 2005 and December 28, 2003, respectively (see also Note 3 to the Consolidated Financial Statements).

Net income per share

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted computations are based on the treasury stock method and include assumed conversions of stock options, net of shares repurchased from proceeds, restricted stock and the impact of company-obligated mandatorily redeemable preferred securities, when outstanding and dilutive.

The computation of diluted earnings per common share excludes employee and outside director stock options to purchase 4.3 million, 4.3 million shares and 4.7 million shares in 2004, 2003 and 2002, respectively. These options were not included in the computation of diluted earnings per common share because the exercise price of these options was greater than the average market price of the common shares in the respective periods and therefore, the effect would be antidilutive.

The computation of basic and diluted earnings per common share for each year is shown in the following table:

(In thousands except per share amounts)	2004	2003	2002
Income for computation of basic earnings per common share	$52,035	$235,999	$218,781
Interest savings, net of taxes, on assumed conversion of preferred securities	0	0	1,395

Income for computation of diluted earnings per common share	$52,035	$235,999	$220,176

Weighted average shares for computation of basic earnings per common share	113,832	113,866	111,900
Effect of dilutive stock options and restricted stock	1,853	1,155	1,664
Assumed conversion of preferred securities	0	0	2,994

Weighted average shares for computation of diluted earnings per common share	115,685	115,021	116,558

Basic earnings per common share	$.46	$2.07	$1.96

Diluted earnings per common share	$.45	$2.05	$1.89

Stock options and other equity-based compensation

The Company has various plans which provide options and, beginning in 2004, restricted stock, for certain employees and outside directors to acquire common shares of the Company. Grants of options and restricted stock to employees and the periods during which such options can be exercised are at the discretion of the Compensation Committee of the Board of Directors. Grants of options and restricted stock to outside directors and the periods during which such options can be exercised are specified in the plan applicable to directors and do not involve discretionary authority of the Board. All options expire at the end of the exercise period. The Company uses the intrinsic value method to account for stock-based compensation as defined in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Options are granted with exercise prices equal to the fair market value of the Company’s common shares on the date of grant, and no amounts applicable at the date of grant are charged to net income. The Company recognizes options in the financial statements as expense when the original terms of certain options are modified requiring a new measurement date. The Company recorded $4.1 million in compensation expense for restricted stock in 2004. Stock options and restricted stock are also reflected in the Company’s financial statements in the earnings per share computations, and when the options are exercised (see also Note 7 to the Consolidated Financial Statements).

The pro forma disclosures below are provided as if the Company adopted the cost recognition requirements under SFAS No. 123 – “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires the use of subjective assumptions that can materially affect fair value estimates, and therefore, this model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

In calculating the fair value of options issued, the Company had determined in prior years that the underlying characteristics of grants made under the WeShare Plan and the 1990 Plan are unique enough to warrant using different assumptions for these calculations because the different employee groups exhibit different exercise patterns (see Note 7 to the Consolidated Financial Statements for a description of these plans).

In calculating the fair value of options issued to employees that received grants under the WeShare Plan in 2003 and 2002 and under the 2003 Plan in 2004, the Company has used the following assumptions for the years indicated:

Assumption	2004	2003	2002
Dividend yield	1.2%	.8%	.8%

Expected volatility	27%	30%	32%

Risk-free interest rate	2.8%	2.1%	3.8%

Expected lives	3.1 years	2.7 years	2.7 years

Per share weighted average fair value of options granted	$8.22	$5.10	$8.93

In calculating the fair value of options issued under the 1990 Plan for key employees and outside directors, the Company has used the following assumptions for the years indicated:

Assumption	2004	2003	2002
Dividend yield	1.2%	.8%	.8%

Expected volatility	31%	34%	33%

Weighted average risk-free interest rate	3.5%	3.0%	4.7%

Expected lives	4.9 years	4.9 years	4.9 years

Per share weighted average fair value of options granted	$11.89	$8.88	$12.87

Had compensation expense been recognized for stock-based compensation plans in accordance with provisions of SFAS No. 123, as amended by SFAS No. 148, the Company would have recorded net income and earnings per share as follows:

(In thousands except per share data)	2004	2003	2002
Net income, as reported	$52,035	$235,999	$218,781
Add: Stock compensation cost recorded under APB Opinion No. 25, net of tax	2,614	430	0
Deduct: Stock compensation cost calculated under SFAS No. 123, net of tax	(19,205)	(16,863)	(14,574)

Pro forma net income	$35,444	$219,566	$204,207

Earnings per share:
Basic as reported	$.46	$2.07	$1.96

Basic pro forma	$.31	$1.93	$1.82

Diluted as reported	$.45	$2.05	$1.89

Diluted pro forma	$.31	$1.93	$1.78

The impact of applying SFAS No. 123 in this pro forma disclosure is not necessarily indicative of future results.

NOTE 2    GOODWILL AND OTHER INTANGIBLE ASSETS

The table below presents amortizable and unamortizable intangible assets as of January 2, 2005 and December 28, 2003:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
2004
Amortizable intangible assets:
Patents and trademarks	$41,694	$(5,525)	$36,169
Purchase options	7,500	(5,323)	2,177
Other	5,443	(2,002)	3,441

	$54,637	$(12,850)	$41,787

Unamortizable intangible assets:
Goodwill			$166,998

2003
Amortizable intangible assets:
Patents and trademarks	$41,334	$(3,614)	$37,720
Purchase options	7,500	(4,644)	2,856
Other	5,563	(1,592)	3,971

	$54,397	$(9,850)	$44,547

Unamortizable intangible assets:
Goodwill			$320,959

Total intangibles amortization expense was $3.2 million for the year-ended January 2, 2005 and $3.4 million for the year-ended December 28, 2003. The estimated annual intangibles amortization expense for 2005, 2006 and 2007 is approximately $3 million and for the years 2008 and 2009 is approximately $2 million.

The changes in the carrying amount of goodwill for the year ended January 2, 2005 are as follows:

(In thousands)	Wendy’s	Hortons	Developing Brands	Total
Balance as of December 28, 2003	$86,165	$0	$234,794	$320,959
Goodwill recorded in connection with acquisitions	3,826	25,450	19,817	49,093
Goodwill related to dispositions	(13,234)	0	0	(13,234)
Goodwill impairment	0	0	(190,000)	(190,000)
Translation adjustments	180	0	0	180

Balance as of January 2, 2005	$76,937	$25,450	$64,611	$166,998

The changes in the carrying amount of goodwill for the year ended December 28, 2003, are as follows:

(In thousands)	Wendy’s	Hortons	Developing Brands	Total
Balance as of December 29, 2002	$42,897	$538	$228,890	$272,325
Goodwill recorded in connection with acquisitions	43,031	0	5,904	48,935
Goodwill related to dispositions	0	(538)	0	(538)
Translation adjustments	237	0	0	237

Balance as of December 28, 2003	$86,165	$0	$234,794	$320,959

Under SFAS No. 142, goodwill and other indefinite-lived intangibles must be tested for impairment annually (or in interim periods if events indicate possible impairment). In the fourth quarter of 2004, the Company tested goodwill for impairment and recorded an impairment charge of $190.0 million related to Baja Fresh, which is included in the Developing Brands segment. The Company, with the assistance of an independent third-party, determined the amount of the charge based on an estimate of the fair value of Baja Fresh, which was primarily based on comparative market data. The declining average same-store sales for Baja Fresh both in 2004 and 2003 were a significant consideration in the determination that the recorded value of Baja Fresh goodwill was impaired. The Company tested goodwill for impairment as of year-end 2003 and no impairment was indicated.

NOTE 3    TERM DEBT

Term debt at each year-end consisted of the following:

(In thousands)	2004	2003
Notes, unsecured, and mortgages payable with a weighted average interest rate of 15.0%, due in installments through 2027	$18,777	$8,161
6.35% Notes, due December 15, 2005	98,592	98,553
6.25% Senior Notes, due November 15, 2011	199,417	199,346
6.20% Senior Notes, due June 15, 2014	224,462	224,420
7% Debentures, due December 15, 2025	96,858	96,795
Commercial paper with a weighted average interest rate of 2.5%	24,989	39,985

	663,095	667,260
Current portion	(125,040)	(44,664)

	$538,055	$622,596

The 6.25% Senior Notes were issued in 2001 in connection with the Company’s share repurchases (see Note 7 to the Consolidated Financial Statements). The 6.20% Senior Notes were issued in 2002 in connection with the Company’s purchase of Baja Fresh (see Note 8 to the Consolidated Financial Statements). The 6.25% and 6.20% Senior Notes are redeemable prior to maturity at the option of the Company. The 6.35% Notes and 7% Debentures are not redeemable by the Company prior to maturity. All of the Company’s notes and debentures are unsecured.

In 2004, commercial paper was issued for general corporate purposes and repaid in the first quarter of 2005. In 2003, commercial paper was issued in connection with the Company’s acquisition of franchise-owned and operated Wendy’s restaurants in Florida in the fourth quarter of 2003 (see Note 8 to the Consolidated Financial Statements). The commercial paper outstanding at December 28, 2003 was fully repaid in 2004.

In March 2003, the Company entered into an interest rate swap that meets the specific conditions of SFAS No. 133 to be considered a highly effective fair value hedge of the 6.35% Notes. By entering into the interest rate swap, the Company agreed to receive interest at a fixed rate and pay interest at a variable rate. As of January 2, 2005 and December 28, 2003 the recorded value of the 6.35% Notes was reduced by $0.9 million and $0.5 million, respectively, reflecting fair value gains which are offset by fair value losses on the swap.

Based on future cash flows and current interest rates for all term debt, the fair value of the Company’s term debt was approximately $707 million at January 2, 2005 and $731 million at December 28, 2003.

Future maturities for all term debt are as follows:

(In thousands)
2005	$125,040
2006	1,381
2007	1,189
2008	326
2009	353
Later years	534,806

$663,095

The Company’s debt agreements contain covenants that specify limits on the amount of indebtedness secured by liens and the maximum aggregate value of restaurant property as to which the Company could enter into sale-leaseback transactions. The Company was in compliance with these covenants as of January 2, 2005 and will continue to monitor these on a regular basis.

In the first quarter of 2003, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission which increased its capacity to issue securities up to $500 million. As of January 2, 2005 and December 28, 2003, no securities under this shelf registration statement had been issued.

Also in the first quarter of 2003, the Company entered into a new $200 million revolving credit facility that expires in March 2006. This new revolving credit facility replaced the six revolving credit facilities totaling $200 million that were previously in place. The new revolving credit facility contains various covenants which, among other things, require the maintenance of certain ratios, including indebtedness to total capitalization and a fixed charge coverage ratio, and limits on the amount of assets that can be sold and liens that can be placed on the Company’s assets. The Company is charged a fee for advances that varies based on the Company’s debt rating. The Company is also charged a commitment fee based on the unused portion of the credit facility. This fee varies based on the Company’s debt rating and was .125% at January 2, 2005. As of January 2, 2005, the Company was in compliance with its covenants under the revolving credit facility and no amounts under the facility were outstanding.

At January 2, 2005, the Company’s Canadian subsidiaries had revolving credit facilities totaling $25.8 million, all of which was unused at January 2, 2005. These credit facilities have no financial covenants.

NOTE 4    COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

In the second quarter of 2002, the Company called for redemption of all of its outstanding $200 million trust preferred securities. As a result of the call, 99.9% of the trust preferred securities were converted and the remainder were redeemed by the Company. As a result of the conversion, the Company’s common shares outstanding increased by 7.6 million shares.

Interest expense included distributions on company-obligated mandatorily redeemable preferred securities in the amounts of $2.1 million for the year 2002.

NOTE 5    LEASES

The Company occupies land and buildings and uses equipment under terms of numerous lease agreements expiring on various dates through 2043. Terms of land and building leases are generally equal to the initial lease period of 10 to 20 years while land only lease terms can extend up to 40 years. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, generally when annual sales exceed specified levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

At each year-end, assets leased under capital leases consisted of the following:

(In thousands)	2004	2003
Buildings	$88,798	$88,542
Other	3,411	6,653
Accumulated depreciation	(31,023)	(30,879)

	$61,186	$64,316

At January 2, 2005, future minimum lease payments for all leases, and the present value of the net minimum lease payments for capital leases, were as follows:

(In thousands)	Capital Leases	Operating Leases
2005	$9,819	$122,354
2006	10,330	109,203
2007	7,082	109,238
2008	6,919	102,732
2009	6,621	94,762
Later years	58,811	1,026,968

Total minimum lease payments	99,582	$1,565,257

Amount representing interest	(38,945)

Present value of net minimum lease payments	60,637
Current portion	(5,085)

	$55,552

Total minimum lease payments have not been reduced by minimum sublease rentals of $59.2 million under capital leases, and $390.2 million under operating leases due in the future under non-cancelable subleases.

Rent expense for each year is included in company restaurant operating costs, operating costs and general and administrative expenses and amounted to:

(In thousands)	2004	2003	2002
Minimum rents	$152,867	$107,994	$81,477
Contingent rents	30,667	26,317	23,087

	$183,534	$134,311	$104,564

In connection with the franchising of certain restaurants, the Company has leased or subleased land, buildings and equipment to the related franchise owners. Most leases provide for fixed payments with contingent rent when sales exceed certain levels, while others provide for monthly rentals based on a percentage of sales. Lease terms are approximately 10 to 20 years with one or more five-year renewal options. The franchise owners bear the cost of maintenance, insurance and property taxes.

The Company leases some building and equipment under fixed payment terms and accounts for these leases as direct financing leases. The land portion of leases and leases with rents based on a percentage of sales are accounted for as operating leases. At each year-end, the net investment in direct financing leases, included in other assets, consisted of the following:

(In thousands)	2004	2003
Total minimum lease receipts	$11,077	$6,826
Estimated unguaranteed residual value	1,029	1,091
Amount representing unearned interest	(5,569)	(2,683)
Current portion, included in accounts receivable	(408)	(591)

	$6,129	$4,643

At each year-end, company assets leased under operating leases consisted of the following:

(In thousands)	2004	2003
Land	$214,328	$195,507
Buildings	819,012	722,269
Equipment	74,316	73,663

	1,107,656	991,439
Accumulated depreciation	(274,133)	(231,768)

	$833,523	$759,671

At January 2, 2005, future minimum lease receipts were as follows:

(In thousands)	Direct Financing Leases	Operating Leases
2005	$1,061	$125,446
2006	973	116,191
2007	930	106,650
2008	898	95,335
2009	834	81,311
Later years	6,381	189,990

	$11,077	$714,923

Rental income for each year is included in franchise revenues and amounted to:

(In thousands)	2004	2003	2002
Minimum rents	$115,122	$86,786	$67,755
Contingent rents	174,806	148,062	124,734

	$289,928	$234,848	$192,489

NOTE 6    INCOME TAXES

The provision for income taxes each year consisted of the following:

(In thousands)	2004	2003	2002
Current
Federal	$46,917	$44,814	$52,862
State and local	11,254	5,080	2,831
Foreign	83,525	56,894	53,484

	141,696	106,788	109,177

Deferred
Federal	(8,785)	24,955	21,412
State and local	445	4,595	608
Foreign	(1,328)	5,261	(4,079)

	(9,668)	34,811	17,941

	$132,028	$141,599	$127,118

The provision for foreign taxes includes withholding taxes. Income before income taxes for foreign operations was $202.2 million, $166.8 million and $133.1 million for 2004, 2003 and 2002, respectively.

The temporary differences which give rise to deferred tax assets and liabilities at each year-end consisted of the following:

(In thousands)	2004	2003
Deferred tax assets
Lease transactions	$13,762	$5,413
Benefit plans transactions	7,547	4,518
Reserves not currently deductible	20,143	22,628
Deferred income	3,654	1,742
Foreign operations	12,102	10,916
Foreign tax credit carryforwards	27,765	19,905
All other	5,072	6,703

	90,045	71,825
Valuation allowance	(27,765)	(19,905)

	$62,280	$51,920

(In thousands)	2004	2003
Deferred tax liabilities
Lease transactions	$2,537	$1,966
Benefit plans transactions	14,527	12,807
Property and equipment basis differences	81,497	76,530
Intangible assets basis differences	17,067	15,861
Capitalized expenses deducted for tax	10,362	13,177
Foreign operations	9,105	8,146
All other	2,807	4,709

	$137,902	$133,196

A deferred tax asset has been established for foreign tax credit carryforwards. A portion of the credits previously scheduled to expire in 2006 will now expire in 2011 as a result of the American Jobs Creation Act of 2004. The balance of the credits expire in 2014. A valuation allowance in the amount of $27.8 million has been established as a result of management’s determination that it is more likely than not that these foreign tax credit carryforwards will not be realized.

A reconciliation of the statutory U.S. federal income tax rate of 35% to the Company’s effective tax rate for each year is shown below:

(In thousands)	2004	2003	2002
Income taxes at statutory rate	$64,422	$132,159	$121,065
Baja Fresh goodwill impairment	63,427	0	0
Taxes on non-U.S. earnings, net of related tax credits	(6,263)	7,216	4,949
State and local taxes, net of federal benefit	10,237	6,288	2,235
Other	205	(4,064)	(1,131)

Income taxes at effective rate	$132,028	$141,599	$127,118

The determination of annual income tax expense takes into consideration amounts which may be needed to cover exposures for open tax years. The Internal Revenue Service (IRS) is currently conducting an examination of the Company’s U.S. federal income tax returns for the years 2001 through 2003. The Company is before the U.S. Competent Authority for the years 1999 through 2001 as it relates to transfer pricing on royalties and fees between the U.S. and Canada. The Company does not expect any material impact on earnings to result from the resolution of matters related to open tax years; however, actual settlements may differ from amounts accrued. Amounts related to IRS examinations of federal income tax returns for 2000 and prior years have been settled and paid.

U.S. income taxes and foreign withholding taxes are not provided on undistributed earnings of foreign subsidiaries which are considered to be indefinitely reinvested in the operations of such subsidiaries. The amount of these earnings was approximately $49.7 million at January 2, 2005. The Company has provided deferred taxes at January 2, 2005 on $110.2 million of unremitted earnings which are not considered to be indefinitely reinvested. The additional taxes payable on earnings considered indefinitely reinvested would approximate $3.5 million consisting primarily of additional foreign withholding taxes.

NOTE 7    CAPITAL STOCK

On December 29, 1995, the Company acquired all of the stock of 1052106 Ontario Limited, formerly 632687 Alberta Ltd., the parent company of the Tim Hortons restaurant chain, for 16.45 million shares of a Canadian subsidiary of the Company exchangeable for 16.45 million common shares of Wendy’s International, Inc. Mr. Ronald V. Joyce, a former director of the Company, held all of the exchangeable shares. The Company purchased 1.0 million exchangeable shares from Mr. Joyce for $21.21 per share in 1998 and 9.7 million exchangeable shares for $25.75 per share in the fourth quarter of 2001. On December 19, 2002, Mr. Joyce transferred, with the Company’s consent, all of the remaining 5.7 million exchangeable shares to an entity that was wholly-owned by him. On January 2, 2003, the 5.7 million exchangeable shares were exchanged into common shares of the Company.

In 2002, the Board of Directors approved an increase in the common stock repurchase program of up to an additional $200 million. In 2004, the Board of Directors approved another increase in the repurchase program of up to an additional $200 million, raising the total remaining authorization up to $366 million. At January 2, 2005 and December 28, 2003, $227 million and $166 million remained under the share repurchase authorizations, respectively. During 2004, 2003 and 2002, total common shares repurchased pursuant to the program were 3.6 million common shares, 2.1 million common shares and 1.6 million common shares for a total of approximately $138 million, $57 million and $49 million, respectively.

Included in the 3.6 million common shares repurchased in 2004 were 1.4 million common shares repurchased under an accelerated share repurchase (“ASR”) transaction for an initial value of approximately $53 million. The initial price paid per share as part of the ASR transaction was $37.50.

The repurchased shares were also subject to a future contingent-purchase price adjustment based upon the volume weighted average price during the period from December 17, 2004 through March 8, 2005. The ASR agreement included the option to settle the contract in cash or shares of the Company’s common stock and, accordingly, the contract was classified in equity. In March 2005, the contingent purchase price adjustment was determined to be $1.7 million and was paid by the Company. The purchase price adjustment will be reflected in the treasury stock component of shareholders’ equity in the first quarter of 2005.

All of the Company’s treasury stock was retired in December 2002, which resulted in a decrease to “capital in excess of stated value” and “retained earnings”, but did not change the total shareholders’ equity balance.

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (“WeShare Plan”), a non-qualified stock option plan that provided for grants of options equal to 10 percent of each eligible employee’s earnings, with a minimum of 20 options to be granted to each eligible employee annually. Beginning in 2002, options equal to 8 to 12 percent of each eligible employee’s earnings could be granted under the WeShare Plan. The percentage of each eligible employee’s earnings was determined by the Company’s annual performance as measured by earnings per share growth and the Company’s three-year average total shareholder return relative to the Standard & Poor’s 500 Index. An aggregate of 9.2 million common shares of the Company have been reserved pursuant to the WeShare Plan since the inception of the WeShare Plan.

On April 23, 2003 and April 29, 2002, approximately 1.2 million options and 0.7 million options were granted under the WeShare Plan to eligible employees at an exercise price of $27.99 per share and $37.87 per share, respectively. No options were awarded under the WeShare Plan in 2004.

On August 2, 1990, the Board of Directors adopted the 1990 Stock Option Plan (“1990 Plan”). An aggregate of 24.3 million common shares of the Company have been reserved for issuance to key employees and outside directors under the 1990 Plan, as amended since its inception.

A total of 0.5 million, 2.3 million and 2.8 million options were granted under the 1990 Plan in 2004, 2003 and 2002, respectively. These options were primarily granted on April 22, 2004, April, 23, 2003 and April 29, 2002, at an exercise price of $40.62 per share, $27.99 per share and $37.87 per share, respectively.

Both the WeShare Plan and 1990 Plan options have a term of 10 years from the grant date and become exercisable in installments of 25 percent on each of the first four anniversaries of the grant date.

On April 22, 2004, the Company’s shareholders approved the 2003 Stock Incentive Plan (“2003 Plan”). The 2003 Plan provides for equity compensation awards in the form of stock options, restricted stock, stock units, stock appreciation rights, dividend equivalent rights, performance awards and share awards (collectively, “Awards”) to eligible employees and Directors of the Company or its subsidiaries. The 2003 Plan authorizes up to 3.6 million common shares for grants of Awards, of which no more than 2.2 million may be restricted stock awards, stock unit awards, performance share awards, performance unit awards and share awards.

A total of 0.9 million options were granted under the 2003 Plan during 2004. These options were primarily granted on April 22, 2004 at an exercise price of $40.62. In addition, a total of 0.5 million restricted stock awards were granted throughout 2004 at a weighted average grant-date fair value of $40.37. The Company recorded $4.1 million in compensation expense for restricted stock during 2004.

The following is a summary of stock option activity for the last three years:

(Shares in thousands)	Shares Under Option	Weighted Average Price Per Share
Balance at December 30, 2001	12,150	$23.49
Granted	3,469	37.72
Exercised	(3,553)	21.88
Canceled	(625)	25.67

Balance at December 29, 2002	11,441	28.18
Granted	3,470	28.00
Exercised	(2,069)	22.60
Canceled	(389)	29.75

Balance at December 28, 2003	12,453	29.01
Granted	1,358	40.56
Exercised	(1,335)	23.94
Canceled	(383)	31.73

Balance at January 2, 2005	12,093	$30.78

Options exercisable to purchase common shares totaled 6.1 million, 5.2 million and 4.7 million at January 2, 2005,

December 28, 2003 and December 29, 2002, respectively. Shares reserved under the plans, net of exercises, were 13.3 million, 13.2 million and 13.8 million at January 2, 2005, December 28, 2003 and December 29, 2002, respectively.

The following tables summarize stock options outstanding and exercisable at January 2, 2005:

(Shares in thousands)	Options Outstanding

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$17.38 - $23.03	1,482	4.6	$19.27
23.04 - 28.58	5,310	7.3	27.48
28.59 - 34.36	936	4.8	30.97
34.37 - 40.62	4,365	7.9	38.67

$17.38 - $40.62	12,093	7.0	$30.78

(Shares in thousands)	Options Exercisable

Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$17.38 - $23.03	1,482	$19.27
23.04 - 28.58	2,244	27.12
28.59 - 34.36	901	30.91
34.37 - 40.62	1,509	37.84

$17.38 - $40.62	6,136	$28.42

The Company has a Shareholder Rights Plan (“Rights Plan”) under which one preferred stock purchase right (“Right”) was distributed as a dividend for each outstanding common share. Each Right entitles a shareholder to buy one ten-thousandth of a share of a new series of preferred stock for $100 upon the occurrence of certain events. Rights would be exercisable once a person or group acquires 15 percent or more of the Company’s common shares, or 10 days after a tender offer for 15 percent or more of the common shares is announced. No certificates will be issued unless the Rights Plan is activated.

Under certain circumstances, all Rights holders, except the person or company holding 15 percent or more of the Company’s common shares, will be entitled to purchase common shares at about half the price that such shares traded for prior to the announcement of the acquisition. Alternatively, if the Company is acquired after the Rights Plan is activated, the Rights will entitle the holder to buy the acquiring company’s shares at a similar discount. The Company can redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 10, 2008.

NOTE 8    ACQUISITIONS AND INVESTMENTS

On May 5, 2004, the Company completed its purchase of certain real and personal assets of Bess Eaton Donut Flour Co., Inc. and Louis A. Gencarelli, Sr. for approximately $44 million. The assets relate to 42 Bess Eaton coffee and donut restaurants throughout Rhode Island, Connecticut and Massachusetts. The sites have been converted and are operating as Hortons restaurants. The Company recorded $25 million of goodwill related to this acquisition, based on the initial purchase price allocation.

In 2002, the Company invested $9 million for a 45% interest in Cafe Express, a fast-casual restaurant company. Cafe Express currently operates 19 restaurants in Houston and Dallas. In February 2004, the Company invested an additional $5 million in Cafe Express, bringing its total equity interest to 70%. Also, in 2004, the Company paid off the Cafe Express revolving credit facility for which the Company was a guarantor. Prior to acquiring the additional 25% interest, the Company accounted for the investment using the equity method. Since acquiring the additional 25% interest, Cafe Express results are fully consolidated in the Company’s financial statements and the impact of the related minority interest is classified in other expense, net on the statement of income and other long-term liabilities on the balance sheet and is not significant. The Company recorded approximately $18 million of goodwill associated with this acquisition, based on the initial purchase price allocation. The Company has an obligation to buy out the remaining shareholders at a future date at an amount, based upon a predetermined formula, that is not expected to be material.

In 2004, the Company acquired 14 Wendy’s restaurants and 16 Baja Fresh restaurants in various markets for a total purchase price of $16.5 million. In the fourth quarter of 2003, the Company acquired 68 Wendy’s restaurants in Orlando and Tampa, Florida for a total purchase price of $89.3 million, including cash paid and liabilities assumed. Also in 2003 the Company acquired 9 additional Wendy’s restaurants and 6 Baja Fresh restaurants in various markets for a total purchase price of $11.4 million. In 2002, two Wendy’s restaurants were acquired for a total purchase price of $2.3 million. Goodwill acquired in connection with the Company’s acquisition of Wendy’s and Baja Fresh restaurants totaled $5.9 and $46.6 million for 2004 and 2003, respectively.

In 2001, the Company formed a joint venture between Hortons and IAWS Group/Cuisine de France to build a par-baked goods manufacturing facility in Canada. The joint venture is owned and jointly-controlled on a fifty-fifty basis by Hortons and IAWS Group/Cuisine de France. The Company has committed to invest (amounts are expressed in Canadian dollars) approximately $87 million in this joint venture, of which approximately $14 million remains to be invested at January 2, 2005.

In 2002, the Company invested $12 million in Pasta Pomodoro for 38% of the outstanding common shares of that company. In fourth quarter 2004, the Company invested an additional $4 million in exchange for Series C preferred stock. Assuming conversion of Pasta Pomodoro’s outstanding preferred shares and options, the Company’s minority interest would decrease to approximately 29%. Pasta Pomodoro is a casual restaurant featuring freshly prepared Italian food and as of January 2, 2005, operated 45 restaurants. The Company is accounting for the Pasta Pomodoro investment using the equity method.

On June 19, 2002, the Company completed its acquisition of Fresh Enterprises, Inc. (“Baja Fresh”), the owner and operator of the Baja Fresh Mexican Grill restaurant chain, pursuant to a Merger Agreement dated May 30, 2002. The results of Baja Fresh’s operations have been included in the Company’s Consolidated Financial Statements since June 19, 2002. Baja Fresh owns, operates and franchises fast-casual restaurants in 26 states. As of January 2, 2005, Baja Fresh was comprised of 144 company restaurants and 151 franchise restaurants.

The Baja Fresh purchase price was $274 million in exchange for 100% of the stock of Baja Fresh. Total cash paid by the Company in connection with the transaction in 2002 was $287.4 million, and included $4.2 million in fees paid to third parties and $8.8 million to reimburse Baja Fresh for investment expenditures made in 2002 and other adjustments. The Company used the proceeds from the issuance of $225 million in 6.20% Senior Notes due 2014 and cash on hand to finance this transaction.

The Baja Fresh acquisition was accounted for pursuant to SFAS No. 141, “Business Combinations”. If the acquisition had been completed as of the beginning of 2002 as indicated below, pro forma revenues, net income and basic and diluted earnings per common share would have been as follows:

(In thousands, except per share data)	Unaudited 2002
Total revenues	$2,780
Net income	214
Net income per common share:
Basic	$1.91
Diluted	$1.84

The selected unaudited pro forma information for the year-ended December 29, 2002 includes interest expense on the Company’s $225 million of 6.20% Senior Notes that were issued in conjunction with the acquisition of Baja Fresh. In addition, the year-ended December 29, 2002 excludes expenses incurred by Baja Fresh in conjunction with its previously planned public offering.

The unaudited pro forma information is not necessarily indicative of the results of operations had the acquisition actually occurred at the beginning of the period, nor is it necessarily indicative of future results.

NOTE 9    DISPOSITIONS AND IMPAIRMENTS

The Company franchised 40, 16 and 3 existing Wendy’s restaurants during 2004, 2003 and 2002, respectively and 3 existing Baja Fresh restaurants in 2004. These transactions resulted in pretax gains of $0.8 million, $3.9 million and $0.7 million in 2004, 2003 and 2002, respectively.

In 2002, Hortons sold its cup manufacturing business to Dopaco. The sale, which closed in July 2002, resulted from a strategic business review by Hortons’ management team. The sale generated approximately $20 million in cash and a one-time pretax gain of $3.2 million for the Company. Under a supply agreement with Dopaco, Hortons has agreed to purchase a minimum of 50% of its cup and lid supplies from Dopaco, at independently-derived competitive prices, over the period from July 15, 2002 through July 15, 2007.

As a result of a continuing trend of negative cash flows and poor sales performance at Baja Fresh, the Company recognized store closure and impairment charges of $21.7 million in 2004. This included $4.1 million of lease termination costs, $12.2 million of fixed asset impairment charges for eight markets, which were based on fair value estimates using discounted cash flows or expected realizable value for four of the markets to be exited, and $5.4 million related to other store closure costs. These impairment charges are included in other expense, net on the Consolidated Statements of Income. Baja Fresh is included in the Developing Brands segment.

NOTE 10    COMMITMENTS AND CONTINGENCIES

At January 2, 2005 and December 28, 2003, the Company’s reserves established for doubtful royalty receivables were $3.2 million and $2.5 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $10.5 million at January 2, 2005 and $9.4 million at December 28, 2003. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

The Company has guaranteed certain leases and debt payments, primarily related to franchisees, amounting to $171.6 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. The Company is contingently liable for certain leases amounting to an additional $24.6 million. These leases have been assigned to unrelated third parties, who have agreed to indemnify the Company against future liabilities arising under the leases. These leases expire on various dates through 2022. The Company is also the guarantor on $10.1 million in letters of credit with various parties, however, management does not expect any material loss to result from these instruments because it does not believe performance will be required. The length of the lease, loan and other arrangements guaranteed by the Company or for which the Company is contingently liable varies, but generally does not exceed 20 years.

The Company is self-insured for most domestic workers’ compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

The Company has entered into long-term purchase agreements with some of its suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company’s demand for the products and fluctuations in market rates. These agreements help the Company secure pricing and product availability. The Company does not believe these agreements expose the Company to significant risk.

In addition to the guarantees described above, the Company is party to many agreements executed in the ordinary course of business that provide for indemnification of third parties, under specified circumstances, such as lessors of real property leased by the Company, distributors, service providers for various types of services (including commercial banking, investment banking, tax, actuarial and other services), software licensors, marketing and advertising firms, securities underwriters and others. Generally, these agreements obligate the Company to indemnify the third parties only if certain events occur or claims are made, as these contingent events or claims are defined in each of these agreements. The Company believes that the resolution of any claims that might arise in the future, either individually or in the aggregate, would not materially affect the earnings or financial condition of the Company. Effective January 1, 2003, the Company adopted FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In accordance with FIN 45 and based on available information, the Company has accrued for certain guarantees and indemnities as of January 2, 2005 and December 28, 2003 which, in total, are not significant.

The Company and its subsidiaries are parties to various legal actions and complaints arising in the ordinary course of business. Many of these are covered by the Company’s self-insurance or other insurance programs. Reserves related to the resolution of legal proceedings are included in accrued expenses other. It is the opinion of the Company that the ultimate resolution of such matters will not materially affect the Company’s financial condition or earnings.

NOTE 11    RETIREMENT PLANS

The Company has two domestic defined benefit plans (the “Plans”) covering all eligible employees of Wendy’s International, Inc. and certain subsidiaries that have adopted the Plans. The rate of return on employee account balances is guaranteed by the Plans and adjusted annually. One of the defined benefit plans provides a base benefit for all participants based on years of service. The second, and significantly smaller, defined benefit plan (“Crew Plan”) discontinued employee participation and accruing additional employee benefits in 2001. The Company makes contributions to the Plans in amounts sufficient, on an actuarial basis, to fund at a minimum, the Plans’ normal cost on a current basis, and to fund the actuarial liability for past service costs in accordance with Department of Treasury Regulations.

The change in projected benefit obligation for the Plans for 2004 and 2003 consisted of the following:

(In thousands)	2004	2003
Balance at beginning of year	$86,052	$76,234
Service cost	5,002	4,281
Interest cost	5,067	4,856
Assumption change	5,314	5,322
Actuarial (gain) loss	2,152	(437)
Benefits and expenses paid	(6,776)	(4,204)

	$96,811	$86,052

The change in fair value of plan assets for each year consisted of the following:

(In thousands)	2004	2003
Balance at beginning of year	$90,008	$65,435
Actual return on plan assets	8,506	12,536
Company contributions	8,698	16,241
Benefits and expenses paid	(6,776)	(4,204)

	$100,436	$90,008

The reconciliation of the funded status to the net amount recognized in the Consolidated Balance Sheets at each year-end consisted of the following:

(In thousands)	2004	2003
Funded status	$3,625	$3,956
Unrecognized actuarial loss	35,748	32,069
Unrecognized prior service cost	(1,389)	(2,456)

	$37,984	$33,569

Amounts recognized in the Consolidated Balance Sheets consist of:

(In thousands)	2004	2003
Prepaid benefit cost	$37,984	$33,569
Minimum liability	(1,479)	(1,648)
Accumulated other comprehensive income, pretax	1,479	1,648

Net amount recognized	$37,984	$33,569

Other comprehensive income for each of the last three years included the following income (expense), net of tax:

(In thousands)	2004	2003	2002
Pension liability	$105	$15,165	$(16,183)

The accumulated benefit obligation for the Plans was $88.7 million and $79.2 million at January 2, 2005 and December 28, 2003, respectively.

At January 2, 2005 and December 28, 2003, the accumulated benefit obligation of the Crew Plan of $2.2 million and $2.4 million, respectively, exceeded the fair value of Crew Plan assets of $1.6 million and $1.5 million, respectively. A minimum pension liability adjustment is required when the accumulated benefit obligation exceeds the fair value of plan assets and accrued benefit liabilities at the measurement date. The minimum pension liability for the Crew Plan was $1.5 million and $1.6 million at January 2, 2005 and December 28, 2003, respectively.

Net periodic pension cost (credit) for each of the last three years consisted of the following:

(In thousands)	2004	2003	2002
Service cost	$5,002	$4,281	$3,838
Interest cost	5,067	4,856	4,820
Expected return on plan assets	(7,156)	(6,347)	(6,156)
Net amortization	1,371	340	(364)

	$4,284	$3,130	$2,138

Assumptions

Weighted-average assumptions used to determine benefit obligations at each of the last three years:

	2004	2003	2002
Discount rate	6.00%	6.00%	6.75%
Rate of compensation increase	age-graded scale	age-graded scale	age-graded scale

Weighted-average assumptions used to determine net periodic benefit cost at each of the last three years:

	2004	2003	2002
Discount rate	6.00%	6.75%	7.25%
Expected long-term return on plan assets	7.75%	7.75%	8.50%
Rate of compensation increase	age-graded scale	age-graded scale	age-graded scale

The Plans’ measurement date was December 31st for each respective year. The discount rates used above are determined using various market indicators and reflect the available cost in the marketplace of settling all pension obligations through annuity purchases. The return on plan assets was determined using the Company’s investment mix between debt and equity securities and recognition of changes in anticipated capital market returns.

Plan assets

The Company’s plan assets are comprised primarily of mutual funds. The Company’s pension plan weighted-average asset allocations at January 2, 2005 and December 28, 2003, by asset category are as follows:

Plan Assets	2004	2003
Equity securities	56%	60%
Debt securities	39%	37%
Cash and cash equivalents	5%	3%

	100%	100%

According to the Plans’ investment policy, the Plans may only invest in debt and equity securities and cash and cash equivalents.

The target allocation of plan assets are 55%, 40% and 5% for equity securities, debt securities, and cash and cash equivalents, respectively. The target allocation is based on a review of market risks and returns relative to the Plans’ liability. The actual allocation may be plus or minus 5% of the target allocation.

Other retirement plans

The Company has a domestic profit sharing and savings plan. This plan covers certain qualified employees as defined in the applicable plan document. Effective January 1, 2001, the profit sharing and savings plan includes employer participation in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan allows participants to make pretax contributions and the Company matches between 1% and 4% of employee contributions depending on the employee’s contribution percentage. The profit sharing portion of the plan is discretionary and non-contributory. All amounts contributed to the plan are deposited into a trust fund administered by an independent trustee. The Company’s matching 401(k) contributions totaled $9.9 million for 2004, $8.3 million for 2003 and $7.6 million for 2002.

The Company also provided for other profit sharing and supplemental retirement benefits under other defined contribution plans in the amounts of approximately $8 million, $6 million and $5 million for 2004, 2003 and 2002, respectively.

Cash flows

The Company expects to contribute a maximum $9 million to its pension plans in 2005.

Estimated benefit payments for the next ten years, which reflect expected future service, as appropriate, are shown below. These estimates are highly dependent on certain assumptions such as future pension asset performance and the timing of employees leaving the Company or retiring and are subject to change.

(In thousands)
2005	$7,071
2006	8,195
2007	8,917
2008	8,614
2009	9,730
Years 2010 to 2014	51,727

NOTE 12    ADVERTISING COSTS

The Company participates in various advertising funds established to collect and administer funds contributed for use in advertising and promotional programs designed to increase sales and enhance the reputation of the Company and its franchise owners. Separate advertising funds are administered for Wendy’s U.S., Wendy’s of Canada, Hortons Canada, Hortons U.S. and Baja Fresh. In accordance with SFAS No. 45, “Accounting for Franchisee Fee Revenue”, the revenue and expenses of the advertising funds are not included in the Company’s Consolidated Statements of Income because the contributions to these advertising funds are designated for specific purposes, and the Company acts as an, in substance, agent with regard to these contributions. The assets held by these advertising funds are considered restricted. These restricted assets and related restricted liabilities are identified on the Company’s balance sheets.

Contributions to the advertising funds are required to be made from both company operated and franchise restaurants and are based on a percent of restaurant retail sales. In addition to the contributions to the various advertising funds, Company and franchise restaurants make additional contributions for local and regional advertising programs.

The following table summarizes the contribution rates to the advertising funds for franchise and company operated units:

	Advertising Fund Contribution Rate as of Year-End

	2004	2003	2002
Wendy’s U.S.	3.00%	3.00%	3.00%
Wendy’s Canada(1)	2.75%	2.75%	2.75%
Hortons Canada	3.50%	3.50%	3.50%
Hortons U.S.	4.00%	4.00%	4.00%
Baja Fresh	1.00%	1.00%	(2)

(1)	Excluding Quebec, where all advertising is done locally.
(2)	The Baja Fresh advertising fund was started in July, 2003. Information prior to that date is not included.

Company contributions to its various advertising funds totaled $68.5 million, $60.4 million and $51.1 million in 2004, 2003 and 2002, respectively. The total amount spent by the advertising funds in 2004, 2003 and 2002 amounted to $362.9 million, $311.2 million and $283.7 million, respectively.

Total advertising expense of the Company, net of reimbursements and including amounts contributed to all of the advertising funds, local advertising costs and other marketing and advertising expenses, amounted to $89.8 million, $83.6 million and $72.2 million in 2004, 2003 and 2002, respectively.

NOTE 13    SEGMENT REPORTING

The Company operates exclusively in the food-service industry and has determined that its reportable segments are those that are based on the Company’s methods of internal reporting and management structure. The Company’s reportable segments are Wendy’s, Hortons and Developing Brands. Developing Brands includes Baja Fresh and Cafe Express. Baja Fresh and Cafe Express were acquired on June 19, 2002 and February 2, 2004, respectively. There were no material amounts of revenues or transfers among reportable segments.

The table below presents information about reportable segments:

(In thousands)	Wendy’s	Hortons	Developing Brands(2)		Total
2004
Revenues	$2,433,101	$995,638	$206,699		$3,635,438
% of total	66.9%	27.4%	5.7%		100.0%

Operating income (loss)	272,362	247,485	(38,347)	(1)	481,500
% of total	56.6%	51.4%	(8.0)%		100.0%
% of revenues	11.2%	24.9%	(18.6)%		13.2%

Capital expenditures	166,498	153,214	21,340		341,052
Total assets	1,845,557	1,111,653	189,142		3,146,352

2003
Revenues	$2,190,809	$806,644	$151,459		$3,148,912
% of total	69.6%	25.6%	4.8%		100.0%

Operating income (loss)	264,050	204,431	(4,554)		463,927
% of total	56.9%	44.1%	(1.0%)		100.0%
% of revenues	12.1%	25.3%	(3.0%)		14.7%

Capital expenditures	214,123	93,548	34,240		341,911
Total assets	1,848,326	883,466	348,648		3,080,440

2002
Revenues	$2,010,441	$651,059	$68,761		$2,730,261
% of total	73.6%	23.9%	2.5%		100.0%

Operating income	262,541	158,129	1,143		421,813
% of total	62.2%	37.5%	0.3%		100.0%
% of revenues	13.1%	24.3%	1.7%		15.4%

Capital expenditures	240,029	76,461	14,321		330,811
Total assets	1,683,602	673,113	318,798		2,675,513

(1)	Includes $21.7 million of store closure and impairment costs related to Baja Fresh. See also Note 9 to the Consolidated Financial Statements.
(2)	Included in Developing Brands operating income for 2003 and 2002 are losses of $2.0 million and $1.2 million, respectively, related to the Company’s equity investment in Cafe Express. The Company had previously included these results accounted for using the equity method in corporate charges (see following table.) Revenues and capital expenditures for 2003 and 2002 do not include Cafe Express. Baja Fresh was acquired on June 19, 2002. Information prior to that date is not included.

A reconciliation of reportable segment operating income to consolidated operating income follows:

(In thousands)	2004	2003	2002
Reportable segment operating income	$481,500	$463,927	$421,813
Goodwill impairment(1)	(190,000)	0	0
Corporate charges(2)	(64,896)	(45,485)	(40,445)

Consolidated operating income	$226,604	$418,442	$381,368

(1)	In the fourth quarter of 2004, the Company recorded a $190 million goodwill impairment related to Baja Fresh. See also Note 2 to the Consolidated Financial Statements.
(2)	Corporate charges include certain overhead costs which are not allocated to individual segments.

A reconciliation of total reportable segment assets to consolidated total assets follows:

(In thousands)	2004	2003
Total assets	$3,146,352	$3,080,440
Corporate assets	51,192	52,522

Consolidated total assets	$3,197,544	$3,132,962

Significant non-cash items included in reportable segment operating income follows:

(In thousands)	Wendy’s	Hortons	Developing Brands		Total
2004
Depreciation and amortization	$110,033	$55,950	$14,783		$180,766

2003
Depreciation and amortization	$115,423	$41,503	$8,655	(1)	$165,581

2002
Depreciation and amortization	$106,616	$30,730	$3,608	(1)(2)	$140,954

(1)	Prior to February 2004, the Company accounted for its investment in Cafe Express using the equity method. Depreciation and amortization amounts prior to that date do not include Cafe Express.
(2)	Baja Fresh was acquired on June 19, 2002. Information prior to that date is not included.

A reconciliation of total reportable segment depreciation and amortization expense to consolidated depreciation and amortization expense follows:

(In thousands)	2004	2003	2002
Depreciation and amortization	$180,766	$165,581	$140,954
Corporate charges	1,409	2,263	1,819

Consolidated depreciation and amortization expense	$182,175	$167,844	$142,773

Revenues and long-lived asset information by geographic area follows:

(In thousands)	U.S.	Canada	Other International	Total
2004
Revenues	$2,475,253	$1,138,583	$21,602	$3,635,438
Long-lived assets	1,688,831	656,386	4,603	2,349,820

2003
Revenues	$2,197,065	$934,888	$16,959	$3,148,912
Long-lived assets	1,567,128	583,378	3,801	2,154,307

2002
Revenues	$1,980,857	$733,799	$15,605	$2,730,261
Long-lived assets	1,403,210	438,629	3,551	1,845,390

NOTE 14    RECENTLY ISSUED ACCOUNTING STANDARDS

In October 2004, the Emerging Issues Task Force (“EITF”) of the FASB ratified the consensuses reached on Issue No. 04-01, “Accounting for Preexisting Relationships between the Parties to a Business Combination”. The EITF requires that all preexisting relationships between two parties that have consummated a business combination should be evaluated to determine if settlement of a preexisting contract has occurred requiring accounting separate from the business combination. The Issue also requires that the acquisition of a right to use recognized or unrecognized intangible assets be included as part of the business combination and recognized as an intangible asset separate from goodwill. A settlement gain or loss is also required to be recognized in conjunction with the effective settlement of a lawsuit or executory contract in a business combination. The consensuses reached are effective for business combinations consummated and goodwill impairment tests performed in reporting periods beginning after October 13, 2004. The Company will adopt the consensuses in this Issue in the first quarter of 2005. The Company is currently evaluating the impact of adoption, but does not expect it to have a significant impact on its financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award using an option-pricing model. The cost of the awards, including the related tax effects, will be recognized over the vesting period of the award. This statement eliminates the alternative to use the intrinsic value method for valuing stock based compensation, which typically resulted in recognition of no compensation cost. This statement is effective for interim or annual periods beginning after June 15, 2005, with early adoption encouraged. The Company will adopt SFAS No. 123R in the first quarter of 2005 using the modified retrospective application whereby the Company will retroactively apply SFAS No. 123R, which will impact all prior periods presented to give effect to the fair-value-based method of accounting for stock options on a basis consistent with the pro forma disclosures provided in Note 1 to the Consolidated Financial Statements. The net income impact, however, may be different than that disclosed in Note 1 to the Consolidated Financial Statements because SFAS No. 123R specifies different income tax treatments than SFAS No. 123. The presentation of cash flows will also be affected due to a change in treatment for tax benefits realized. The Company is currently in the process of evaluating the tax implications.

NOTE 15    QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter	First		Second		Third		Fourth
(In thousands, except per share data)	2004	2003	2004	2003	2004	2003	2004	2003
Revenues	$834,753	$694,024	$908,902	$785,985	$914,028	$806,528	$977,755	$862,375
Gross profit(1)	161,252	140,633	194,096	172,614	187,856	179,435	175,765	188,772
Net income (loss)(2)	52,755	43,893	71,619	61,115	69,099	66,288	(141,438)	64,703
Basic earnings per common share(2)	.46	.38	.63	.54	.61	.58	(1.24)	.57
Diluted earnings per common share(2)	.45	.38	.62	.53	.60	.58	(1.24)	.56

(1)	Total revenues less cost of sales, company restaurant operating costs, operating costs and depreciation.
(2)	The fourth quarter of 2004 includes a pretax $190.0 million goodwill impairment charge ($186.6 million after-tax) and $19.4 million pretax ($12.4 million after-tax) of store closure and impairment charges related to Baja Fresh. See Notes 2 and 9 to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Officers and Directors

Executive Officers

John T. Schuessler

Chairman of the Board, Chief Executive Officer and President, Director

Kerrii B. Anderson

Executive Vice President and Chief Financial Officer, Director

Thomas J. Mueller

President and Chief Operating Officer, North America

Jonathan F. Catherwood

Executive Vice President and Treasurer

Jeffrey M. Cava

Executive Vice President

Kathie T. Chesnut

Executive Vice President

John M. Deane

Executive Vice President

Leon M. McCorkle, Jr.

Executive Vice President, General Counsel and Secretary

Daniel L. Boone

Senior Vice President, General Controller and Assistant Secretary

Director who is also an Officer of Tim Hortons

Paul D. House

President and Chief Operating Officer, Tim Hortons, Director

Outside Directors

Ann B. Crane

President and Chief Executive Officer, Crane Group

Janet Hill

Vice President, Alexander & Associates, Inc.

Thomas F. Keller

R.J. Reynolds Professor Emeritus of Business Administration, and Dean Emeritus, Fuqua School of Business,

Duke University, Retired Dean, Fuqua School of Business, Retired Dean, Fuqua School of Business Europe

William E. Kirwan

Chancellor, University System of Maryland

David P. Lauer

Retired President and Chief Operating Officer, Bank One, Columbus, NA

J. Randolph Lewis

Senior Vice President, Distribution and Logistics, Walgreen Co.

James F. Millar

Retired Executive Director – Strategic Initiatives Cardinal Health, Inc.

James V. Pickett

Chairman, The Pickett Realty Advisors Inc.

John R. Thompson

Senior Vice President and General Manager, BestBuy.com, a subsidiary of Best Buy Co., Inc.

Wendy’s International, Inc. and Subsidiaries

Market for Common Stock and Related Stockholder Matters

Wendy’s International, Inc. shares are traded on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges (trading symbol: WEN). Options in Wendy’s shares are traded on the Pacific Stock Exchange.

Market Price of Common Stock

2004	High	Low	Close
First Quarter	$42.75	$37.24	$40.69
Second Quarter	42.12	33.94	34.84
Third Quarter	37.30	32.47	33.60
Fourth Quarter	39.50	31.74	39.26

2003	High	Low	Close
First Quarter	$29.95	$23.97	$27.51
Second Quarter	31.50	26.72	28.97
Third Quarter	33.46	27.37	32.30
Fourth Quarter	41.55	32.20	39.24

At March 7, 2005, the Company had approximately 68,200 shareholders of record.

Dividends Declared Per Share

Quarter	2004	2003
First	$.12	$.06
Second	.12	.06
Third	.12	.06
Fourth	.12	.06

Selected Financial Data

	2004	2003	2002	2001	2000
Operations (In millions)
Retail sales	$2,936	2,534	2,187	1,925	1,808
Revenues	$3,635	3,149	2,730	2,391	2,237
Income before income taxes	$184	378	346	307	271
Net income	$52	236	219	194	170

Financial Position (In millions)
Total assets	$3,198	3,133	2,723	2,084	1,958
Property and equipment, net	$2,350	2,154	1,845	1,648	1,497
Long-term obligations	$594	693	682	451	248
Company-obligated mandatorily redeemable preferred securities	$0	0	0	200	200
Shareholders’ equity	$1,716	1,759	1,449	1,030	1,126

Other Data (In millions)
Capital expenditures	$341	342	331	301	276

Per Share Data
Net income — basic	$.46	2.07	1.96	1.72	1.48
Net income — diluted	$.45	2.05	1.89	1.65	1.44
Dividends	$.48	.24	.24	.24	.24
Market price at year end	$39.26	39.24	27.07	29.17	26.25

WENDY’S INTERNATIONAL, INC.

Safe Harbor Under The Private Securities Litigation Reform Act Of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in the 2004 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition.    The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions.    The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations.    The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation.    The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans.    The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations.    The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants.    The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment.    The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants.    The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions.    The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in the 2004 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders, or to update them to reflect events or circumstances occurring after the date these materials were first furnished to shareholders, or to reflect the occurrence of unanticipated events.

WENDY’S INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2005

AMC Dublin Village Theatres • 6700 Village Parkway • Dublin, OH 43017

(614) 429-0100 • Meeting begins at 8:00 a.m. • Doors open at 7:15 a.m.

Shareholders are invited to attend the Annual Meeting of Shareholders, which will be from 8:00 a.m. to approximately 8:35 a.m. (doors open at 7:15 a.m.) EDT. The event will consist of a brief business meeting, discussion of 1st Quarter 2005 results and a review of shareholder proposals.

For shareholders of record, an admission ticket (which is attached to the enclosed Proxy) and government-issued picture identification will be required to enter the meeting.

Shareholders owning common shares through a broker, bank or other record holder must bring evidence of ownership as of March 7, 2005, such as an account statement, proxy issued by the record holder or other acceptable document in addition to a government-issued picture identification.

A representative of a corporation, limited liability company, partnership or other legal entity that is a shareholder must also present acceptable evidence of authority to represent such entity at the meeting. Only one representative of an entity will be admitted.

AN INDIVIDUAL ARRIVING AT THE MEETING SITE WITHOUT AN ADMISSION TICKET, ACCOUNT STATEMENT, PROXY ISSUED BY THE RECORD HOLDER OR OTHER ACCEPTABLE DOCUMENT AND A GOVERNMENT-ISSUED PICTURE IDENTIFICATION WILL NOT BE ADMITTED UNLESS THE COMPANY CAN OTHERWISE VERIFY OWNERSHIP AS OF THE RECORD DATE. SEATING AT THE MEETING IS LIMITED AND ADMISSION IS ON A FIRST-COME, FIRST-SERVED BASIS. CAMERAS, CELL PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

The meeting, which will be much shorter than in previous years, will be broadcast live over the internet beginning at 8:00 a.m. EDT at www.wendys-invest.com and will be archived on the site. For further information, contact Wendy’s Investor Relations Department at 1-800-443-7266, extension 3138.

Directions:

Exit heading south onto Sawmill Road (Exit 20) from I-270 which is located in the northwest section of the greater Columbus, Ohio area.

Travel approximately  1/2 mile and turn right onto Village Parkway. AMC Theatres are located in the Dublin Village Shopping Center located on Village Parkway.

Dear Wendy’s International, Inc. Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy’s International, Inc. The meeting will be held at the AMC Theatres, 6700 Village Parkway, Dublin, Ohio 43017, on Thursday, April 28, 2005, beginning at 8:00 a.m., local time.

We will elect directors; ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year; consider two Shareholder Proposals, if presented at the Annual Meeting, as described on pages 20 to 24 of the Proxy Statement; and transact such other business as may properly come before the meeting. We will also announce the Company’s financial results for the first quarter. If you plan to attend the meeting, please note the attendance requirements described on the enclosed proxy form.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy’s directors.

As an alternative, we are offering shareholders the opportunity to vote their shares electronically through the internet or by telephone. To vote by internet, log on to www.voteproxy.com and follow the on-screen instructions. To vote by telephone (touch-tone phone only), call 1-800-PROXIES and follow the recorded instructions. Please have the proxy card available when you vote by internet or telephone.

Sincerely,

/s/    Jack Schuessler

Chairman of the Board and

Chief Executive Officer

If you plan to attend the Annual Meeting of Shareholders, please mark the box on the enclosed Proxy Card and tear off the attached Admission Ticket and bring it with you to the meeting.

The Admission Ticket and a government-issued picture identification will be required to enter the meeting.

ADMISSION TICKET

WENDY’S INTERNATIONAL, INC.

Annual Meeting of Shareholders

April 28, 2005

8:00 a.m., Local Time

If you plan to attend the Annual Meeting, please mark the box on the reverse side of the

Proxy Card and keep this portion as your Admission Ticket.

WENDY’S INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting

April 28, 2005

The undersigned hereby constitutes and appoints John T. Schuessler, Kerrii B. Anderson and Leon M. McCorkle, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy’s International, Inc. to be held at the AMC Theatres, 6700 Village Parkway, Dublin, Ohio 43215, on Thursday, April 28, 2005, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you either sign and return this card or vote electronically.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year, and AGAINST the Shareholder Proposals.

(If you have written in the space below, please mark the corresponding box on the reverse side of the card)

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF THE SHAREHOLDERS OF

WENDY’S INTERNATIONAL, INC.

Thursday, April 28, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ACCOUNT NUMBER
– OR –
TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have the proxy card available when you call.
– OR –
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have the proxy card available when you access the web page.

¯  Please detach and mail in the envelope provided IF you are not voting via telephone or the internet.  ¯

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: O John T. Schuessler O Kerrii B. Anderson O William E. Kirwan O Ann B. Crane		2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Approval of the Shareholder Proposal regarding a report on genetically engineered products.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)			4. Approval of the Shareholder Proposal regarding a report on the feasibility of controlled-atmosphere killing of chickens by suppliers.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here. ●

5.     In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the nominees, FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current year, and AGAINST the Shareholder Proposals.

I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

				Please check here if you have written comments on the reverse side hereof.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	Please check here if you wish to attend the meeting.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

             attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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